Exhibit 2.1

EXECUTION VERSION

SIERRA WIRELESS, INC.

and

13548597 CANADA INC.

and

SEMTECH CORPORATION

ARRANGEMENT AGREEMENT

August 2, 2022

(i)

SCHEDULES

Schedule A	Plan of Arrangement

Schedule B	Arrangement Resolution

Schedule C	Representations and Warranties of the Company

Schedule D	Representations and Warranties of the Purchaser

Schedule E	Key Regulatory Approvals

Schedule F	Form of D&O Support and Voting Agreement

(ii)

ARRANGEMENT AGREEMENT

THIS AGREEMENT is made as of August 2, 2022,

BETWEEN:

13548597 Canada Inc., a corporation existing under the laws of Canada.

- and -

Semtech Corporation, a corporation existing under the laws of the State of Delaware.

- and -

Sierra Wireless, Inc., a corporation existing under the laws of Canada.

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

Section 1.1 Defined Terms.

In addition to the terms defined elsewhere in this Agreement, including the schedules attached hereto, as used in this Agreement, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof with the Company on customary terms that (a) are not materially less favorable, in the aggregate, to the Company than those contained in the Non-Disclosure Agreement, (b) do not prohibit the Company from providing any information to the Purchaser in accordance with Article 5, and (c) do not require the Company or any of its Subsidiaries to reimburse the costs or expenses of any Person.

“Accounts Receivable Purchase Program” means the Company’s uncommitted Receivables Purchase Agreement with the Canadian Imperial Bank of Commerce, as purchaser.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement and other than any transaction involving only the Company and one or more of its wholly-owned Subsidiaries, any offer, proposal or inquiry (written or oral) from any Person or group of Persons other than the Purchaser (or any affiliate of the Purchaser) made after the date of this Agreement relating to (a) any direct or indirect sale, disposition, alliance or joint venture (or any lease, license, long-term supply agreement or other arrangement having the same economic effect as a sale), in a single transaction or a series of related transactions, of, or involving, assets (including voting or equity securities of, or securities convertible into or exercisable or exchangeable for voting or equity securities of, Subsidiaries of the Company) representing 20% or more of the consolidated assets or contributing 20% or more of the consolidated revenue of the Company and its Subsidiaries, taken as a whole, or 20% or more of the voting or equity securities of the Company (including securities convertible into or exercisable or exchangeable for voting or equity securities), (b) any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance or other transaction, in a single transaction or a series of transactions, that, if consummated, would result in such Person or group of Persons beneficially owning, or exercising control or direction over, 20% or more of any class of voting or equity securities (including securities convertible into or exercisable or exchangeable for such voting or equity securities) of the Company (or any of its Subsidiaries whose assets individually or collectively represent 20% or more of the consolidated assets, or contribute 20% or more of the consolidated revenue, of the Company and its Subsidiaries, taken as a whole) then outstanding (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for such voting or equity securities), or (c) any arrangement, merger, amalgamation, consolidation, security exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or exclusive license, in a single transaction or series of transactions involving the Company or any of its Subsidiaries whose assets individually or collectively represent 20% or more of the consolidated assets, or contribute 20% or more of the consolidated revenue, of the Company and its Subsidiaries, taken as a whole, in each case, determined based upon the most recently publicly available consolidated financial statements of the Company.

“Actively Employed” means an Employee’s period of actual and active employment with the Company and its Subsidiaries (or, after the Closing, with the Parent and its Subsidiaries), including any period of paid time off or other approved leave of absence, and, except as expressly required by applicable employment standards legislation, no period of notice or payment in lieu of notice that is given (or ought to have been given) by or to an Employee which follows or is in respect of a period which follows the Employee’s last day of actual and active employment with Company and its Subsidiaries (or, after the Closing, with the Parent and its Subsidiaries) will be deemed to extend any Employee’s employment for the purposes of determining any right to receive any bonus, retention payment or equity grants and, except as provided herein or as required by applicable Law, no Employee will have any entitlement to damages or other compensation arising from or related to not receiving any bonus, retention payment or equity grant, which may have been awarded or may have been paid after the Employee’s last day of active employment with the Company and its Subsidiaries (or, after the Closing, with the Parent and its Subsidiaries) or if working notice of termination had been given, including but not limited to damages in lieu of notice at common law.

“affiliate” has the meaning specified in NI 45-106 – Prospectus Exemptions as in effect on the date of this Agreement.

“Agreement” means this arrangement agreement between the Parent, the Purchaser and the Company (including the Schedules hereto) as it may be amended, modified or supplemented from time to time in accordance with its terms.

“Anti-Bribery Laws” has the meaning specified in Paragraph (41) of Schedule C.

“Anti-Spam Laws” means, collectively, (a) An Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-Television and Telecommunications Commission Act (Canada), the Competition Act, the Personal Information Protection and Electronic Documents Act (Canada) and the Telecommunications Act, S.C. 2010, c. 23, along with its associated regulations, (b) similar Laws in other jurisdictions (including the TCPA and CAN-SPAM); and (c) binding and applicable practice guidelines, bulletins and enforcement advisories issued by any Governmental Entity in connection with those Laws in clauses (a) and (b) of this definition.

“ARC” means an advance ruling certificate pursuant to Section 102 of the Competition Act.

“Arm’s Length” has the meaning that it has for purposes of the Tax Act.

“Arrangement” means an arrangement under Section 192 of the CBCA in accordance with the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with its terms, the terms of this Agreement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Meeting, substantially in the form of Schedule B.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement required by the CBCA to be sent to the Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in a form and content satisfactory to the Company and the Purchaser, each acting reasonably.

“Authorization” means, with respect to any Person, any order, permit, approval, certification, accreditation, consent, waiver, registration, licence or similar authorization of, or agreement with, any Governmental Entity, whether by expiry or termination of an applicable waiting period or otherwise, that is binding upon or applicable to such Person, or its business, assets or securities.

“Board” means the board of directors of the Company as constituted from time to time.

“Board Recommendation” has the meaning specified in Section 2.4(2).

“Breaching Party” has the meaning specified in Section 4.12(3).

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Vancouver, British Columbia, New York, New York or Los Angeles, California.

“Business System” means any computer hardware, operating system, firmware, middleware, server, workstation, router, hub, switch, data communications line, hosting infrastructure, peripheral device or all other information technology equipment or element, Software, database engine, technology infrastructure or other computer system.

“CBCA” means the Canada Business Corporations Act.

“Certificate of Arrangement” means the certificate giving effect to the Arrangement issued by the Director pursuant to Subsection 192(7) of the CBCA in respect of the Articles of Arrangement.

“Change in Recommendation” has the meaning specified in Section 7.2(1)(d)(ii).

“Circular” means the notice of the Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto, to be sent to each Shareholder and other Persons as required by the Interim Order and Law in connection with the Meeting, as amended, modified or supplemented from time to time in accordance with the terms of this Agreement.

“Closing” has the meaning specified in Section 2.8.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Agreement” means any collective agreement, collective bargaining agreement, works council agreement, or related document, including any arbitration decision, letter or memorandum of understanding or agreement, letter of intent, amendment to any such agreement or other written communication with bargaining agents which covers or would pertain to the employment of any Employee or impose any obligations upon the Company and/or any of its Subsidiaries.

“Commercial Electronic Message” means an electronic message, the content, the hyperlink or the contact details of which could reasonably be interpreted as encouraging the participation in commercial activity.

“Commissioner of Competition” means the Commissioner of Competition appointed pursuant to Subsection 7(1) of the Competition Act or his designee.

“Communications Act” means the United States Communications Act of 1934, as amended, 47 USC §151 et seq.

“Company” means Sierra Wireless, Inc., a corporation existing under the laws of Canada.

“Company Assets” means all of the assets (tangible, corporeal, intangible and incorporeal), properties (real or personal), rights, interests, Contracts or Authorizations (whether contractual or otherwise) owned, leased, licensed or otherwise used or held for use by the Company or any of its Subsidiaries, including the Company Owned Properties and the Company Leased Properties, equipment, fixtures, furniture, furnishings, office equipment, Company Intellectual Property, Business Systems and Company Data, to the extent that such Company Data is owned by the Company or any Subsidiary of the Company, for greater certainty, excluding all such Company Data (including End User Data and Personal Information) that the Company or any of its Subsidiaries Processes in its capacity as a provider of its products or services or a data processor or third party service provider pursuant to a Contract.

“Company Data” means any and all information and data, including any Personal Information, collected, processed or otherwise controlled or held by, or in the possession of, the Company or any of its Subsidiaries regarding the Company or its Subsidiaries’ current, former or prospective partners, customers, suppliers, processors, service providers, vendors, end users (including End User Data), Employees, consultants, agents, independent contractors, temporary workers or any other Person.

“Company Disclosure Letter” means the disclosure letter dated the date of this Agreement and delivered by the Company to the Purchaser with the execution of this Agreement.

“Company Filings” means all documents publicly filed under the profile of the Company on SEDAR and/or EDGAR, as the case may be, on or after January 1, 2020.

“Company Intellectual Property” means, collectively, the Owned Intellectual Property and the Licensed Intellectual Property.

“Company Lease” means any lease, sublease, license, occupancy agreement, or other agreement pursuant to which the Company or any of its Subsidiaries is vested with rights to use or occupy the Company Leased Properties, as amended, modified or supplemented or renewed.

“Company Leased Property” means any real property leased, subleased, licensed or otherwise used or occupied by the Company or any of its Subsidiaries.

“Company Option Plan” means the Company’s amended and restated 1997 stock option plan, effective as of April 28, 2021.

“Company Owned Property” has the meaning specified in Paragraph (25) of Schedule C.

“Company Owned Software” has the meaning specified in Paragraph (29) of Schedule C.

“Company Platforms” means, collectively, all digital platforms through which the Company and its Subsidiaries offer cloud and/or connectivity services to their customers, including without limitation the Company’s IoT cloud platform.

“Company Products” means products made, distributed, or otherwise made available by the Company and/or any of its Subsidiaries to its customers.

“Company Related Parties” has the meaning specified in Section 8.3(2).

“Company RSU Plans” means (i) the Company’s 2011 treasury based restricted share unit plan, effective as of May 17, 2011 (ii) the Company’s amended and restated restricted share unit plan, effective as of May 9, 2007, as amended and (iii) the PRSU Arrangement.

“Company Software” means any Software or database (including any source code, object code or any related documentation) that is: (i) owned by the Company and/or any of its Subsidiaries, (ii) licensed, used or held for use in the operation of the business of the Company or any of its Subsidiaries (including the provision of Company Products and services to partners, customers and end users), or (iii) integrated into any of the Company Products made, distributed or otherwise made available by the Company and/or any of its Subsidiaries.

“Competition Act” means the Competition Act (Canada).

“Competition Act Approval” means, in respect of the transactions contemplated by this Agreement, the occurrence of one or more of the following: (i) the issuance of an ARC that has not been rescinded, or (ii) both of (A) the receipt of a No Action Letter, and (B) the expiry, waiver or termination of any applicable waiting periods under section 123 of the Competition Act.

“Compliant” means, with respect to the Required Information, (a) such financial information does not contain any untrue statement of a material fact regarding the Company or omit to state any material fact regarding the Company necessary in order to make such financial information not misleading in light of the circumstances in which they were made, (b) no audit opinion or authorization letter with respect to any financial statements contained in the Required Information shall have been withdrawn, amended or qualified (it being understood that in the case of withdrawal of any audit opinion, the Required Information shall not be Compliant until a new unqualified audit opinion is issued with respect thereto by the independent registered public accounting firm of the Company or another independent public accounting firm reasonably acceptable to the Purchaser), (c) the Company has not issued any public statement indicating its intent to, or determined that it is or may be required to, restate any financial statements of the Company included in Required Information or that any such restatement is under consideration (in which case the Required Information shall not be Compliant until such restatement has been completed and the relevant financial statements have been amended or the Company has announced that it has concluded that no restatement is required) and (d) (i) the financial statements and other financial information included in the Required Information are, and remain, compliant in all material respects with all applicable requirements of Regulation S-X and Regulation S-K under the United States Securities Act of 1933 and sufficient to permit any financing sources to receive customary comfort letters with respect to such Required Information (including customary negative assurance comfort with respect to periods following the end of the latest fiscal year and fiscal quarter for which historical financial statements are included) on any date during, or promptly following the conclusion of, the Marketing Period and (ii) the auditors that have reviewed or audited such financial information have confirmed they are prepared to issue (subject to completion of their normal practices and procedures) customary comfort letters, including customary negative assurance comfort, upon any pricing date and any closing relating to any issuance of securities occurring during, or promptly following the conclusion of, the Marketing Period.

“Consideration” means US$31.00 in cash per Share, without interest.

“Constating Documents” means notice of articles, articles of incorporation, amalgamation, arrangement or continuation, certificate of incorporation, articles and memorandum of association, by-laws and any and all other constating documents, in each case as applicable, and all amendments thereto.

“Continuing Employee” has the meaning specified in Section 4.17(1).

“Contract” means any written or oral agreement, commitment, engagement, contract, franchise, licence, lease, sublease, obligation, note, bond, mortgage, indenture, deferred or conditioned sale agreement, general sales agent agreement, undertaking or joint venture, in each case, together with any amendment, modification or supplement thereto, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of their respective properties (including the Company Leased Properties) or assets is subject.

“Court” means the Supreme Court of British Columbia.

“Covered Bonus” has the meaning specified in Section 4.17(4).

“Covered Financing” has the meaning specified in Section 4.9(1).

“Covered Persons” has the meaning specified in Section 4.17(4).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, mutations or variances thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means commercially reasonable actions in response to COVID-19 and which a Person reasonably believes necessary to take or refrain from taking in the operation of their business as a result of COVID-19 in order to comply with any health, quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, mask wearing, temperature taking, personal declaration, curfew, shut down, closure, safety, sequester, travel restrictions or other similar Laws, or any other similar directives issued by any Governmental Entity in connection with or in response to COVID-19.

“COVID-19 Subsidies” means the Canada Emergency Wage Subsidy, promulgated under Bill C-14 and assented to on April 11, 2020, the U.S. CARES Act, the U.S. Families First Corona Virus Response Act, and the U.S. Coronavirus Preparedness and Response Supplemental Appropriations Act, each as amended, and any other COVID-19 related loan or financial assistance program or direct or indirect wage subsidy offered by a Governmental Entity.

“COVID-19 Subsidies Returns” means any and all Tax Returns filed or required to be filed, or required to be kept on file in respect of COVID-19 Subsidies.

“CRTC” means the Canadian Radio-television and Telecommunications Commission.

“D&O Support and Voting Agreement” means each support and voting agreement entered into between the Purchaser and a director or member of Senior Management substantially in the form of Schedule F.

“Data Breach” means any (a) loss, theft of, or unauthorized or unlawful access to Personal Information or sensitive non-public Company Data related to the business of the Company or any of its Subsidiaries that is or at such time was collected, used or held for use on information technology systems operated by Company or any of its Subsidiaries, including the Business Systems operated by the Company or any of its Subsidiaries or, (b) event that requires a data breach notice to any Person or Governmental Entity under Data Security and Privacy Requirements or any Contract to which the Company or any of its Subsidiaries is a party.

“Data Room” means the material contained as of 5:00 p.m. (Vancouver time) on the day before the date of this Agreement in the virtual data rooms established by the Company.

“Data Security and Privacy Requirements” means any and all (a) Laws with which the Company or any of its Subsidiaries is required to comply relating to privacy, the Processing of Personal Information, the security of Personal Information, data breach disclosure and notification, including, but not limited to, Canada’s Personal Information Protection and Electronic Documents Act, the European General Data Protection Regulation, the United Kingdom Data Protection Act, the China Personal Information Protection Law, the Korean Personal Information Protection Act, the Japan Act on the Protection of Personal Information, the Computer Fraud and Abuse Act, the Fair Credit Reporting Act and the California Consumer Privacy Act (and regulations issued thereunder), al. Civil Code §§ 1798.91.04-1798.91.05(b), state data breach notification laws in the United States, (b) provisions in Contracts between the Company or any of its Subsidiaries and any Person that are applicable to Processing of Personal Information, (c) Privacy Policies and (d) Anti-Spam Laws.

“Delisting Period” has the meaning specified in Section 4.14.

“Depositary” means such Person as the Company may appoint to act as depositary for the Arrangement, with the approval of the Purchaser, acting reasonably.

“Director” means the Director appointed pursuant to Section 260 of the CBCA.

“Disclosing Party” has the meaning specified in the definition of “Transferred Information”.

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

“DOL” has the meaning specified in Paragraph (34) of Schedule C.

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system maintained for purposes of filings made under the United States Securities Act of 1933, the Exchange Act and other statutes.

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

“Effective Time” has the meaning specified in the Plan of Arrangement.

“Electronic Address” means “electronic address” as defined in Anti-Spam Laws.

“Embargoed Jurisdictions” has the meaning specified in Paragraph (45) of Schedule C.

“Employee Plans” means all employee benefit plans, including “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), employment, consulting, health, welfare, medical, dental, life insurance, supplemental unemployment benefit, fringe benefit, retirement, vacation, bonus, profit sharing, savings, insurance, equity incentive (including the Incentive Plans), other forms of incentive compensation, deferred compensation, death benefit, termination, retention, change in control, severance, security purchase, security compensation, security option, security appreciation, phantom security, dividend, loan, disability, capital accumulation, defined benefit pension, registered and non-registered pension, funded and unfunded pension, multi-employer, supplemental retirement, and all other similar, plans, programs, practices, policies, trusts, funds, agreements or arrangements for the benefit of Employees, former employees, officers or directors, consultants, agents, service providers or independent contractors of the Company or any of its Subsidiaries, or any other Person, whether written or unwritten, funded or unfunded, insured or self-insured, registered or unregistered, which are maintained by or binding upon the Company or any of its Subsidiaries or in respect of which the Company or any of its Subsidiaries has any actual or potential liability, but does not include any statutory plans administered by a Governmental Entity, including the Canada Pension Plan, Quebec Pension Plan and plans administered pursuant to applicable federal, state or provincial health, workers’ compensation or employment/unemployment insurance legislation.

“Employees” means all current employees of the Company and its Subsidiaries, as the case may be, including part time and full-time employees, in each case, whether active or inactive, unionized or non-unionized.

“End User Data” collectively means the following as and to the extent applicable and relating to the accounts established for end users of Company Platforms and maintained, possessed or controlled, whether directly or indirectly through third party service providers, by the Company or its Subsidiaries:

(a)

the files and information reflected on the data processing system used by the Company or any of its Subsidiaries to process and service the accounts of end users of Company Platforms, including account numbers;

(b)	the historical reflection of the files and information referred to in clause (a), in whatever medium such files and information are stored;

(c)	all correspondence between the Company or any of its Subsidiaries and any end users of Company Platforms, and all customer service and collections correspondence, notes and other documentation;

(d)	all correspondence with Governmental Entities relating to any complaints by end users of Company Platforms and compliance with Laws;

(e)

all applications, documentation and correspondence with past or current end users of Company Platforms, Personal Information of past or current end users of Company Platforms, end user agreements, documentation of finance and other charges, and credit, payment and transaction history with respect to the accounts of end users of Company Platforms, and electronic statements of historical credit and payment activity; and

(f)

any other written records or materials of whatever form or nature (excluding, however, electronic media but including the information contained therein) arising from or relating to any of the foregoing to the extent related to an account of an end users of Company Platforms.

“Environmental Laws” means all Laws and all other statutory requirements relating to public health or the protection of the environment, including sewer systems, and all Authorizations issued pursuant to such Laws, agreements or other statutory requirements.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Exchanges” means the Toronto Stock Exchange and the Nasdaq Global Market.

“Excluded Information” means (a) any pro forma financial statements, (b) information regarding any pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments (excluding information that is historical financial information of the Company and is derivable without undue effort or expense by the Company from the books and records of the Company or any of its Subsidiaries), (c) risk factors relating to all or any component of the applicable Covered Financing, (d) any information with respect to any Person other than the Company and the Subsidiaries and (e) any financial or other information that is not readily available, maintained in the ordinary course of business and customarily required for the arrangement of debt financings similar to the applicable Covered Financing.

“Existing Financing Instruments” means (a) the amended and restated credit agreement dated January 19, 2022 among, inter alia, the Company, as borrower, Canadian Imperial Bank of Commerce, as administrative agent, and the lenders from time to time party thereto, (b) the credit agreement dated January 19, 2022 among, inter alia, the Company, as borrower, Canadian Imperial Bank of Commerce, as administrative agent, and the subordinated lenders from time to time party thereto, and (c) the standby letter of credit facility dated July 17, 2020, between the Company and the Toronto Dominion Bank.

“Fairness Opinions” means, collectively (a) the opinion of Qatalyst Partners LP to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions, limitations and qualifications set forth therein, the Consideration to be received by the Shareholders is fair, from a financial point of view, to such holders and (b) the opinion of BMO Capital Markets to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions, limitations and qualifications set forth therein, the Consideration to be received by the Shareholders is fair, from a financial point of view, to such holders.

“FCC” means the United States Federal Communications Commission.

“FCC Equipment Authorization” means authorization, pursuant to the Communications Act and the rules and policies of the FCC, which confirms compliance of radio frequency devices with the technical requirements of the Communications Act and the rules and policies of the FCC, in accordance with the procedures of certification, supplier’s declaration of conformity, and previously, declaration of conformity or verification.

“FCC License” means any licenses, permits and other authorizations (other than FCC Equipment Authorization), together with any renewals, extensions or modifications thereof, as well as any temporary waiver or special temporary authorization, issued by the FCC and granted to or held by the Company or any of its Subsidiaries.

“Final Order” means the final order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement under Section 192 of the CBCA, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably).

“Financing Sources” means the financing sources of the Purchaser that are party to the Debt Commitment Letter or any other agreement entered into in connection with any Covered Financing.

“Government Official” means any official, employee, or representative of any Governmental Entity or public international organization, any political party or employee thereof, or any candidate for political office.

“Governmental Entity” means (a) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, cabinet, board, bureau, minister, ministry, agency or instrumentality, domestic or foreign, (b) any subdivision, agent or authority of any of the foregoing, (c) any quasi-governmental or private body including any tribunal, commission, regulatory agency or self-regulatory organization exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, and (d) any Securities Authority or stock exchange, including the Exchanges.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“HSR Clearance” means that the applicable waiting period (including any extension thereof) pursuant to the HSR Act shall have expired or been terminated.

“Incentive Plans” means, collectively, (a) the Company Option Plan and (b) the Company RSU Plans.

“Incentive Securities” means, collectively, (a) the Options, (b) the RSUs, (c) the PSUs and (d) the PRSUs.

“Indebtedness” means, with respect to any Person, without duplication: (a) all obligations of such Person for borrowed money or with respect to loans, deposits or advances of any kind to such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under capitalized leases or purchase money obligations of such Person, all obligations of such Person for the deferred purchase price of property, goods or services (other than trade payables in the ordinary course), and all “earn-out” or similar obligations of such Person, (d) all monetary obligations of such Person owing under Swap Contracts or similar financial instruments (which amount shall be calculated based on the amount that would be payable by such Person if the relevant Contract or instrument were terminated on the date of determination), (e) all guarantees, indemnities or financial assistance obligations of such Person of, or in respect of, any Indebtedness of any other Person, (f) all obligations of such Person with respect to letters of credit and letters of guarantee, and (g) all obligations of such Person in respect of bankers’ acceptances, and including, for each of the clauses above, all principal, interest, prepayment premiums and penalties, and expenses and fees payable in connection therewith.

“Intellectual Property” means all intellectual property, in any jurisdiction throughout the world, whether or not registrable, including all: (a) patents, applications for patents and reissues, divisionals, continuations, renewals, re-examinations, extensions and continuations-in-part of patents or patent applications, (b) proprietary and non public business information, including inventions (whether patentable or not), invention disclosures, improvements, discoveries, trade secrets, confidential information, know-how, methods, models, formulas, algorithms, processes, designs, technology, technical data, schematics, formulae and customer lists, and proprietary rights in documentation relating to any of the foregoing, (c) copyrights, copyright registrations and applications for copyright registration, (d) integrated circuit, topographies, integrated circuit topography registrations and applications, mask works, mask work registrations and applications, (e) designs, design registrations, design registration applications, industrial designs, industrial design registrations and industrial design applications, (f) trade names, business names, corporate name, domain names, social media accounts and user names, social media identifiers and identities, website names and world wide web addresses, common law trade-marks, trade-mark registrations, trade mark applications, trade dress and logos, and the goodwill associated with any of the foregoing (g) all intellectual property rights in and to Software and technology, and (h) any other intellectual property and industrial property rights throughout the world.

“Interim Order” means the interim order of the Court pursuant to section 192 of the CBCA, in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Meeting, as such order may be amended, modified, supplemented or varied by the Court (provided that any such amendment, modification supplement or variation is acceptable to both the Company and the Purchaser, each acting reasonably).

“Investment Canada Act” means the Investment Canada Act (Canada).

“IP Licenses” has the meaning specified in Paragraph (27) of Schedule C.

“IRS” has the meaning specified in Paragraph (34) of Schedule C.

“ISED” means Innovation, Science and Economic Development Canada.

“Key Regulatory Approvals” means the approvals listed in Schedule E.

“Law” means, with respect to any Person, any and all applicable national, federal, provincial, state, municipal or local law (statutory, common, civil or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order, injunction, judgment, award, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law or are binding on the Person to which they purport to apply, published policies, guidelines, bulletins and enforcement advisories, standards, notices and protocols of any Governmental Entity, as amended.

“Licensed Intellectual Property” means all Intellectual Property (a) which is not Owned Intellectual Property, and (b) in which the Company or a Subsidiary has a right, interest, benefit, licence or permission to access, use, practice or otherwise enjoy or exploit, including pursuant to a Contract, covenant not to sue, custom or practice, Order or applicable Law.

“Lien” means any mortgage, charge, pledge, hypothec, security interest, international interest, prior claim, encroachments, option, right of first refusal or first offer, occupancy right, covenant, assignment, lien (statutory or otherwise), defect of title, or restriction or adverse right or claim, or other third-party interest or encumbrance of any kind, in each case, whether contingent or absolute.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days commencing on the Business Day upon which, or immediately following the day upon which, the Purchaser receives the Required Information and such Required Information is Compliant and throughout which period (a) the condition set forth in Section 6.1 (2) is satisfied, (b) such Required Information is and remains Compliant and (c) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.1 or Section 6.2 to be incapable of satisfaction at the Closing, assuming the Closing were to be scheduled for any time during such period. For the avoidance of doubt, if any of the conditions set forth in the preceding clauses (a), (b) or (c) ceases to be satisfied at any time during the Marketing Period, the Marketing Period will be deemed not to have commenced. Notwithstanding anything to the contrary herein, (i) the Marketing Period shall commence no earlier than September 6, 2022, (ii) January 16, 2023 and February 20, 2023 shall each be excluded for purposes of, but shall not reset, the Marketing Period (and the Marketing Period shall not be required to be consecutive to the extent of such days), (iii) if the Marketing Period has not ended on or prior to November 18, 2022, the Marketing Period shall commence no earlier than November 28, 2022 and (iv) if the Marketing Period has not ended on or prior to December 18, 2022, the Marketing Period shall commence no earlier than January 3, 2023. Notwithstanding the foregoing (i) the Marketing Period shall end on any earlier date that is the date on which the proceeds of the Committed Debt Financing or any Alternative Financing are obtained by Parent or Purchaser in the amount contemplated under the Debt Commitment Letter as in effect as of the date hereof, and (ii) whether or not commenced, if the final day of the Marketing Period would otherwise be later than the third (3rd) Business Day prior to the Outside Date, then the final day of the Marketing Period shall be deemed to be the third (3rd) Business Day prior to the Outside Date; provided that this clause (ii) shall not apply if the Outside Date is subsequently extended in accordance with the terms hereof. If the Company shall in good faith reasonably believe that it has provided the Required Information to the Purchaser and that the Required Information is Compliant, the Company may deliver to the Purchaser a written notice to that effect (stating the date on which it believes it completed such delivery), in which case the Company shall be deemed to have complied with the requirement hereunder to deliver the Required Information that is Compliant (as of such date of delivery, it being understood that such Required Information must remain Compliant for the Marketing Period) unless the Purchaser in good faith reasonably believes that the Company has not completed the delivery of Required Information that is Compliant and, within three (3) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Information the Purchaser believes the Company has not delivered or is not Compliant at that time); provided that it is agreed that the delivery of such written notice from the Purchaser to the Company will not prejudice the Company’s right to assert that the Required Information has in fact been delivered and is Compliant.

“Matching Period” has the meaning specified in Section 5.4(1)(d).

“Material Adverse Effect” means any change, event, occurrence, effect, state of facts and/or circumstance that, individually or in the aggregate with other changes, events, occurrences, effects, states of facts or circumstances, is or would reasonably be expected to be material and adverse to the business, operations, results of operations, assets, properties, financial condition, liabilities (contingent or otherwise) of the Company and its Subsidiaries, taken as a whole, except any such change, event, occurrence, effect, state of facts or circumstance resulting from or arising in connection with:

(a)

any change, event, occurrence, effect, state of facts or circumstance generally affecting the wireless communications and information technology industry in which the Company and/or its Subsidiaries operate;

(b)

changes, events or occurrences in general economic, political, or financial conditions in any jurisdiction in which the Company or its Subsidiaries operate, including changes in currency exchange rates;

(c)

any hurricane, flood, tornado, earthquake or other natural disaster, epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any worsening of such conditions existing as of the date of this Agreement;

(d)	commencement or escalation of a war (whether or not declared), armed hostilities or acts of crime or terrorism;

(e)	any change in Law, U.S. GAAP or changes in regulatory accounting or tax requirements, or in the interpretation, application or non-application of the foregoing by any Governmental Entity;

(f)

any specific action taken (or omitted to be taken) by the Company or any of its Subsidiaries that is expressly required to be taken (or expressly prohibited to be taken) pursuant to this Agreement or that is taken (or omitted to be taken) with the prior written consent, or at the written direction of, the Purchaser;

(g)

any change in the market price or any change in the trading volume of the Shares (it being understood that the causes underlying such change in market price or trading volume may, to the extent not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred);

(h)	the identity of, or any facts or circumstances relating to, the Parent, the Purchaser or their respective affiliates;

(i)

the failure by the Company to meet any internal forecasts, projections or earnings guidance or expectations, or any external forecasts, projections or earnings guidance or expectations provided or publicly released by the Company or equity analysts (it being understood that the causes underlying such matters may, to the extent not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred);

(j)

Proceedings brought following the date of this Agreement by and on behalf of Shareholders relating to this Agreement or the transactions contemplated hereby (it being understood that the causes underlying such Proceeding may, to the extent not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred); or

(k)

any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company or any of its Subsidiaries with any Governmental Entity or any of their current or prospective employees, customers, Securityholders, financing sources, vendors, distributors, suppliers or partners, in each case, to the extent resulting from the announcement of this Agreement or the Arrangement or the implementation of the Arrangement (it being understood that this clause (k) shall not apply to any representation or warranty or the satisfaction of any condition precedent to the extent the purpose of such representation or warranty or condition is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Arrangement);

provided, however, if any change, event, occurrence, effect, state of facts and/or circumstance referred to in clauses (a) through to and including (e) above has a disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other entities operating in the industries and businesses in which the Company and its Subsidiaries operate, such effect may be taken into account in determining whether a Material Adverse Effect has occurred (in which case only the incremental disproportionate adverse effect may be taken into account in determining whether there has occurred a Material Adverse Effect). References in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretative for purposes of determining whether a Material Adverse Effect has occurred.

“Material Authorization” means any Authorization to which the Company or any of its Subsidiaries is a party or by which it is bound that is material to the Company and its Subsidiaries, taken as a whole.

“Material Company Lease” means any Company Lease in respect of a Material Company Leased Property.

“Material Company Leased Property” means any Company Leased Property pursuant to a Company Lease with payments in excess of $1,000,000 per annum.

“Material Contract” means any Contract (other than any Employee Plan):

(a)

under which the Company or any of its Subsidiaries has received payment in excess of $10,000,000 during the fiscal year ended December 31, 2021, or expects to receive in excess of $20,000,000 during the fiscal year ending December 31, 2022;

(b)

under which the Company or any of its Subsidiaries has made payments in excess of $10,000,000 during the fiscal year ended December 31, 2021, or is obligated to make payment in excess of $20,000,000 in any twelve (12) – month period;

(c)

relating to (i) the Existing Financing Instruments or any other Indebtedness (currently outstanding or which may become outstanding) of the Company or any of its Subsidiaries, (ii) the guarantee of any liabilities or obligations of a Person other than the Company or any of its Subsidiaries, in each case excluding guarantees or intercompany liabilities or obligations between two or more Persons each of whom is a Subsidiary of the Company or between the Company and one or more Persons each of whom is a Subsidiary of the Company, (iii) the Accounts Receivable Purchase Program or (iv) any Swap;

(d)

restricting the incurrence of Indebtedness by the Company or any of its Subsidiaries, including by requiring the granting of an equal and rateable Lien, or the incurrence of any Liens on any properties or assets of the Company or any of its Subsidiaries, or restricting the payment of dividends by the Company;

(e)

providing for the purchase, sale or exchange of, or option to purchase, sell or exchange (including any put, call or similar right), any property or asset where the unpaid purchase or sale price or agreed value of such property or asset exceeds $5,000,000 during the remaining life of the Contract;

(f)

that (i) limits or restricts in any material respect the ability of the Company or any of its Subsidiaries to engage in any line of business or carry on business in any geographic area, or the scope of Persons to whom the Company or any of its Subsidiaries may sell products or deliver services, or (ii) creates an exclusive arrangement or “most favoured nation” obligation, or grants a third party a right of first offer or refusal in respect of material assets of the Company or any of its Subsidiaries;

(g)	that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect;

(h)	with a Governmental Entity for a value in excess of $5,000,000;

(i)	that obligates the Company or any of its Subsidiaries to make any capital investment or capital expenditure in excess of $5,000,000 during the remaining life of the Contract;

(j)	providing for any termination, severance, retention, transaction or change in control payments in respect of the members of Senior Management;

(k)	that is a Collective Agreement;

(l)	in excess of $1,000,000 with any Person with whom the Company or any of its Subsidiaries does not deal at arm’s length;

(m)	that is an agreement with any of its Shareholders in their capacity as such;

(n)	that relates to a joint venture, legal partnership or similar alliance with a third party;

(o)

involving the settlement of any lawsuit in excess of $1,000,000 with respect to which (i) there is any ¸material unpaid amount owing by, or other material remaining obligation of, the Company or any of its Subsidiaries; or (ii) material conditions precedent to the settlement thereof have not been satisfied;

(p)

under which the Company or the applicable Subsidiary of the Company has granted an exclusive license to any material Owned Intellectual Property to another Person or receives an exclusive license to any material Licensed Intellectual Property from another Person;

(q)	establishing strategic partnerships that are material to the Company, including those listed in Section 1.1(q) of the Company Disclosure Letter;

(r)	which has been or would be required by Securities Laws to be filed by the Company with the Securities Authorities; or

and includes each of the Contracts listed in Paragraph (23)(a) of Schedule C.

“Meeting” means the special meeting of the Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Circular and agreed to in writing by the Purchaser.

“Misrepresentation” means (a) a misrepresentation for purposes of applicable Canadian Securities Laws, or (b) for purposes of U.S. Securities Laws, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading.

“Money Laundering Laws” has the meaning specified in Paragraph (46) of Schedule C.

“New Plans” has the meaning specified in Section 4.17(5).

“NI 45-106” means National Instrument 45-106 - Prospectus Exemptions.

“NI 51-102” means National Instrument 51-102 - Continuous Disclosure Obligations.

“NI 52-109” means National Instrument 52-109 - Certification of Disclosure in Issuers’ Annual and Interim Filings.

“No Action Letter” means written confirmation from the Commissioner of Competition that he does not, at that time, intend to make an application under Section 92 of the Competition Act in respect of the transactions contemplated by this Agreement.

“Non-Disclosure Agreement” means the non-disclosure agreement entered into between the Company and the Parent on May 21, 2022.

“OFAC” has the meaning specified in Paragraph (45) of Schedule C.

“OHSA” has the meaning specified in Paragraph (a)(g) of Schedule C.

“Open Source Consequences” has the meaning specified in Paragraph (29) of Schedule C.

“Open Source Software” means all software that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license for software that meets the “Open Source Definition” promulgated by the Open Source Initiative.

“Options” means all outstanding options to purchase Shares issued pursuant to the Company Option Plan.

“Order” means all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations, awards, decrees, stipulations or similar actions taken or entered by or with, or applied by, any Governmental Entity (in each case, whether temporary, preliminary or permanent).

“Ordinary Course” means, with respect to an action taken by a Party or any of its Subsidiaries, that such action is consistent with the past practices of such Party or such Subsidiary and is taken in the ordinary course of the normal day-to-day operations of the business of such Party or such Subsidiary.

“Outside Date” means January 3, 2023 (as such date may be extended pursuant to the immediately succeeding proviso) or such later date as may be agreed to in writing by the Parties, provided that if the Effective Date has not occurred on or prior to the Outside Date as a result of the failure to satisfy the condition set forth in Section 6.1(3) or Section 6.1(4) (if the Law giving rise to the failure of such condition to be satisfied relates to any Key Regulatory Approval), then any Party may extend such initial Outside Date by two (2) additional successive periods of one (1) month each (for a maximum aggregate extension of the initial Outside Date by two months, irrespective of which Party provides an extension notice), by notice in writing delivered to the other Parties by 5:00 pm (Vancouver time) on the Business Day prior to the initial Outside Date or any subsequent Outside Date, provided that, notwithstanding the foregoing, a Party shall not be permitted to extend the applicable Outside Date if the failure to satisfy the condition set forth in either Section 6.1(3) or Section 6.1(4) is primarily the result of such Party’s breach of its covenants herein.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned, in whole or in part, by the Company or a Subsidiary (including Company Owned Software). For purposes of the foregoing, “owned” includes ownership of a beneficial right pursuant to which an employee or other third party is obligated (whether under contract, fiduciary obligations, statute or otherwise) to assign Intellectual Property to the Company or a Subsidiary.

“Owned Registered Intellectual Property” means all Registered Intellectual Property that is Owned Intellectual Property.

“Parent” means Semtech Corporation, a corporation existing under the laws of the State of Delaware.

“Parties” means the Company, the Parent and the Purchaser and “Party” means any one of them.

“Permitted Contest” means any action taken by the Company or a Subsidiary thereof in good faith by appropriate Proceedings diligently pursued to contest any Taxes, claims or Liens, provided that (a) the Company has established reasonable reserves therefor in accordance with U.S. GAAP, (b) proceeding with such contest would not reasonably be expected to have a Material Adverse Effect, and (c) proceeding with such contest will not create a material risk of loss of, or interference with the use or operation of, a material part of the Company Assets.

“Permitted Liens” means, in respect of the Company or any of its Subsidiaries, any one or more of the following:

(a)	Liens for Taxes which are not due or delinquent or which are the subject of a Permitted Contest;

(b)

Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of the construction, maintenance, repair or operation of assets, provided that adequate reserves are being maintained on the books of the Company as required by U.S. GAAP;

(c)

municipal by-laws, regulations, zoning law, building or land use restrictions and other limitations imposed by any Governmental Entity having jurisdiction over real property and any other restrictions affecting or controlling the use, marketability or development of real property;

(d)

the right reserved to or vested in any Governmental Entity by any statutory provision or by the terms of any lease, licence, franchise, grant or permit of the Company or any of its Subsidiaries, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition of their continuance;

(e)	any reservations, exceptions, limitations, provisos and conditions contained in the original Crown grant or patent;

(f)	licenses to use Intellectual Property granted in the Ordinary Course;

(g)

any encroachments by any structure located on the Company Assets onto any adjoining lands and any encroachment by any structure located on adjoining lands onto the Company Owned Properties provided that such encroachments do not have a Material Adverse Effect;

(h)	Liens arising under conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course;

(i)	statutory landlords’ liens granted to landlords under any Company Leased Properties;

(j)	any Liens in connection with credit, loan or other financing Contracts that have been disclosed in the Company Disclosure Letter;

(k)	Liens encumbering a landlord’s interest of the real property underlying a Company Leased Property;

(l)

such other imperfections of title or Liens as do not, in each case or in the aggregate, materially affect the use of the properties or assets subject thereto or affected thereby, materially detract from the value of or properties or assets subject thereto or affected thereby, or otherwise materially impair business operations at such properties; or

(m)	any Liens disclosed in the Company Disclosure Letter.

“Permitted Redactions” means customary redactions that relate only to interest rates, fees, caps and similar economic terms (including “market flex provisions”) none of which redacted provisions would reasonably be expected to affect the conditionality, enforceability, availability, termination or aggregate principal amount of the applicable financing.

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.

“Personal Information” means (i) all information identifying, or that alone or in combination with other information allows for the identification of, an individual; and (ii) any information that is defined as “personal information” or “personal data” under applicable Law, including but not limited to the Payment Card Industry Data Security Standard.

“Plan of Arrangement” means the plan of arrangement, substantially in the form of Schedule A, subject to any amendments or variations to such plan made in accordance with this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Pre-Acquisition Reorganization” has the meaning specified in Section 4.6(1).

“Privacy Policy” means any written external or formalized internal policy (including any website or mobile application privacy policies) relating to the Processing of Personal Information (including the collection, use, disclosure, sale, lease or transfer (including cross-border transfer) of Personal Information) by the Company or any of its Subsidiaries, including any such policy relating to the privacy of Personal Information of any current, former or prospective partners, customers, suppliers, Employees, consultants, agents, independent contractors or any user of any website or service operated by or on behalf of the Company or any of its Subsidiaries

“Proceeding” means any suit, claim, action, charge, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination, enquiry, investigation or other proceeding commenced, brought, conducted or heard by or before, any Governmental Entity.

“Processing” means any operation or set of operations that is performed upon data, including Personal Information, whether or not by automatic means, such as collection, recording, organization, structuring, transfer, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction, or instruction, training or other learning relating to such data or combination of data, including Personal Information.

“PRSUs” means the phantom restricted share units granted to eligible employees pursuant to the Company’s PRSU Arrangements.

“PRSU Arrangement” means, in aggregate, the grant letters for PRSUs.

“PSUs” has the meaning specified in the Plan of Arrangement.

“Purchaser” means 13548597 Canada Inc., a corporation existing under the laws of Canada and, in accordance with Section 8.12, any of its successors or permitted assigns.

“Purchaser Equity Awards” has the meaning specified in Section 4.17(2).

“Radiocommunication Act” means the Radiocommunication Act, R.S.C., 1985, C. R-2, as amended (Canada).

“Radiocommunication Regulation” means the Radiocommunication Regulations, SOR/96-484, as amended (Canada).

“Recipient” has the meaning specified in the definition of “Transferred Information”.

“Registered Intellectual Property” means all Intellectual Property that is the subject of a registration (or an application for registration), including domain names.

“Regulatory Approvals” means any Authorization, permit, exemption, review, Order, decision or approval of, or any registration and filing with, any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Entity, in each case required to be obtained in connection with the transactions contemplated by this Agreement, including the Key Regulatory Approvals.

“Representative” means, with respect to any Person, any officer, director, employee, representative (including any financial, legal or other adviser) or agent of such Person or of any of its Subsidiaries.

“Required Information” means: (i) (x) the audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries as of the end of and for the fiscal years ending on December 31, 2019, December 31, 2020, December 31, 2021 and the last day of any subsequent fiscal year ended at least 90 days prior to the Effective Date and (y) the unaudited consolidated balance sheets and related statements of income and cash flows of the Company and its Subsidiaries as of the end of and for the fiscal quarters ending on March 31, 2022, June 30, 2022 and the last day of any subsequent fiscal quarter (other than the final fiscal quarter of any fiscal year) ended at least 45 days prior to the Effective Date; (ii) financial statements, financial data, audit reports and other financial information regarding the Company and its Subsidiaries of the type that would be required by Regulation S-X promulgated by the SEC and Regulation S-K promulgated by the SEC in connection with any Covered Financing; and (iii) such other pertinent and customary information (including financial information and financial data) regarding the Company and any of its Subsidiaries as may be reasonably requested by Purchaser (or its financing sources) to the extent such information is of the type and form customarily included (x) in a confidential information memorandum for senior term loan “B”, bridge and/or revolving financings and/or (y) in an offering memorandum for private placements of convertible or non-convertible high-yield bonds pursuant to Rule 144A promulgated under the United States Securities Act of 1933. Notwithstanding anything to the contrary in this definition, the Required Information shall not include any Excluded Information.

“Required Shareholder Approval” has the meaning specified in Section 2.2(2).

“RSUs” means (a) the restricted share units of the Company issued under the Company RSU Plans and (b) the PRSUs.

“Sanctions” has the meaning specified in Paragraph (41) of Schedule C.

“SEC” means the United States Securities and Exchange Commission.

“Securities Authorities” means the applicable securities commissions or securities regulatory authorities of the provinces of Canada and of the states of the United States as well as the SEC and the Exchanges.

“Securities Laws” means the Securities Act (Ontario), the United States Securities Act of 1933, the Exchange Act, and all other applicable securities Laws, in each case together with all rules and regulations and published policies thereunder and the rules and published policies of the Exchanges.

“Securityholders” means, collectively, the Shareholders and the holders of Incentive Securities.

“SEDAR” means the System for Electronic Document Analysis and Retrieval maintained on behalf of the applicable Securities Authorities.

“Senior Management” means Phil Brace, Samuel Cochrane, Pravin Desale, Jennifer Farac, Steve Harmon, Roy MacLean and Tom Mueller.

“Share Purchase Trust” means the trust established pursuant to the trust agreement dated April 1, 2008 between the Company and Canadian Western Trust Company for purposes of acquiring and holding Shares in furtherance of settlement of RSUs and PSUs under the Company’s amended and restated restricted share unit plan, effective May 9, 2007, as amended.

“Shareholders” means the registered or beneficial holders of the Shares, as the context requires.

“Shares” means the common shares in the share capital of the Company.

“Significant Customer” has the meaning specified in Paragraph (36)(a) of Schedule C.

“Significant Supplier” has the meaning specified in Paragraph Section 8.19(6)(b) of Schedule C.

“Software” means any computer software or program (both in source code or object code form), including any software as a service or other cloud-based system in use, and all proprietary rights (including in documentation and other materials) related to such computer software or program.

“Special Committee” means the special committee consisting of independent members of the Board formed in connection with the Arrangement and the other transactions contemplated by this Agreement.

“Subsidiary” has the meaning specified in NI 45-106 as in effect on the date of this Agreement, and for the purposes of this Agreement, “control” shall also include the possession, directly or indirectly, of the power to direct or cause the direction of the policies, management and affairs of any Person, whether through ownership of voting securities, by Contract or otherwise, including with respect to any general partner of another Person with the power to direct the policies, management and affairs of such Person, provided that, for the purposes of Paragraph 5(a) [No Conflict] and Paragraph (8) [Subsidiaries] of Schedule C, reference to “Subsidiary” or “Subsidiaries” means only such Subsidiaries, excluding Sierra Wireless Sweden AB, of which (i) the total assets of the Subsidiary exceed 10% of the consolidated assets of the Company, (ii) the revenue of the Subsidiary exceeds 10% of the consolidated revenue of the Company or (iii) the conditions in paragraphs (i) and (ii) are satisfied when the Subsidiaries that may be omitted under paragraphs (i) and (ii) are aggregated and the reference to 10% in those paragraphs is changed to 20%.

“Superior Proposal” means an unsolicited written Acquisition Proposal from a Person or group of Persons who is at arm’s length with the Company to acquire not less than all of the outstanding Shares, other than Shares owned by the Person or Persons making the Acquisition Proposal, or all or substantially all of the Company Assets on a consolidated basis that (a) complies with applicable Securities Laws and did not result from a breach of Article 5, (b) is reasonably capable of being completed without undue delay, taking into account, all financial, legal, regulatory and other aspects of such proposal and the Person or group of Persons making such proposal and their respective affiliates, (c) is not subject to any financing condition, (d) is not subject to any due diligence or access condition, and (e) the Board determines in its good faith judgment, in consultation with its financial advisers and its outside legal counsel and after taking into account all the terms and conditions of the Acquisition Proposal, including all legal, financial, regulatory and other aspects of such Acquisition Proposal and the Person or group of Persons making such Acquisition Proposal and their respective affiliates, would, if consummated in accordance with its terms, but without assuming away the risk of non-completion, result in a transaction which is more favourable, from a financial point of view, to the Shareholders than the Arrangement (including any amendments to the terms and conditions of the Arrangement proposed by the Purchaser pursuant to Section 5.4(2)).

“Superior Proposal Notice” has the meaning specified in Section 5.4(1)(b).

“Swaps” means any transaction which is a derivative, rate swap transaction, basis swap, forward rate transaction, commodity swap, hedge, commodity option, equity or equity index swap, equity index option, bond option, interest rate option, forward foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, forward sale, exchange traded futures Contract or other similar transaction (including any option with respect to any of these transactions or any combination of these transactions).

“Tax Act” means the Income Tax Act (Canada).

“Tax Return” means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes, including any amendments, modifications, or schedules of any of the foregoing.

“Taxes” means (a) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, volume, quantity, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, Indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal or property, health, employer health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment/unemployment insurance, health insurance, parental insurance and government pension plan premiums or contributions and any liability relating to a deemed overpayment of Taxes under section 125.7 of the Tax Act or other amount received in respect of COVID-19 Subsidies, (b) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (a) above or this clause (b), (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (d) any liability for the payment of any amounts of the type described in clauses (a) or (b) above as a result of any obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party.

“Telecommunications Act” means the Telecommunications Act (Canada).

“Terminating Party” has the meaning specified in Section 4.12(3).

“Termination Fee” has the meaning specified in Section 8.2(2).

“Termination Fee Event” has the meaning specified in Section 8.2(2).

“Termination Notice” has the meaning specified in Section 4.12(3).

“Third Party Beneficiaries” has the meaning specified in Section 8.9(1).

“Trade Control Laws” has the meaning specified in Paragraph (45) of Schedule C.

“Transferred Information” means the Personal Information to be disclosed or conveyed to one party or any of its representatives or agents (a “Recipient”) by or on behalf of another party (a “Disclosing Party”) as a result of or in conjunction with the transactions contemplated by this Agreement, and includes all such Personal Information disclosed to the Recipient prior to the execution of this Agreement.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“U.S. Employee Plans” has the meaning specified in Paragraph (34) of Schedule C.

“U.S. GAAP” means accounting principals and practices generally accepted in the United States.

“Willful Breach” means a material breach of this Agreement that is a consequence of an act or omission by the Breaching Party with the actual knowledge that the taking of such act or failure to act, as applicable, would, or would be reasonably expected to, cause a breach of this Agreement.

Section 1.2 Certain Rules of Interpretation.

In this Agreement, unless otherwise specified:

(1)

Headings, etc. The provision of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Agreement.

(2)

Currency. All references to dollars, $ or to US$ are references to U.S. dollars. All references to Canadian dollars or to CAD are references to Canadian dollars. For greater certainty, the Consideration is expressed in U.S. dollars and is not subject to any currency conversion pursuant to the foregoing.

(3)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(4)

Certain Phrases and References, etc. The words “including”, “includes” and “include” mean “including (or includes or include) without limitation,” and “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of.” Unless stated otherwise, “Article”, “Section”, and “Schedule” followed by a number or letter mean and refer to the specified Article or Section of or Schedule to this Agreement. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it. The terms “made available” or “provided” on Schedule C means copies of the subject materials were included in the Data Room.

(5)	Capitalized Terms. All capitalized terms used in any Schedule or in the Company Disclosure Letter have the meanings ascribed to them in this Agreement.

(6)

Knowledge. Where any representation or warranty is expressly qualified by reference to the knowledge of the Company or its Subsidiaries, it is deemed to refer to the actual knowledge of Phil Brace, Samuel Cochrane, Pravin Desale, Jennifer Farac, Steve Harmon, Roy MacLean and Tom Mueller in their respective capacity as officers of the Company and not in their personal capacity, after making reasonable inquiries of such Persons (that are direct reports) as they reasonably consider necessary as to the matters that are the subject of the representations and warranties.

(7)

Accounting Terms. Except as otherwise specifically provided for in this Agreement, all accounting terms are to be interpreted in accordance with U.S. GAAP and all determinations of an accounting nature in respect of the Company required to be made shall be made in a manner consistent with U.S. GAAP.

(8)

Statutory and Agreement References. Except as otherwise provided in this Agreement, (a) any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it as they may have been or may from time to time be amended, re-enacted or replaced; and (b) any reference in this Agreement to an agreement or a contract shall mean such agreement or contract, as the same may be amended, renewed, supplemented, extended and/or restated from time to time.

(9)

Computation of Time. If any action may be taken within, or any right or obligation is to expire at the end of, a period of days under this Agreement, then the first day of the period is not counted, but the day of its expiry is counted. Whenever payments are to be made or an action is to be taken on a day which is not a Business Day, such payment will be made or such action will be taken on or not later than the next succeeding Business Day.

(10)	Time References. References to time are to local time, Vancouver, British Columbia.

(11)

Subsidiaries. To the extent any covenants or agreements relate, directly or indirectly, to a Subsidiary of the Company or the Parent, as applicable, each such provision shall be construed as a covenant by the Company or the Parent, as applicable, to cause such Subsidiary to perform the required action.

(12)	Schedules. The schedules attached to this Agreement form an integral part of this Agreement for all purposes of it.

ARTICLE 2

THE ARRANGEMENT

Section 2.1 Arrangement.

The Company and the Purchaser agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement and the Plan of Arrangement.

Section 2.2 Interim Order.

As soon as reasonably practicable after the date of this Agreement, but in any event no later than August 22, 2022, the Company shall apply to the Court in a manner reasonably acceptable to both the Company and the Purchaser pursuant to Section 192 of the CBCA and, in cooperation with the Purchaser, prepare, file and diligently pursue an application for the Interim Order, which must provide, among other things:

(1)	for the classes of Persons to whom notice is to be provided in respect of the Arrangement and the Meeting and for the manner in which such notice is to be provided;

(2)

that the required level of approval (the “Required Shareholder Approval”) for the Arrangement Resolution shall be (i) the favorable vote of holders of at least 66 2/3% of the votes cast on the Arrangement Resolution by the Shareholders present in person or represented by proxy at the Meeting; (ii) the favorable vote of holders of at least 66 2/3% of the votes cast on the Arrangement Resolution by the Shareholders and holders of Incentive Securities combined, present in person or represented by proxy at the Meeting; and (iii) the favourable vote of holders of not less than a simple majority of the votes cast on the Arrangement Resolution by Shareholders present in person or represented by proxy at the Meeting, excluding for this purpose votes attached to Shares held by Persons described in items (a) through (d) of Section 8.1(2) of Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions;

(3)	that, in all other respects, the terms, restrictions and conditions of the Company’s Constating Documents, including quorum requirements and all other matters, shall apply in respect of the Meeting;

(4)

for the grant of the Dissent Rights to those Shareholders who are registered Shareholders as of the record date for the purposes of determining the Shareholders entitled to receive notice of and to vote at the Meeting, as contemplated in the Plan of Arrangement;

(5)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(6)

that the Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement or as otherwise agreed to by the Parties without the need for additional approval of the Court and without the necessity of first convening the Meeting or obtaining any vote of the Shareholders and notice of any such adjournment(s) or postponement(s) shall be given by such method as the Board may determine is appropriate in the circumstances;

(7)

confirmation of the record date for the purposes of determining the Shareholders entitled to receive notice of and to vote at the Meeting in accordance with the Interim Order and that the record date for Shareholders entitled to notice of and to vote at the Meeting will not change in respect of any adjournment(s) or postponement(s) of the Meeting, unless required by Securities Laws;

(8)

that the deadline for the submission of proxies by Shareholders for the Meeting shall be 48 hours (excluding days which are not Saturdays, Sundays and statutory holidays in Vancouver, British Columbia) prior to the time of the Meeting, subject to waiver by the Company in accordance with the terms of this Agreement; and

(9)	for such other matters as may be reasonably required, subject to obtaining the prior consent of the Parties, such consent not to be unreasonably withheld, conditioned or delayed.

Section 2.3 Meeting.

The Company shall:

(1)

convene and conduct the Meeting in accordance with the Interim Order, the Company’s Constating Documents and Law as soon as reasonably practicable, and in any event on or before October 6, 2022, with the record date for notice of and voting at the Meeting to be as soon as practicable after the date of this Agreement (and in any event on or before the date of the Interim Order), for the purpose of considering the Arrangement Resolution and for any other proper purpose as may be set out in the Circular and agreed to by the Purchaser, and, in this regard, the Company shall abridge, as necessary, any time periods that may be abridged under Securities Laws and shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Meeting without the prior written consent of the Purchaser, except:

(a)	in the case of an adjournment, as required for quorum purposes; or

(b)	as required or permitted under Section 4.12(4) or Section 5.4(5).

(2)

solicit proxies in favour of the approval of the Arrangement Resolution and against any resolution submitted by any Shareholder that is inconsistent with the Arrangement Resolution and the completion of any of the transactions contemplated by this Agreement, including, if so requested by the Purchaser, using proxy solicitation services firms reasonably acceptable to the Purchaser to solicit proxies in favour of the approval of the Arrangement Resolution and against any resolution submitted by any Shareholder that is inconsistent with the Arrangement Resolution, provided that, the Company shall not be required to solicit from the Shareholders proxies in favour of the approval of the Arrangement Resolution, or take any other actions under this Section 2.3(2), if a Change of Recommendation has been made in accordance with this Agreement;

(3)

promptly provide the Purchaser with copies of or access to information regarding the Meeting generated by the Company’s transfer agent or any dealer or proxy solicitation services firm, as requested from time to time by the Purchaser, and instruct any dealer or proxy solicitation services firm retained by the Company to report to the Purchaser and its Representatives and legal counsel concurrently with their reports to the Company;

(4)

consult with the Purchaser in fixing the date of the Meeting and the record date for the Meeting, give notice to the Purchaser of the Meeting and allow the Purchaser’s Representatives and outside legal counsel to attend the Meeting;

(5)

promptly advise the Purchaser, at such times as the Purchaser may reasonably request and at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Meeting, as to the aggregate tally of the proxies (for greater certainty, specifying votes “for” and votes “against” the Arrangement Resolution) received by the Company in respect of the Arrangement Resolution;

(6)

promptly advise the Purchaser of any communication (written or oral) received from, or claims brought by (or, to the knowledge of the Company, threatened to be brought by), any Person in opposition to the Arrangement and/or any purported exercise or withdrawal of Dissent Rights by Shareholders and, subject to Law, cooperate and provide the Purchaser with (a) an opportunity to review and comment upon in advance any written communications to be sent by or on behalf of the Company to any such Person, (b) a copy of any such written communication and (c) the opportunity to participate in any discussions, negotiations or Proceedings with or including any such Persons;

(7)

not waive any failure by any holder of Shares to timely deliver a notice of exercise of Dissent Rights, not settle, compromise or make any payment with respect to, or agree to settle, compromise or make any payment with respect to, any exercise or purported exercise of Dissent Rights without the prior written consent of the Purchaser (which may be granted or withheld in the Purchaser’s sole and absolute discretion);

(8)	not change the record date for Shareholders entitled to vote at the Meeting in connection with any adjournment or postponement of the Meeting unless required by Law;

(9)	not without the prior written consent of the Purchaser, waive the deadline for the submission of proxies by Shareholders for the Meeting; and

(10)

at the request of the Purchaser from time to time, provide the Purchaser with a list of (a) the registered Shareholders, together with their addresses and respective holdings of Shares, (b) the names, addresses and holdings of all Persons having rights issued by the Company to acquire Shares (including holders of Incentive Securities, as applicable), and (c) participants and book-based nominee registrants such as CDS & Co., CEDE & Co. and DTC, and non-objecting beneficial owners of Shares, together with their addresses and respective holdings of Shares, all as can be reasonably obtained by the Company using the procedure set forth under Securities Laws. The Company shall from time to time require that its registrar and transfer agent furnish the Purchaser with such additional information, including updated or additional lists of Shareholders, and lists of securities positions and other assistance as the Purchaser may reasonably request in order to be able to communicate with respect to the Arrangement with the Shareholders and with such other Persons as are entitled to vote on the Arrangement Resolution.

Section 2.4 Circular.

(1)

Subject to compliance with Section 2.4(5), the Company shall, as promptly as reasonably practicable after the date of this Agreement, prepare and complete, in consultation with the Purchaser, the Circular together with any other documents required by Law in connection with the Meeting and the Arrangement, and the Company shall, as promptly as reasonably practicable after obtaining the Interim Order, cause the Circular and such other documents to be filed and sent to each Shareholder and other Person as required by the Interim Order and Law, in each case so as to permit the Meeting to be held as soon as reasonably practicable and in any event so as to permit the Meeting to be held by the date specified in Section 2.3(1).

(2)

On the date of mailing thereof, the Company shall ensure that the Circular complies in all material respects with the Interim Order and Law, does not contain any Misrepresentation (other than in respect to any written information with respect to the Purchaser and the Parent that is furnished in writing by or on behalf of the Purchaser and the Parent for inclusion in the Circular, for which the Company shall not be responsible) and provides the Shareholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Meeting. Without limiting the generality of the foregoing, the Circular must include: (a) a summary and a copy of the Fairness Opinions, (b) a statement that the Special Committee has received the Fairness Opinions and has, after receiving advice from its financial adviser and outside legal counsel, unanimously recommended that the Board approve the Arrangement and that the Shareholders vote in favour of the Arrangement Resolution, (c) a statement that the Board has received the Fairness Opinions and has, after receiving advice from its financial adviser and outside legal counsel and the unanimous recommendation of the Special Committee, unanimously determined that the Arrangement Resolution is in the best interests of the Company and is fair to the Shareholders and that the Board unanimously recommends that the Shareholders vote in favour of the Arrangement Resolution (the “Board Recommendation”), and (d) a statement that each director of the Company and each member of Senior Management has entered into a D&O Support and Voting Agreement pursuant to which such director or member of Senior Management has agreed to vote all of his or her Shares in favour of the Arrangement Resolution.

(3)

The information furnished by or on behalf of the Purchaser and the Parent in writing to the Company specifically for inclusion in the Circular will not, on the date of mailing of the Circular, contain any Misrepresentation. Notwithstanding the foregoing and for the avoidance of doubt, no covenant is made by the Company with respect to any of the information supplied in writing by the Parent, the Purchaser or any of their affiliates specifically for inclusion or incorporation by reference in the Circular.

(4)

The Company shall give the Purchaser and its outside legal counsel a reasonable opportunity to review and comment on drafts of the Circular and other related documents, and shall give reasonable consideration to any comments made by the Purchaser and its outside legal counsel, and agrees that all information relating to the Purchaser that is furnished in writing by or on behalf of the Purchaser for inclusion in the Circular or other related documents must be in a form and content satisfactory to the Purchaser, acting reasonably. The Company shall provide the Purchaser with a final copy of the Circular prior to its mailing to the Shareholders.

(5)

The Purchaser shall provide, on a timely basis, in writing to the Company all necessary information concerning the Purchaser and the Parent, as applicable, that is required by Law to be included by the Company in the Circular or other related documents to the Company in writing and shall ensure that such information does not contain any Misrepresentation.

(6)

Each Party shall promptly notify the other Parties if it becomes aware that the Circular contains a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall cooperate in the preparation of any such amendment or supplement, or such other document and any related news release or other document as required or appropriate, and the Company shall promptly mail, file or otherwise publicly disseminate any such amendment or supplement to the Shareholders and, if required by the Court or by Law, file the same with the Securities Authorities or any other Governmental Entity.

Section 2.5 Final Order.

If the Interim Order is obtained and the Arrangement Resolution is passed as provided for in the Interim Order, the Company shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 192 of the CBCA in a manner and form acceptable to both the Company and the Purchaser, acting reasonably, as soon as reasonably practicable, but in any event not later than three (3) Business Days after the Arrangement Resolution is passed at the Meeting as provided for in the Interim Order.

Section 2.6 Court Proceedings.

In connection with all Proceedings relating to obtaining the Interim Order and the Final Order, the Company shall:

(1)	diligently pursue, and cooperate with the Purchaser in diligently pursuing, the Interim Order and the Final Order;

(2)

provide the Purchaser and its outside legal counsel with a reasonable opportunity to review and comment upon drafts of all material to be filed with, or submitted to, the Court or the Director in connection with the Arrangement (including by providing, on a timely basis and prior to the service and filing of such material, a description of any information required to be supplied by the Purchaser for inclusion in such material), including drafts of the motion for Interim Order and Final Order, affidavits, Interim Order and Final Order, and give reasonable and due consideration to all such comments of the Purchaser and its outside legal counsel, provided that all information relating to the Purchaser, its affiliates and any financing sources, as applicable, included in such materials shall be in a form and substance satisfactory to the Purchaser, acting reasonably;

(3)

provide to the Purchaser and its outside legal counsel, on a timely basis, copies of any notice of appearance, evidence or other documents served on the Company or its outside legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order or the Final Order;

(4)	ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with the terms of this Agreement and the Plan of Arrangement;

(5)

not file any material with the Court in connection with the Arrangement or serve any such material, or agree to modify or amend any material so filed or served, except as contemplated by this Agreement or with the Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided that the Purchaser is not required to agree or consent to any increase in or variation in the form of the Consideration or other modification or amendment to such filed or served materials that expands or increases the Purchaser’s obligations, or diminishes or limits the Purchaser’s rights, set forth in any such filed or served materials or under this Agreement, the Arrangement and the D&O Support and Voting Agreements;

(6)

oppose any proposal from any Person that the Final Order contain any provision inconsistent with this Agreement and consult with the Purchaser with respect to the defense or settlement of any Shareholder or derivative Proceeding and shall not settle in respect of any such Proceeding without the Purchaser’s prior written consent (not to be unreasonably withheld, conditioned or delayed);

(7)

if the Company is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, only do so after notice to, and in consultation and cooperation with, the Purchaser; and

(8)

not object to the outside legal counsel to the Purchaser making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided the Purchaser advises the Company of the nature of any such submissions prior to the hearing and such submissions are consistent in all material respects with this Agreement and the Plan of Arrangement.

Section 2.7 Treatment of Incentive Securities.

(1)	The Parties acknowledge that the Incentive Securities shall be treated in accordance with the provisions of the Plan of Arrangement.

(2)

The Parties acknowledge that, in respect of any payment made to a holder of Options in respect of the Options pursuant to the Plan of Arrangement who is a resident of Canada or who is employed in Canada (both within the meaning of the Tax Act): (a) the Company shall (i) where applicable, make an election pursuant to subsection 110(1.1) of the Tax Act, and (ii) provide evidence in writing of such election to such holders of Options, in the form(s) prescribed in respect of the Tax Act, and (b) no deduction will be claimed in respect of any such payments in respect of which such an election is made in computing the Company’s taxable income under the Tax Act.

(3)

The Company will take all reasonable steps necessary or desirable to effect the settlement of Shares held by the Share Purchase Trust which are outstanding immediately prior to the Effective Time in accordance with the Plan of Arrangement.

(4)

On or immediately prior to the Closing, the Purchaser shall provide or cause to be provided to the Company or its Subsidiaries funds (or, with the prior written consent of the Company which shall not be unreasonably withheld, conditioned or delayed, direct the Company or any of the Company’s Subsidiaries to use funds on their balance sheet) to allow the Company to satisfy the aggregate amount payable by the Company to holders of Incentive Securities (including any amount to be withheld under Section 2.10 and any amount necessary to satisfy the employer portion of taxes payable in respect thereof), as contemplated by the Plan of Arrangement.

Section 2.8 Articles of Arrangement and Effective Time.

(1)

The closing of the Arrangement (the “Closing”), including the filing of the Articles of Arrangement with the Director, shall occur as soon as reasonably practicable (and in any event not later than five (5) Business Days) after the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is stipulated, of the conditions set out in Article 6 (excluding conditions that, by their terms, cannot be satisfied until the Effective Time, but subject to the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is stipulated, of those conditions as of the Effective Time), unless another time or date is agreed to in writing by the Parties, provided that if on the date the Closing is to occur pursuant to this Section 2.8(1), provided that in no event shall the Purchaser be required to consummate the Closing if the Marketing Period has not ended prior to the time that the Closing would otherwise have occurred pursuant to the foregoing, in which case, Closing shall occur instead on the earlier to occur of (i) any Business Day as may be specified by the Purchaser on no less than two (2) Business Days prior notice to the Company and (ii) the third (3rd) Business Day following the final day of the Marketing Period (subject, in the case of each of clauses (i) and (ii) to the fulfillment or waiver of the conditions set out in Article 6 (excluding conditions that, by their terms, cannot be satisfied until the Effective Time, but subject to the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties in whose favour the condition is stipulated, of those conditions as of the Effective Time)).

(2)

From and after the Effective Time, the Plan of Arrangement shall have all of the effects provided by applicable Law, including the CBCA. The Closing will take place by remote communication and by the exchange of documents by electronic transmission or, to the extent such exchange is not practicable or the Parties otherwise agree in writing, at the offices of Blake, Cassels & Graydon LLP in Vancouver, British Columbia, or such other location as may be agreed upon by the Parties.

Section 2.9 Payment of Consideration.

The Purchaser shall on or immediately prior to the Closing, provide, or cause to be provided to, the Depositary sufficient funds to satisfy the aggregate Consideration payable to the Shareholders pursuant to the Plan of Arrangement (other than with respect to Shareholders exercising Dissent Rights as provided in the Plan of Arrangement), into escrow with the Depositary (the terms and conditions of such escrow to be satisfactory to the Company and the Purchaser, each acting reasonably).

Section 2.10 Withholding Rights.

Each of the Purchaser, the Parent, the Company, the Share Purchase Trust, the Depositary or any other Person that makes a payment hereunder shall be entitled to deduct and withhold from the amounts otherwise payable under this Agreement and the Arrangement (including any amounts payable pursuant to Section 2.7) to any Person, such amounts as it is directed to deduct and withhold or is required to deduct and withhold with respect to such payment under the Tax Act, the Code or any provision of any Law and remit such deduction and withholding amount to the appropriate Governmental Entity. To the extent that amounts are so properly deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement and the Arrangement as having been paid to such Person, in respect of which such deduction and withholding and remittance was made.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company.

(1)

Except as disclosed in the Company Disclosure Letter (it being expressly understood and agreed that the disclosure of any fact or item in any section of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, disclosure for the purposes of) (i) the representations and warranties of the Company that are contained in the corresponding section of this Agreement and (ii) any other representation or warranty of the Company in this Agreement to which the relevance of such fact or item is reasonably apparent on its face), the Company hereby represents and warrants to the Purchaser as set forth in Schedule C and acknowledges and agrees that the Purchaser is relying upon such representations and warranties in connection with the entering into of this Agreement and the consummation of the Arrangement.

(2)

Except for the representations and warranties set forth in this Agreement and in the instruments, agreements or certificates delivered by the Company or its Subsidiaries pursuant hereto, neither the Company nor any other Person has made or makes any other express or implied representation and warranty, either written or oral, on behalf of the Company, and neither the Parent nor the Purchaser is relying upon any representations and warranties of the Company other than those expressly described in Section 3.1(1).

(3)

The representations and warranties of the Company contained in this Agreement and in the instruments, agreements or certificates delivered by the Company or its Subsidiaries pursuant hereto shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

Section 3.2 Representations and Warranties of the Purchaser and the Parent.

(1)

Each of the Purchaser and the Parent hereby represents and warrants to the Company as set forth in Schedule D and acknowledges and agrees that the Company is relying upon the representations and warranties in connection with the entering into of this Agreement and the consummation of the Arrangement.

(2)

Except for the representations and warranties set forth in this Agreement and the instruments, agreements or certificates delivered by the Parent or Purchaser pursuant hereto, neither the Purchaser, the Parent nor any other Person has made or makes any other express or implied representation and warranty, either written or oral, on behalf of the Purchaser or the Parent, and the Company is not relying upon any representations and warranties of the Parent or Purchaser other than those expressly described in Section 3.2(1).

(3)

The representations and warranties of the Purchaser and the Parent contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4

COVENANTS

Section 4.1 Conduct of Business of the Company.

(1)

The Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except (a) with the express prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), (b) as expressly required or permitted by this Agreement, (c) as required by applicable Law, (d) to comply with or implement any COVID-19 Measures (provided that, in respect of any COVID-19 Measures, so long as the Company notifies the Purchaser reasonably promptly of such actions and considers in good faith any reasonable requests of the Purchaser with respect thereto), (e) as contemplated by any Pre-Acquisition Reorganization, or (f) as expressly set out in Section 4.1 of the Company Disclosure Letter, the Company shall and shall cause each of its Subsidiaries to (i) conduct business in the Ordinary Course and in accordance with all applicable Laws in all material respects, and (ii) use commercially reasonable efforts to maintain and preserve, in the Ordinary Course, its and its Subsidiaries’ business organization, operations, assets, properties, Authorizations, Company Intellectual Property, goodwill and relationships with all Employees, the Significant Customers and Significant Suppliers of the Company or any of its Subsidiaries, landlords, creditors, lessors, lessees, suppliers, licensors, licensees, strategic or alliance partners and other Persons, in each case with whom the Company or any of its Subsidiaries have material business relations in the Ordinary Course. Notwithstanding the foregoing provisions of this Section 4.1(1), the Company shall not be deemed to have failed to satisfy its obligations under this Section 4.1(1) to the extent such failure resulted from the Company’s failure to take any action prohibited by Section 4.1(1).

(2)

Without limiting the Company’s obligations under Section 4.1, the Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except with respect to the situations described in Subsections (a) to (f) of Section 4.1(1), the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly:

(a)

except as disclosed in Section 4.1(2)(a) of the Company Disclosure Letter, amend, restate, rescind, alter, enact or adopt all or any portion of any of the Constating Documents of the Company or any of its Subsidiaries;

(b)

except as disclosed in Section 4.1(2)(b) of the Company Disclosure Letter adjust, split, combine, reclassify or amend the terms of any securities of the Company or any of its Subsidiaries or reorganize, amalgamate or merge the Company, or any Subsidiary of the Company;

(c)	reduce the stated capital of the securities of the Company or any of its Subsidiaries;

(d)

purchase, redeem, repurchase or otherwise acquire or offer to purchase, redeem, repurchase or otherwise acquire any class of its securities, whether pursuant to any existing or future contract, arrangement, purchase plan, normal course issuer bid or otherwise;

(e)

adopt a plan of complete or partial liquidation, arrangement, dissolution, amalgamation, merger, consolidation, restructuring, recapitalization, winding-up or other reorganization of the Company or any of its Subsidiaries, or file a petition in bankruptcy under any applicable Law on behalf of the Company or any of its Subsidiaries, or consent to the filing of any bankruptcy petition against the Company or any of its Subsidiaries under any applicable Law;

(f)

enter into any new line of business or discontinue any existing line of business, or enter into any agreement or arrangement that would limit or restrict in any material respect the Company or any of its Subsidiaries from competing or carrying on any business in any manner, or that would prevent the Company or any of its Subsidiaries from soliciting, recruiting, encouraging or inducing employees of any third party from becoming employed or engaged as consultant by the Company or any of its Subsidiaries;

(g)

issue, grant, deliver, sell, exchange, amend, modify, accelerate, pledge or otherwise subject to any Lien (other than Permitted Liens), or authorize any such action in respect of, (i) any securities of the Company or any of its Subsidiaries, (ii) options, warrants, equity or equity-based awards or other rights to acquire, or exercisable or exchangeable for, or convertible into, any securities of the Company or any of its Subsidiaries (including any Incentive Securities, as applicable), or (iii) any rights that are linked in any way to the price of any shares of, or to the value of or of any part of, or to any dividends or distributions paid on any shares of, the Company or any of its Subsidiaries (including any Incentive Securities), in each case other than the issuance of Shares issuable upon the settlement of Options, RSUs and PSUs outstanding on the date hereof in accordance with the terms of the Incentive Plans;

(h)

make, declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) on, any class of securities of the Company or any of its Subsidiaries;

(i)

(A) acquire (by amalgamation, merger, consolidation, exchange, purchase of securities, contributions to capital or purchase, lease or license of assets or otherwise), directly or indirectly, in one transactions or in a series of related transactions, any interest in any Person, assets, properties, securities, interests or businesses having a cost, on a per transaction basis, in excess of $2,500,000 and subject to a maximum of $5,000,000 for all such transactions, other than any Contract for the sale or procurement of goods or services entered into on arm’s length terms with a customer or supplier of the Company or any Subsidiary in the Ordinary Course, or (B) enter into any joint venture, legal partnership or similar arrangement with any third Person;

(j)	make any capital expenditures or commitments in excess of $2,500,000 individually or $10,000,000 in the aggregate;

(k)

make any material changes to any Company Platform or Business System owned by or controlled by the Company or its Subsidiaries or any policies, procedures or practices of the Company or any of its Subsidiaries in respect thereof, other than in the Ordinary Course;

(l)

sell, sell and lease back, pledge, exclusively licence, lease, sublease, alienate, dispose, swap, transfer or voluntarily lose the right to use, in whole or in part, or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any Company Asset or any interest in any Company Asset, or waive, cancel, release or assign to any Person (other than the Company and its wholly-owned Subsidiaries) any material right or claim (including Indebtedness owed to the Company and its Subsidiaries), except for (i) Company Assets sold, leased, licensed, disposed of or otherwise transferred in the Ordinary Course and that are not, individually or in the aggregate, material to the Company and its Subsidiaries, (ii) obsolete, damaged or destroyed assets in the Ordinary Course or Intellectual Property that is no longer used or useful in any material respect in the business of the Company and its Subsidiaries, (iii) transfers of assets between one or more of the Company and its wholly-owned Subsidiaries, (iv) as expressly required pursuant to the terms of any Material Contract in effect on the date of this Agreement, and (v) expiration of Owned Registered Intellectual Property in accordance with the applicable statutory period;

(m)

except in the Ordinary Course, make any loan or similar advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any Person, other than the Company and any wholly-owned Subsidiary of the Company;

(n)

prepay any long-term Indebtedness before its scheduled maturity, or increase, create, incur, assume or otherwise become liable for, in one transaction or in a series of related transactions, any Indebtedness or guarantees thereof, in each case, other than (i) Indebtedness incurred in the Ordinary Course not in excess of $5,000,000 in the aggregate, (ii) indebtedness owing by one wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company or by the Company to another wholly-owned Subsidiary of the Company or (iii) in connection with the refinancing of any Indebtedness outstanding on the date hereof and effected at the direction of the Purchaser pursuant to the transactions contemplated by this Agreement;

(o)	except as may be required by the terms of any written employment Contract or Employee Plan existing on the date hereof or as otherwise set forth in Section 4.17 of this Agreement:

(i)

grant any increase in the rates of wages, salaries, benefits, bonuses or other remuneration of any Employees (other than increases in the Ordinary Course that are not material in the aggregate and solely with respect to Employees that are not members of Senior Management);

(ii)	grant any increase in the rates of wages, salaries, benefits, bonuses, or other remuneration of any member of Senior Management;

(iii)

grant or increase any indemnification, retention, severance, change of control, transaction-based award, bonus or termination or similar compensation or benefits payable to any current or former Employee, officer, director, consultant, agent or independent contractor of the Company or any of its Subsidiaries;

(iv)

hire or engage any Employee or promote any existing Employee, other than (A) Employees (other than at the Senior Management or vice presidents level) in the Ordinary Course on terms consistent with similarly situated Employees, and (B) Employees at the Senior Management or vice presidents level, hired or promoted in the Ordinary Course, after reasonable consultation with the Purchaser;

(v)	terminate any member of Senior Management without cause;

(vi)

make any changes to the terms and conditions of employment applicable to any group of Employees, as reflected in work rules, employee handbooks, policies and procedures, or otherwise (other than as permitted in (i) above);

(vii)

establish, adopt, enter into, amend or terminate any Employee Plan, or increase or accelerate the timing of any funding obligation, funding contribution or payment of any compensation or benefits under any Employee Plan, other than renewals of any Employee Plans that are health or welfare plans in the Ordinary Course that do not materially increase the cost of such Employee Plan; or

(viii)	reduce the Company’s or any of its Subsidiaries’ work force in a material way or so as to trigger any collective dismissal, plant closure or mass layoff provisions under applicable Laws;

(p)	enter into, modify or terminate or cancel any Collective Agreement or grant recognition to any labour union or similar labour organization for purposes of collective bargaining;

(q)

disclose any material trade secrets or material confidential information pertaining to the Company or any of its Subsidiaries to any Person, other than in the Ordinary Course to Persons who are under a contractual, legal, or ethical obligation to maintain the confidentiality of such information or to the Purchaser and its Representatives;

(r)

except as contemplated in Section 4.13, amend, modify or terminate, cancel or let lapse, any insurance (or re-insurance) policy of the Company or any of its Subsidiaries, unless, simultaneously with any termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the terminated, cancelled or lapsed policies for substantially similar premiums (other than increases reflecting changing market rates) are in full force and effect, and provided that no such termination, cancellation or lapse causes the Company or such Subsidiary to be in default of any Material Contract to which it is a party or by which it is bound or Material Authorization;

(s)

amend any existing or Material Authorization, or abandon or fail to diligently pursue any application for any required Material Authorization, or take or omit to take any action that would reasonably be expected to lead to the termination of, or imposition of conditions on, any such Material Authorization;

(t)

commence, waive, release, assign, settle or compromise any Proceeding or threatened Proceeding, in each case other than settlements or compromises in the Ordinary Course that involve only: (i) the payment of monetary damages (net of any payments or proceeds received through insurance) not in excess of $1,000,000 individually or $5,000,000 in the aggregate, or (ii) the payment of immaterial non-monetary compensation and/or immaterial restrictions, in each case without any admission of wrongdoing by the Company or any of its Subsidiaries and without the imposition of any material restrictions (including through the granting of equitable relief) on the business and operations of the Company or any of its Subsidiaries;

(u)

(i) materially amend or modify any Material Contract, or (ii) enter into, terminate or cancel any Material Contract (provided, however that for the purposes of part (ii) of this Section 4.1(2)(u), the monetary thresholds provided for in each of the subparagraphs (a) and (b) of the definition of Material Contract shall be deemed to be $5,000,000 and $10,000,000, respectively);

(v)

engage in any transaction with any member of Senior Management, vice-president, director or any of their immediate family members (including spouses) or any related party (within the meaning of Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions), other than (i) expense reimbursements and advances in the Ordinary Course, (ii) employment Contracts with Employees hired in accordance with Section 4.1(2)(o), or (iii) transactions between the Company and any of its wholly-owned Subsidiaries or between two or more wholly-owned Subsidiaries;

(w)

make, change or revoke any material Tax election, make any change in Tax or financial accounting policies, practices, principles, methods or procedures, except as required by concurrent changes in applicable Law or as required by U.S. GAAP, file any Tax Return other than in the ordinary course of business consistent with past practices, file any amended income or other material Tax Return, settle or compromise any Proceeding for a material amount of Taxes or assessments relating to Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, surrender a claim for any Tax refund, enter into any Tax sharing or similar agreement, or apply for, obtain, or enter into any Tax ruling, closing agreement or other similar Contract, agreement or arrangement with a Governmental Entity relating to Taxes;

(x)

take any action or fail to take any action that would or would reasonably be expected to in the aggregate (i) cause the Tax attributes of assets of the Company or any of its Subsidiaries or the amount of Tax loss carry-forwards of the Company or any of its Subsidiaries to materially and adversely change from what is reflected in their respective Tax Returns, or (ii) render such Tax loss carry-forwards unusable (in whole or in part) by any of them or any successor of the Company;

(y)	enter into or terminate any Swap outside of the Ordinary Course;

(z)

grant or commit to grant a licence or otherwise transfer any Company Intellectual Property or rights in or in respect thereto that is material to the Company and its Subsidiaries taken as a whole, other than to (i) the Company or wholly-owned Subsidiaries of the Company and (ii) non-exclusive licences granted in the Ordinary Course;

(aa)

abandon or withdraw, or permit the lapse, cancellation, or expiration of any Owned Registered Intellectual Property that is material to the Company and its Subsidiaries taken as a whole (except for expiration of Owned Registered Intellectual Property in accordance with the applicable statutory period); or

(bb)	authorize, agree, offer, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

(3)

To the extent legally permissible, the Company shall, as soon as reasonably practicable, notify the Purchaser of (a) any actual Data Breach and of any emergency-type occurrences involving Company Data or the protection of property incidents, in each case that is or would reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole or (b) other incidents or accidents occurring after the date hereof involving any Company Assets that resulted or could reasonably be expected to result in damages or losses in excess of $5,000,000 or otherwise be materially adverse to the business of the Company or any of its Subsidiaries. To the extent legally permissible, the Company shall consult with the Purchaser and give reasonable and due consideration to the comments formulated by the Purchaser on any actions or measures to be taken in connection with a situation described in this Section 4.1(3) prior to taking any actions or measures in relation thereto.

(4)

Nothing contained in this Agreement will give the Parent or Purchaser, directly or indirectly, the right to direct or control the Company’s business and operations prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms of this Agreement, control and supervision over its business and operations. Nothing in this Agreement, including any of the restrictions set forth herein, will be interpreted in such a way as to place any Party in violation of applicable Law.

Section 4.2 Covenants of the Company Relating to the Arrangement.

(1)

The Company shall, and shall cause its Subsidiaries to, perform all obligations required to be performed by the Company or any of its Subsidiaries subject to the terms and conditions of this Agreement, reasonably cooperate with the Purchaser in connection therewith, and do all such other commercially reasonable acts and things as may be necessary to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, the Company shall and, where appropriate, shall cause its Subsidiaries to (other than in connection with obtaining the Regulatory Approvals, which approvals shall be governed by the provisions of Section 4.4):

(a)

use commercially reasonable efforts to satisfy all conditions precedent in this Agreement to the Purchaser’s obligation to complete the Closing and take all steps set forth in the Interim Order and the Final Order applicable to it and comply promptly with all requirements imposed by Law applicable to it or its Subsidiaries with respect to this Agreement or the Arrangement;

(b)

use commercially reasonable efforts to provide, obtain and maintain all third party notices or other notices and consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are reasonably required or reasonably requested by the Purchaser in connection with the Arrangement, this Agreement or the other transactions contemplated hereby, in each case, that are required under any Material Contract to which the Company or any of its Subsidiaries is a party or those required to maintain in full force and effect any Material Authorization held by the Company or any of its Subsidiaries in each case, on terms that are reasonably satisfactory to the Purchaser, and without paying, and without committing itself or the Purchaser to pay, any material consideration or incur any liability or obligation without the prior written consent of the Purchaser;

(c)

use commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from the Company and its Subsidiaries relating to the Arrangement;

(d)

use commercially reasonable efforts to, upon reasonable consultation with the Purchaser, oppose, lift or rescind any Order seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement, and defend, or cause to be defended, any Proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement, this Agreement or the transactions contemplated hereby, including seeking to have any stay or temporary restraining Order entered by any Governmental Entity vacated or reserved, so as to enable Closing to occur as soon as reasonably practicable (provided, that neither the Company nor any of its Subsidiaries shall consent to the entry of any judgment or settlement with respect to any such Proceeding without the prior written approval of the Purchaser, not to be unreasonably withheld, conditioned or delayed and provided, further that this provision is subject to Section 2.6(6) in all respects);

(e)

use commercially reasonable efforts to not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, in each case, which is inconsistent with this Agreement or which would reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Arrangement or the transactions contemplated by this Agreement; and

(f)

use commercially reasonable efforts to assist the Purchaser in obtaining the resignations and mutual releases (in a form satisfactory to the Purchaser, acting reasonably) of each member of the Board and, to the extent requested by the Purchaser in writing no later than ten (10) Business Days prior to the Effective Time, each member of the board of directors of the Company’s wholly-owned Subsidiaries, and using commercially reasonable efforts to cause them to be replaced by Persons designated or nominated by the Purchaser effective as of the Effective Time.

(2)	The Company shall promptly notify the Purchaser in writing of:

(a)	the occurrence of any Material Adverse Effect;

(b)

unless prohibited by Law, any notice or other communication (whether oral or written), to which the Company has knowledge, from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or another Person) is or may be required in connection with the Arrangement, this Agreement or any of the transactions contemplated thereby; or

(c)

any breach, default or termination, or any notice of breach, default or termination (or of any intention to cancel, terminate or otherwise modify in any material respect or not renew its relationship with the Company or any Subsidiary) (whether written or oral), to which the Company has knowledge, by any party to any Material Contract or Material Authorization to which it is a party or by which it is bound;

(d)

any (i) Proceedings commenced or, to the knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Arrangement, this Agreement or any of the transactions contemplated hereby, and (ii) Proceedings against the Company or any of its Subsidiaries material to the Company and its Subsidiaries, taken as a whole, commenced or, to the knowledge of the Company, threatened in writing against the Company or its Subsidiaries. With respect to any Proceedings contemplated by clause (i) of this Section 4.2(2)(d), the Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such Proceeding and reasonably cooperate with Parent in conducting the defense or settlement of such Proceeding, and no such settlement shall be agreed without Parent’s prior written consent.

Section 4.3 Covenants of the Purchaser Relating to the Arrangement.

(1)

The Purchaser shall perform all obligations required or reasonably desirable to be performed by the Purchaser under this Agreement, reasonably cooperate with the Company in connection therewith, and do all such other commercially reasonable acts and things as may be necessary or reasonably desirable to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, the Purchaser shall (other than in connection with obtaining the Regulatory Approvals, which approvals shall be governed by the provisions of Section 4.4):

(a)

use commercially reasonable efforts to satisfy all conditions precedent in this Agreement to the Company’s obligation to complete the Closing and take all steps set forth in the Interim Order and the Final Order applicable to it and comply promptly with all requirements imposed by Law applicable to it with respect to this Agreement or the Arrangement, provided, however, that under no circumstances will the Purchaser be required to agree or consent to any increase in the Consideration;

(b)	use commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Entities from it relating to the Arrangement;

(c)

use commercially reasonable efforts to oppose, lift or rescind any Order seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement, and defend, or cause to be defended, any Proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement, this Agreement or the transactions contemplated hereby; and

(d)

not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, in each case, which is inconsistent with this Agreement or which would reasonably be expected to prevent, delay or otherwise impede the consummation of the Arrangement or the transactions contemplated by this Agreement.

(2)

The Purchaser shall promptly notify the Company in writing of any change, event, occurrence, effect, state of facts and/or circumstance that, individually or in the aggregate that is or would reasonably be expected to impair, impede or prevent either or both the Purchaser and/or the Parent from performing their obligations under this Agreement.

Section 4.4 Regulatory Approvals.

(1)

Each Party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents and Authorizations, including the Regulatory Approvals, from all Governmental Entities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations under this Agreement. Each Party shall co-operate fully with the other Parties and their affiliates in promptly seeking to obtain all such consents or Authorizations, including the Regulatory Approvals, from such Governmental Entities. Without limiting the generality of the foregoing, (a) in the case of the Competition Act Approval, as promptly as practicable, and in any event no later than fifteen (15) Business Days after the date hereof, (i) the Purchaser shall file with the Commissioner of Competition a submission in support of a request for an ARC or a No Action Letter in respect of the transactions contemplated by this Agreement; and (ii) unless the Purchaser and the Company mutually agree otherwise or agree that such filings should be made on a different date, the Purchaser and the Company shall file or cause to be filed notifications pursuant to paragraph 114(1) of the Competition Act, and (b) in the case of the HSR Act, as promptly as practicable, and in any event within ten (10) Business Days after the date of this Agreement, the Purchaser and the Company shall prepare and file their respective notification and report forms pursuant to the HSR Act and request an early termination of any applicable waiting period under the HSR Act, and (c) in the case of any other Regulatory Approvals, make all required notifications, applications or filings as promptly as practicable, and in any event, no later than twenty (20) Business Days after the date hereof. The Purchaser shall be responsible for and shall pay all filing fees required by applicable Law to be paid to any Governmental Authority in order to obtain all consents and Authorizations, including the Regulatory Approvals and as it relates to the HSR Act and the Competition Act Approval.

(2)

Unless required to do so by Law, the Parties shall not submit any filings with any Governmental Authority prior to Closing, including the filing of a notification under Part III of the Investment Canada Act, unless: (i) the Purchaser and the Company mutually agree otherwise; or (ii) in the case of a notification under Part III of the Investment Canada Act, either (a) an Acquisition Proposal is publicly announced or otherwise publicly disclosed by any Person (other than the Purchaser, the Parent or any of their respective affiliates) or (b) the market price of the Shares exceeds US$32.00 per Share on NASDAQ for two consecutive trading days (or the Canadian dollar equivalent thereof on TSX based on the exchange rate published by the Bank of Canada on such second trading day), in which cases the Purchaser shall be entitled to file such notification.

(3)

The Parties shall cooperate and coordinate with one another in connection with obtaining the Regulatory Approvals, including by providing or submitting as promptly as practicable all submissions, documentation and information that are required or advisable in connection with obtaining the Regulatory Approvals and using their reasonable best efforts to ensure that such submissions, documentation and information do not contain a Misrepresentation.

(4)

The Parties shall cooperate with and keep one another fully informed as to the status of and the processes and proceedings relating to obtaining the Regulatory Approvals, and shall promptly notify each other of any communication from any Governmental Entity in respect of the Arrangement, this Agreement or the transactions contemplated hereby, and shall exchange advance drafts of all submissions, material correspondence (including emails), filings, notifications, presentations, applications, or other material documents made or submitted to or filed with any Governmental Entity in respect of the Arrangement, this Agreement or the transactions contemplated hereby, will consider in good faith any suggestions made by the other Parties and their counsel and will provide the other Parties and their counsel with final copies of all such material submissions, correspondence (including emails), filings, notifications, presentations, applications, and other material documents, and all pre-existing business records or other documents, submitted to or filed with any Governmental Entity in respect of the Arrangement, this Agreement or the transactions contemplated hereby, provided, however, no attorney-client privilege is undermined or otherwise affected as a result of such exchange of information and that competitively sensitive information may be provided only to the external legal counsel and external experts of the other Parties. The Parties will each keep the other Parties and their counsel fully apprised of all material written (including email) and oral communications and all meetings with any Governmental Entity, and their staff, in respect of the Arrangement, this Agreement or the transactions contemplated hereby, including providing copies of all material written (including email) communications on a timely basis, and will not participate in such material communications or meetings (including telephone calls) without giving the other Parties and their counsel the opportunity to participate therein, except to the extent that competitively sensitive information may be discussed, in which case the Parties will allow external legal counsel for the other Parties to participate.

(5)

If any objections are asserted by any Governmental Entity under any applicable Law with respect to the transactions contemplated by this Agreement, or if any proceeding is instituted or threatened by or before any Governmental Entity challenging or which could lead to a challenge of any of the transactions contemplated by this Agreement as not in compliance with Law or as not satisfying any applicable legal test under a Law necessary to obtain the Regulatory Approvals, the Parties shall use their reasonable best efforts to resolve or avoid such objection or proceeding so as to allow the Closing to occur as soon as reasonably practicable (and in any event no later than the Outside Date).

(6)

Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that Parent will control the ultimate strategy for securing all Regulatory Approvals, including any filings, submissions and communications with or to any Governmental Entity in connection therewith, and taking into account in good faith any comments of, the Company or its Representatives relating to such strategy

(7)

Notwithstanding anything to the contrary contained in this Section 4.4, the Purchaser’s reasonable best efforts shall not require the Purchaser to enter into any settlement, undertaking, consent decree, consent agreement, commitment, stipulation or other agreement or take any action or agree to take any action (including without limitation any divestitures), that would adversely affect any of the business, operations or assets of the Purchaser and its affiliates, or that would adversely affect the business, operations or assets of the Company and its Subsidiaries, other than, if required in order to obtain a Key Regulatory Approval, the entry into a settlement, undertaking, consent decree, consent agreement, commitment, stipulation or other agreement, in each case, that does not have a Burdensome Effect. The Company shall not enter into any agreement or understanding with any Governmental Entity with respect to any of the foregoing without the prior written consent of the Purchaser. “Burdensome Effect” has the meaning set forth in Section 4.4(7) of the Company Disclosure Letter.

Section 4.5 Access to Information; Confidentiality.

(1)

From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to applicable Law and any COVID Measures that may be in place, the Company shall, and shall cause its Subsidiaries and shall cause their respective directors, officers and Employees to, and shall direct its independent auditors, financing sources, advisers, consultants and agents to, upon reasonable prior notice during normal business hours: (a) give the Purchaser and its Representatives, consultants and independent contractors reasonable access (during normal business hours) to its and its Subsidiaries’ offices, premises, properties, assets, senior personnel, Contracts and books and records (including continuing access to the Data Room), and (b) furnish to the Purchaser and its Representatives, consultants, and independent contractors such financial and operating data and Company Data or other information with respect to the assets or business of the Company or its Subsidiaries as the Purchaser may reasonably request, in the case of each of clauses (a) and (b) to the extent reasonably necessary in connection with the consummation of the transactions contemplated by the Agreement or for integration planning purposes; provided that the Company’s compliance with any request under this Section 4.5(1) shall not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries and shall be subject to any COVID-19 Measures then in effect.

(2)

This Section 4.5 shall not require the Company or its Subsidiaries to permit any access, or to disclose any information that is Excluded Information or that, in the reasonable good faith judgment of the Company, after consultation with outside legal counsel, may reasonably be expected to cause any violation of any Law or cause any privilege (including attorney-client privilege) that the Company or its Subsidiaries would be entitled to assert to be undermined with respect to such information; provided that, the Parties hereto shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so could reasonably (in the good faith belief of the Company, after consultation with outside legal counsel) be managed through the use of customary “clean-room” or other arrangements reasonably acceptable, and not unduly burdensome, to the Company.

(3)

Notwithstanding anything to the contrary herein or in the Non-Disclosure Agreement, Parent and Purchaser shall be permitted to disclose confidential information that is subject to the Non-Disclosure Agreement in connection with the arrangement of any Covered Financing, including to ratings agencies and prospective lenders and investors; provided that (a) such disclosure occurs in accordance with customary market practice for the dissemination of such information to such recipients (which may include, without limitation, customary “click through” confidentiality undertakings by prospective lenders and investors), (b) the Company has been afforded a reasonable opportunity to review any such information prior to its dissemination and (c) the recipient is subject to customary confidentiality obligations with respect to such information.

(4)

Each Party acknowledges that the Non-Disclosure Agreement continues to apply and, in the case of the Company, that any information provided under Section 4.5(1) above that is non-public in nature shall be subject to the terms of the Non-Disclosure Agreement; provided that to the extent any provision of the Non-Disclosure Agreement conflicts with the terms of this Agreement, the terms of this Agreement shall prevail.

(5)

Investigations made by or on behalf of the Purchaser, whether under this Section 4.5 or otherwise, will not waive, diminish the scope of, or otherwise affect any representation or warranty made by the Company in this Agreement.

Section 4.6 Pre-Acquisition Reorganization.

(1)

Subject to Section 4.6(2), the Company agrees that, upon request of the Purchaser, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (a) take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to perform such reorganizations of their corporate structure, capital structure, business, operations and assets or such other transactions as the Purchaser may request in writing, acting reasonably (each a “Pre-Acquisition Reorganization”), (b) cooperate with the Purchaser and its advisers to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they would most effectively be undertaken, and (c) cooperate with the Purchaser and its advisers to seek to obtain any consents, approvals, waivers or similar authorizations which are reasonably requested by the Purchaser (based on the applicable terms of the Contract or Authorization) in connection with the Pre-Acquisition Reorganizations, if any.

(2)	The Company will not be obligated to participate in all or any portion of any Pre-Acquisition Reorganization under Section 4.6(1) unless such Pre-Acquisition Reorganization:

(a)

is effected as close as reasonably practicable prior to or contemporaneously with the Effective Time, and can be unwound in the event the Arrangement is not consummated without adversely affecting the Company or any of its Subsidiaries in any material manner;

(b)	does not require the approval of any of the Shareholders;

(c)	does not cause any Shareholders to recognize any income or gain for Tax purposes prior to the completion of the Arrangement;

(d)

does not require the Company or its Subsidiaries to take any action that could reasonably be expected to result in Taxes being imposed on, or any adverse Tax or other consequences to, the Company, its Subsidiaries or any Shareholders incrementally greater than the Taxes or other consequences to such party in connection with the completion of the Arrangement in the absence of action being taken pursuant to this Section 4.6;

(e)

does not require any consent, waiver, notice or approval, or give rise to (or accelerate) any right of termination under, or result in any breach by the Company or any of its Subsidiaries of any Material Contract or Material Authorization or any breach by the Company or any of its Subsidiaries of their respective Constating Documents or applicable Law;

(f)	is not prejudicial to the Company or the Shareholders in any material respect;

(g)	does not reduce, or impact the form of, the consideration to be received by Shareholders and holders of Incentive Securities under the Plan of Arrangement;

(h)	does not result in a change of control, default, or acceleration of any of the Company’s existing credit facilities or outstanding debt;

(i)	does not unreasonably interfere in the operations of the Company or any of its Subsidiaries prior to the Effective Time;

(j)	does not impair the ability of the Company, the Parent or the Purchaser to consummate, and will not (and would not reasonably be expected to) materially delay the consummation of, the Arrangement; and

(k)

is not required to be completed unless and until (i) the Purchaser has irrevocably confirmed in writing that all of the conditions in favor of the Purchaser in Article 6 have been either satisfied or waived and that the Purchaser is prepared to promptly and without condition proceed with the completion of the Arrangement and (ii) the Company is reasonably satisfied that all of the conditions in favor of the Company in Article 6 have been satisfied or waived.

(3)

The Purchaser must provide written notice to the Company of any proposed Pre-Acquisition Reorganization at least ten (10) Business Days prior to the Effective Date. Upon receipt of such notice, the Company and the Purchaser shall work cooperatively and use their commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization, including any amendment to this Agreement or the Plan of Arrangement and shall seek to have any such Pre-Acquisition Reorganization be effective immediately prior to the Effective Time (but after the Purchaser has waived or confirmed that all of the conditions set out in Section 6.1 and Section 6.2 have been satisfied).

(4)

If this Agreement is terminated, the Purchaser (a) shall forthwith reimburse the Company for all reasonable and documented out-of-pocket costs, fees and expenses incurred by the Company and its Subsidiaries in connection with any proposed Pre-Acquisition Reorganization (including any rewinding thereof), and (b) shall indemnify and hold harmless the Company and its Subsidiaries from and against any and all liabilities, losses, damages, claims, penalties, interests, awards, judgements and Taxes (including the use of Tax attributes) suffered or incurred by any of them in connection with or as a result of any Pre-Acquisition Reorganization (including any rewinding thereof), or in taking reasonable steps to reverse or unwind any Pre-Acquisition Reorganization.

(5)

The Purchaser hereby waives any breach of a representation, warranty or covenant by the Company to the extent such breach is a result of an action taken (or omitted to be taken) by the Company or a Subsidiary pursuant to a request by the Purchaser pursuant to this Section 4.6.

Section 4.7 Tax Matters.

The Company covenants and agrees that until the Effective Time, the Company and its Subsidiaries shall (a) duly and timely file with the appropriate Governmental Entity all Tax Returns required to be filed by any of them, which shall be correct and complete in all material respects and (b) pay, withhold, collect and remit to the appropriate Governmental Entity in a timely fashion all amounts required to be so paid, withheld, collected or remitted. The Company shall keep the Purchaser reasonably informed of any events, discussions, notices or changes with respect to any Tax or regulatory audit or investigation or any other investigation by a Governmental Entity or Proceeding involving the Company or any of its Subsidiaries (other than Ordinary Course communications which could not reasonably be expected to be material to the Company and the Subsidiaries on a consolidated basis).

Section 4.8 Termination of 401(k) Plan.

The Company will adopt, or will cause to be adopted, all necessary corporate resolutions (which shall be subject to Purchaser’s reasonable review and approval) to terminate each 401(k) Plan sponsored or maintained by the Company or any of its Subsidiaries, effective as of no later than one day prior to Closing (but such termination may be contingent upon the Closing). Immediately prior to such termination, the Company (or such Subsidiary) will have made all necessary payments to fund the contributions: (i) necessary or required to maintain the tax-qualified status of the 401(k) Plan; (ii) for elective deferrals made pursuant to the 401(k) Plan for the period prior to termination; and (iii) for any employer contributions (including, without limitation, any matching contributions) for the period prior to termination. For this purpose, the term “401(k) Plan” means any plan intended to be qualified under Code Section 401(a) which includes a cash or deferred arrangement intended to qualify under Code Section 401(k). The Company shall provide the Purchaser with a copy of resolutions duly adopted by the Board (or the board of directors of the applicable Subsidiary) so terminating any such 401(k) Plan. In the event that termination of any such 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees (other than ordinary administrative fees in connection with such termination), then the Company shall pay or provide for payment of the amount of such charges and/or fees prior to the Effective Date.

Section 4.9 Financing Arrangements

(1)

Prior to the earlier of the Closing and termination of this Agreement, and subject to applicable law, the Company shall use its commercially reasonable efforts, and shall cause its Subsidiaries to use their commercially reasonable efforts, to provide and to cause their respective Representatives to provide such customary cooperation (including with respect to timeliness) to the Purchaser as the Purchaser may reasonably request in connection with the arrangement, marketing, offering, syndication, documentation and consummation of any financing deemed reasonably necessary or advisable by the Parent or the Purchaser in connection with the consummation of the Arrangement (including using commercially reasonable efforts to assist the Parent or the Purchaser to obtain new or amend any existing credit facilities or arrange for any alternative credit facility or other financing or private or public equity, equity-linked or debt securities offering to be issued or incurred, including in lieu of all or a portion of any bridge facility, and any amendment, modification or replacement of any existing credit facility or debt instrument) (each, including the Committed Debt Financing, a “Covered Financing”), subject to the terms hereof and the limitations set forth in this Agreement, including:

(a)

participating in a reasonable number of presentations and due diligence sessions (including accounting due diligence sessions), sessions with ratings agencies and sessions with actual or prospective lenders, arrangers, agents, initial purchasers and/or underwriters, including facilitating, to the extent within the Company’s control, direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of the Company and its Subsidiaries on the one hand, and the Financing Sources and any other actual or prospective lenders, arrangers, agents, initial purchasers and/or underwriters, in each case, involved with any Covered Financing, on the other hand;

(b)

furnishing the Purchaser and its proposed lenders, arrangers, agents, initial purchasers and underwriters with such financial statements and other customary and readily available financial and other data and information prepared by the Company in the ordinary course of business without undue burden or expense as is reasonably requested by Purchaser and of the type that is customarily provided to financing sources for debt financings similar to any Covered Financing and supplementing such information as may be necessary for such information to remain Compliant;

(c)

cooperating reasonably with Purchaser in the preparation of customary pro forma financial statements prepared in accordance with the requirements of Regulation S-X (it being understood that preparation thereof shall be the sole responsibility of the Purchaser);

(d)	cooperating reasonably with the proposed lenders’, arrangers’, agents’, initial purchasers’ and underwriters’ due diligence;

(e)	using commercially reasonable efforts to obtain customary auditor’s comfort letters (including customary “negative assurance” comfort) and such consents as are reasonably requested by the Purchaser;

(f)

cooperating reasonably with the Purchaser’s legal counsel as reasonably requested by the Purchaser in connection with any legal opinions that such legal counsel may be reasonably required to deliver in connection with any Covered Financing;

(g)

cooperating reasonably in the preparation of appropriate and customary materials reasonably required in connection with a Covered Financing (including without limitation offering documents such as prospectuses, offering and information memoranda and materials for lender or rating agency presentations or other similar documents, including, if requested by the Parent, an information memorandum that does not include material non-public information and the delivery of customary authorization letters reasonably acceptable to the Company with respect to information memoranda executed by a senior officer of the Company authorizing the distribution of information to prospective lenders or investors and containing (A) a representation to the financing sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or their securities, (B) a “10b-5” representation by the Company consistent with any debt commitment letter obtained by the Purchaser in connection with the transactions contemplated by this Agreement and (C) customary language which shall exculpate the Company and its Representatives and affiliates with respect to any liability related to or responsibility for the contents of such information or related offering and marketing materials by the recipients thereof) and cooperating reasonably with the marketing efforts of the Purchaser and its lenders, arrangers, agents, initial purchasers and underwriters, if any, for any Covered Financing (including (i) by making its Senior Management available to participate in a reasonable number of meetings of prospective lenders (which may be conducted remotely) and (ii) using commercially reasonable efforts to cause the marketing efforts of the Purchaser to benefit from the Company’s and its Subsidiaries’ existing lending and investment banking relationships);

(h)

cooperating reasonably with the Purchaser in connection with applications to obtain such consents, approvals, authorizations and ratings from rating agencies which may be reasonably necessary or desirable in connection with a Covered Financing;

(i)

cooperating reasonably in the preparation of definitive financing documents, instruments and certificates as may be reasonably requested by the Purchaser and customarily required for debt financings similar to the applicable Covered Financing, including guarantees and pledge and security documents (including customary schedules with respect to the Company, its Subsidiaries and their respective assets) and filings, in each case, to be effective no earlier than the Effective Date;

(j)

making available, upon reasonable notice during normal business hours, appropriate personnel, documents and information (other than Excluded Information) relating to the Company and its Subsidiaries, in each case, as may be necessary and reasonably requested by the Purchaser or its lenders, arrangers, agents, initial purchasers and underwriters;

(k)

entering into one or more credit agreements, indentures or other instruments or agreements on terms reasonably satisfactory to the Purchaser in connection with a Covered Financing, to be effective no earlier than the Effective Date, to the extent direct borrowings or debt incurrence by the Company or its Subsidiaries is contemplated for a Covered Financing, and reasonably assisting in the negotiation thereof to the extent reasonably requested by the Purchaser; and

(l)

furnishing the Purchaser and its proposed lenders, arrangers, agents, initial purchasers and underwriters at least five (5) Business Days prior to the Effective Date, all documentation and other information reasonably requested at least ten (10) Business Days prior to the Effective Date by any of them related to the Company and its Subsidiaries as required by any Governmental Entity in connection with a Covered Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the PATRIOT Act (United States).

(2)

Notwithstanding Section 4.9(1), none of the Company or any of its Subsidiaries shall be required to: (i) pay any commitment, consent or other similar fee, incur any liability or provide or agree to provide any indemnity or other payment in connection with any such Covered Financing prior to the Effective Time; (ii) take any action or do anything that would reasonably be expected to: (A) contravene any applicable Law or its Constating Documents; (B) constitute a default, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Person or to a loss of any benefit to which such Person is entitled under, or otherwise violate or contravene, in each case, any provision of any Material Contract; (C) impair or prevent the satisfaction of any condition set forth in Article 6 that operates for the benefit of the Company; or (D) interfere unreasonably with the business or operations of the Company or any of its Subsidiaries; (iii) provide any Excluded Information or disclose any information that in the reasonable judgment of the Company would reasonably be expected to compromise any attorney-client or similar privilege or otherwise conflict with any confidentiality requirements applicable to the Company or any of its Subsidiaries, so long as the Company has notified the Parent that information is being withheld and has used commercially reasonable efforts to make disclosure to the extent such privilege or requirement would not be compromised or contravened, as the case may be; or (iv) provide any cooperation contemplated by this Section 4.9: (A) on less than reasonable prior notice, (B) that requires the preparation of any separate financial statements for the Company or any of its Subsidiaries (other than Required Information) or the change of any fiscal period or (C) that involves the Company, any of its Subsidiaries or any of their respective Representatives entering into any binding commitment or agreement or any corporate or comparable action which is not expressly conditional on the completion of the Arrangement, other than customary authorization letters and prepayment notices (to the extent not permitted to be conditional) as described in this Section 4.9 or Section 4.10. Additionally, no Representative of the Company or any of its Subsidiaries shall be required to take any action which would reasonably be expected to result in such Person incurring any personal liability (as opposed to liability in their capacity as a Representative of the Company or its Subsidiary, as applicable) with respect to any matters related to a Covered Financing. The parties hereto agree that any information with respect to the prospects and plans for the Company’s and its Subsidiaries’ business and operations in connection with any Covered Financing will be the sole responsibility of the Purchaser.

(3)

The Purchaser shall, promptly upon request by the Company and from time to time (and in any event promptly following termination of this Agreement), reimburse the Company and its Subsidiaries for all reasonable and documented out-of-pocket costs (including reasonable and documented out-of-pocket legal fees) incurred by the Company or any of its Subsidiaries in connection with any of the actions contemplated by this Section 4.9, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 4.9 or otherwise in connection with a Covered Financing, except to the extent resulting from the willful misconduct or gross negligence of any such Person.

(4)

Subject to applicable law, the Company hereby consents to the customary and reasonable use of its and its Subsidiaries’ logos solely in connection with (i) any Covered Financing; provided that such logos are used in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and (ii) a description of the Company, its business or the transactions contemplated by this Agreement (including any Covered Financing).

(5)

Notwithstanding anything contained in this Agreement to the contrary, the Purchaser and the Parent expressly acknowledge and agree that its obligations hereunder are not conditioned in any manner upon obtaining any Covered Financing or any other financing, whether such reasons are within or beyond the control of the Purchaser or the Parent. For the avoidance of doubt, if any financing referred to in this Section 4.9 is not obtained, the Purchaser will continue to be obligated to consummate the Arrangement, subject to and on the terms contemplated by this Agreement, subject to the applicable conditions set forth in Article 6; provided that the Company and each of its Subsidiaries will be deemed to be in compliance with this Section 4.9, and none of the Parent, the Purchaser or any of their respective affiliates shall allege that the Company or any of its Subsidiaries is or has not been in compliance with this Section 4.9, unless a Covered Financing has not been obtained primarily as a result of a Willful Breach of its obligations under this Section 4.9.

(6)

The Purchaser shall use its commercially reasonable efforts to take all necessary, proper or advisable actions to arrange and obtain one or more Covered Financings that generate net proceeds in an aggregate amount sufficient to enable the Purchaser to pay all amounts required to be paid in connection with the transactions contemplated by this Agreement and the Plan of Arrangement and to pay all related expenses payable by it in connection with such transactions (such amounts collectively, the “Required Amount”), by no later than the Effective

Time and that do not in any event impose any new or additional conditions to funding that are more onerous or extensive in any respect than those set forth in the Debt Commitment Letter. The Parent shall not permit, without the prior written consent of the Company, any amendment or modification to be made to, or any waiver or release of any provision or remedy that enures to the benefit of the Parent to be made under, or any permitted substitution of, the Debt Commitment Letter or any fee letter related thereto, if such amendment, modification, waiver, release and/or substitution would (i) reduce (or have the effect of reducing) the aggregate amount of available financing thereunder to an amount below that which would be required for the Purchaser to pay the Required Amount at the Effective Time pursuant to the Plan of Arrangement, (ii) impose new or additional (or adversely modify or make more onerous in any material respect any existing) conditions precedent to the availability of the Committed Debt Financing set forth therein, in each case, in a manner which would reasonably be expected to impair, prevent or materially delay or materially impede the consummation of the transactions contemplated by this Agreement or the Plan of Arrangement, (iii) adversely impact the ability of the Parent to enforce its rights and remedies against the other parties to the Debt Commitment Letter or any definitive agreements or documentation with respect thereto (it being understood and agreed that this clause (iii) shall not prohibit the termination of the Debt Commitment Letter in connection with substitutions thereof that are otherwise expressly permitted by this Agreement), (iv) reasonably be expected to, impair, prevent, materially delay or materially impede the consummation or the transactions contemplated by this Agreement or the Plan of Arrangement or (v) impose any obligations on the Company or any of its Subsidiaries that would be effective prior to Closing. Notwithstanding the foregoing, the Parent may, without the consent of the Company, amend the Debt Commitment Letter and any fee letters related thereto to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter or any fee letters related thereto as of the date hereof. Upon executing any amendment, supplement, modification, waiver, release or substitution of the Debt Commitment Letter, the Parent shall, as soon as reasonably practicable (and in any event, within one (1) Business Day), provide a copy thereof to the Company (provided that such copy may be subject to Permitted Redactions). The Parent shall not release or consent to the termination of the obligations of the lenders under the Debt Commitment Letter, except in connection with substitutions of the Committed Debt Financing permitted hereunder or for assignments and replacements of an individual financing source in accordance with the express terms and conditions of the Debt Commitment Letter; it being understood and agreed that the Parent may acknowledge commensurate reductions in the commitments under the Debt Commitment Letter contemplated by the express terms thereof in connection with events that result in the receipt by Parent or its affiliates of net proceeds that will be available at the Closing (on conditions that are no less favourable to the Parent taken as a whole, and that do not in any event impose any new or additional conditions to funding that are more onerous or extensive in any respect, than those set forth in the Debt Commitment Letter) to finance a portion of the Required Amount. For purposes of this Agreement, references to “Committed Debt Financing” shall include the financing contemplated by the Debt Commitment Letter, as applicable, as permitted to be amended, modified, waived, released or substituted by this Section 4.9 (including any Alternative Financing) and references to “Debt Commitment Letter” shall include such document as permitted to be amended, modified, waived, released or substituted by this Section 4.9 (including any Alternative Financing).

(7)	Without limiting the generality of Section 4.9(6), the Parent shall use its commercially reasonable efforts to:

(a)

maintain in effect the Debt Commitment Letter in accordance with the terms and subject to the conditions thereof until the transactions contemplated by this Agreement are consummated, subject to amendments, modifications, waivers, releases and substitutions expressly permitted by Section 4.9(6);

(b)

except and only to the extent proceeds of other Covered Financings sufficient to fund the Required Amount will be available at the Closing (on conditions that are no less favourable to the Parent taken as a whole, and that do not in any event impose any new or additional conditions to funding that are more onerous or extensive in any respect, than those set forth in the Debt Commitment Letter), satisfy (or obtain a waiver of), on a timely basis, all conditions in the Debt Commitment Letter (and any definitive documentation related thereto) that are within the Parent’s control at or prior to the Closing and comply with all of its obligations under the Debt Commitment Letter and any fee letter in respect thereof in a timely and diligent manner;

(c)

negotiate and enter into definitive agreements and documentation with respect to Covered Financings that comply with the terms of this Agreement and are sufficient to fund the Required Amount on or prior to the Closing;

(d)

if all the conditions set forth in Article 6 (other than Section 6.3(3) or other conditions that, by their terms, are to be satisfied on the Effective Time, but are reasonably capable of being satisfied on the Effective Time) and all of the conditions contained in the Debt Commitment Letter (other than the Closing) have been satisfied, consummate the Committed Debt Financing (or any other Covered Financing) at or prior to the Closing; and

(e)	enforce its rights under the Debt Commitment Letter in a timely and diligent manner.

(8)

The Parent will, upon the Company’s reasonable request, keep the Company informed in reasonable detail with respect to the Parent’s efforts to arrange and obtain Covered Financings sufficient to fund the Required Amount as shall be reasonably necessary or advisable to allow the Company to monitor the progress thereof. Without limiting the generality of the foregoing, the Parent shall give the Company prompt notice: (i) of any actual or threatened breach, default, repudiation, cancellation or termination (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach, default, repudiation, cancellation or termination) by any party to the Debt Commitment Letter or any definitive document related to the Committed Debt Financing of which the Parent becomes aware, (ii) of the receipt of any written notice or other written communication from any Person with respect to any actual or threatened breach, default, repudiation, cancellation or termination by any party to the Debt Commitment Letter or any definitive document related to the Committed Debt Financing, (iii) of the occurrence of any change, event, occurrence, effect, state of facts or circumstances that the Parent believes in good faith would reasonably be expected to materially adversely impact the ability of the Parent to obtain Covered Financings sufficient to fund the Required Amount and (iv) if the Debt Commitment Letter will be terminated prior to its stated expiration for any reason. As soon as reasonably practicable, but in any event within one (1) Business Day after the date the Company delivers to the Parent a written request, the Parent shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii), (iii) or (iv) of the immediately preceding sentence, provided that the Parent shall not be required to disclose or provide any such information, the disclosure of which, in its good faith judgement upon advice of outside counsel, is subject to attorney-client privilege. In the event that the Parent does not disclose such information that is subject to attorney-client privilege, the Parent shall provide prompt notice to the Company that it is withholding such information and the Parent shall use commercially reasonable efforts to promptly communicate the applicable information to an extent that would not violate or waive privilege.

(9)

If any portion of the Committed Debt Financing becomes unavailable on the terms and conditions or from the applicable financing sources in the Debt Commitment Letter (including the “market flex” provisions contained in any fee letter in respect of the Committed Debt Financing), unless such portion is not reasonably required to consummate the transactions contemplated by this Agreement and the Plan of Arrangement, the Parent shall promptly notify the Company in writing of such unavailability and shall use its commercially reasonable efforts to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative debt or equity financing that generates net proceeds in an amount no less than the Required Amount from the same or alternate sources (an “Alternative Financing”). Such Alternative Financing shall not: (A) be subject to any new or additional conditions to funding that are more onerous or extensive in any respect, than those set forth in the Debt Commitment Letter as in effect on the date hereof (including the “market flex” provisions contained in any related fee letter) or (B) have the effect or the expected effect of (x) impairing, preventing, or materially delaying or materially impeding the consummation of the transactions contemplated by this Agreement and by the Plan of Arrangement, (y) adversely impacting the ability of the Parent to enforce its rights against the other parties to the Debt Commitment Letter as so amended, replaced, supplemented or otherwise modified, or (z) imposing obligations on the Company or any of its Subsidiaries that would be effective prior to Closing. Notwithstanding the foregoing, in no event shall the Parent or any affiliate be required to obtain or agree to any Alternative Financing that provides for terms that, when taken as a whole, are materially less favorable to Parent and its affiliates in light of then-prevailing market conditions than those contemplated by the Committed Debt Financing on the date hereof (giving effect to any related “market flex” provisions). The Parent shall promptly deliver to the Company true, correct and complete copies of any such alternative commitment letters, it being understood that any related fee letters may be subject to Permitted Redactions. Upon and from the time of obtaining such Alternative Financing, any such commitment letter shall be deemed to constitute the Debt Commitment Letter hereunder. The Purchaser arranging and obtaining new or replacement financing in accordance with this Section 4.9 (or any other Covered Financing) shall not modify or affect in any way the Company’s rights pursuant to this Agreement or the Purchaser’s obligations pursuant to this Agreement, except to the extent expressly set forth in this Agreement.

(10)

Except as expressly set forth in Section 4.9(1), the Purchaser acknowledges and agrees that none of the Company or any of its Subsidiaries or Representatives shall have any responsibility for the Committed Debt Financing prior to the Effective Time.

Section 4.10 Treatment of Company Indebtedness.

The Company shall, and shall cause each of its Subsidiaries to, deliver all notices and take all other actions reasonably requested by the Purchaser that are required to facilitate in accordance with the terms thereof the termination of all commitments outstanding under each of the Existing Financing Instruments and the Accounts Receivable Purchase Program, the repayment in full of all obligations, if any, outstanding thereunder, the release of all Liens, if any, securing such obligations, and the release of guarantees in connection therewith on the Effective Date as of the Effective Time (such termination, repayment and releases, the “Credit Facility Terminations”). In furtherance and not in limitation of the foregoing, the Company shall, and shall cause each of its Subsidiaries to, deliver to the Purchaser at least three (3) Business Days prior to the Closing (with drafts being delivered in advance as reasonably requested by the Purchaser), executed payoff letters (and similar instruments), in each case, with respect to each of the Existing Financing Instruments and the Accounts Receivable Purchase Program (each, a “Payoff Letter”) and all related release documentation, in each case, in form and substance customary for transactions of this type, from the applicable agent on behalf of the Persons to whom such Indebtedness is owed (or, if there is no such agent, from the Persons to whom such Indebtedness is owed), which Payoff Letters together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of the Company and its Subsidiaries securing such Indebtedness and any other obligations secured thereby, shall, upon the payment of the amount set forth in the applicable Payoff Letter on the Effective Date, be released and terminated. Notwithstanding anything herein to the contrary, in no event shall this Section 4.10 require the Company or any of its Subsidiaries to cause the Credit Facility Terminations to be effective unless and until the Effective Time has occurred and the Purchaser has provided or caused to be provided to the Company or its Subsidiaries funds (or the Purchaser and the Company have agreed that the Company or any of the Company’s Subsidiaries shall use funds on their balance sheet at Closing for such purpose; provided that the Company shall not unreasonably withhold, condition or delay any such agreement) to pay in full the outstanding amounts required pursuant to the terms of the Payoff Letters.

Section 4.11 Public Communications.

(1)	The Parties shall agree on the text of any press releases to be issued to announce (a) the execution of this Agreement, and (b) on the Effective Date, the completion of the Arrangement.

(2)

Except as required by applicable Law, neither Party shall issue any press release or make any other public statement or disclosure with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed); provided that, subject to Article 5, any Party that, upon the advice of outside legal counsel, is required to make disclosure by applicable Law (other than disclosures to Governmental Entities in connection with the Regulatory Approvals, which shall be addressed as contemplated by Section 4.4) shall use its best efforts to give the other Parties prior oral or written notice and a reasonable opportunity to review or comment on such disclosure (other than with respect to confidential information contained in such disclosure) and if such prior notice is not permitted by applicable Law, shall give such notice immediately following the making of such disclosure if legally permitted. The Party making such disclosure shall give reasonable consideration to any comments made by the other Parties or their counsel. For the avoidance of doubt, none of the foregoing shall prevent the Company or the Purchaser from making (a) internal announcements to Employees and having discussions with shareholders, financial analysts and other stakeholders, or (b) public announcements in the Ordinary Course that do not relate specifically to this Agreement or the Arrangement, in each case so long as such announcements and discussions are consistent in all material respects with the most recent press releases, public disclosures or public statements made by such Person. The Parties acknowledge that the Company will file this Agreement (with such redactions as may be mutually agreed upon between the Company and the Purchaser, acting reasonably), and a material change report relating thereto on SEDAR and EDGAR.

Section 4.12 Notice and Cure Provisions.

(1)

During the period commencing on the date of this Agreement and continuing until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, each Party shall promptly notify the other Parties of the occurrence, or failure to occur, of any event or state of facts of which it has knowledge which occurrence or failure would, or would be reasonably likely to:

(a)

cause any of the representations or warranties of such Party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time that would cause any condition in Section 6.1 [Mutual Conditions Precedent], Section 6.2(1) [Representations and Warranties of the Company], Section 6.2(3) [Material Adverse Effect] and Section 6.3(1) [Representations and Warranties of the Purchaser and the Parent] not to be satisfied; or

(b)

result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party under this Agreement that would cause any condition in Section 6.1 [Mutual Conditions Precedent], Section 6.2(2) [Performance of Covenants by the Company], Section 6.3(2) [Performance of Covenants by the Purchaser] and Section 6.3(3) [Deposit of Consideration] not to be satisfied.

(2)

Notification provided under this Section 4.12 will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

(3)

The Company may not elect to exercise its right to terminate this Agreement pursuant to Section 7.2(1)(c)(i) [Breach of Representations and Warranties or Covenants by the Purchaser and the Parent] and the Purchaser may not elect to exercise its right to terminate this Agreement pursuant to Section 7.2(1)(d)(i) [Breach of Representations and Warranties or Covenants by the Company], unless the Party seeking to terminate the Agreement (the “Terminating Party”) has delivered a written notice (“Termination Notice”) to the other Parties (the ”Breaching Party”) specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Terminating Party asserts as the basis for termination. After delivering a Termination Notice, provided the Breaching Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the Outside Date, the Terminating Party may not exercise such termination right until the earlier of (a) the Outside Date, and (b) the date that is fifteen (15) Business Days following receipt of such Termination Notice by the Breaching Party, if such matter has not been cured by such date, provided that, for greater certainty, if any matter is not capable of being cured by the Outside Date the Terminating Party may immediately exercise the applicable termination right in accordance with the terms of Section 7.2(1)(c)(i) [Breach of Representations and Warranties or Covenants by the Purchaser and the Parent] or Section 7.2(1)(d)(i) [Breach of Representations and Warranties or Covenants by the Company], as applicable, without first providing a Termination Notice.

(4)

If the Terminating Party delivers a Termination Notice prior to the date of the Meeting, unless the Parties agree otherwise, the Company shall postpone or adjourn the Meeting to the earlier of (a) five (5) Business Days prior to the Outside Date and (b) the date that is fifteen (15) Business Days following receipt of such Termination Notice by the Breaching Party.

Section 4.13 Insurance and Indemnification.

(1)

Prior to the Effective Time, the Company shall, in consultation with the Purchaser, purchase customary fully pre-paid and non-cancelable “tail” policies of directors’ and officers’ liability fiduciary liability, and employment practices liability insurance from an insurer(s) of nationally recognized standing providing protection no less favourable in the aggregate than the protection provided by such policies maintained by or for the benefit of the Company and its Subsidiaries which are in effect immediately prior to the Effective Time and providing protection in respect of claims and other matters arising from actual or alleged acts, omissions, facts or events which occurred on or prior to the Effective Time, and the Purchaser shall, or shall cause the Company and its Subsidiaries to maintain such tail policies in full force and effect without any reduction in scope of coverage or limits (other than a reduction of limits due to payments by the insurer(s) under the policies) for six (6) years after the Effective Date; provided that the Purchaser shall not be required to pay any amounts in respect of such coverage prior to the Effective Time and provided further that the aggregate cost of such policies shall not exceed 350% of the Company’s and its Subsidiaries’ current annual aggregate premium for directors’ and officers’ liability, fiduciary liability, and employment practices liability insurance policies currently maintained by the Company or its Subsidiaries.

(2)

From and after the Effective Time, the Purchaser shall honour, and shall cause the Company and its Subsidiaries to honour, all rights to indemnification, exculpation and advancement existing as of immediately prior to the Effective Time in favour of the then present and former Employees, officers, directors and managers of the Company and its Subsidiaries to the fullest extent permitted by the Constating Documents or applicable Law or under indemnification agreements entered into in the Ordinary Course and acknowledges that such rights shall survive the completion of the Plan of Arrangement and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years after the Effective Date.

(3)

If the Company or any of its Subsidiaries or any of their respective successors or assigns (a) consolidates or amalgamates with, or merges or liquidates into, any other Person and is not a continuing or surviving Company or entity of such consolidation, amalgamation, merger, amalgamation or liquidation, or (b) transfers all or substantially all of its properties and assets to any Person, the Purchaser shall ensure that any such successor or assign (including, as applicable, any acquirer of substantially all of the properties and assets of the Company or its Subsidiaries) assumes all of the obligations set forth in this Section 4.13.

Section 4.14 Exchanges Delisting.

Subject to applicable Law, the Company shall use commercially reasonable efforts to cause the Shares to be delisted from the Exchanges on or promptly after the Effective Time. In furtherance of the foregoing, each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to enable (i) delisting of the Shares from the Exchanges (including, if requested by the Purchaser, such items as may be necessary to delist the Shares on or promptly after the Effective Time), (ii) the Company ceasing to be a reporting issuer under applicable Canadian Securities Laws and (iii) the deregistration of the Shares under the Exchange Act, in each case, as promptly as practicable following the Effective Time. If the Company is reasonably likely to be required to file any quarterly or annual reports pursuant to the Exchange Act during the period between the filing date of the Form 25 and the filing date of the Form 15 (or Form 15F, as applicable), in each case to be filed in connection with the transactions contemplated by this Agreement (such time period the “Delisting Period”), the Company will use commercially reasonable efforts to prepare a draft, which is sufficiently developed such that it can be timely filed with a reasonable amount of effort within the time available, of any such reports reasonably likely to be required to be filed during the Delisting Period.

Section 4.15 FIRPTA Affidavit.

The Company shall deliver to Parent a duly executed and completed certification, dated no more than thirty (30) days prior to the Effective Date, providing that Sierra Wireless America Inc. is not, and has not been at any time during the five-year period ending on the Effective Date, a “United States real property holding company” (as defined in Section 897(c)(2) of the Code and Treasury Regulations thereunder), together with a notice in accordance with Treasury Regulation Section 1.897-2(h)(2).

Section 4.16 Guarantee of the Parent.

The Parent hereby unconditionally and irrevocably guarantees, as principal and not as surety, in favour of the Company the due and punctual payment and performance by the Purchaser of each and every obligation of the Purchaser hereunder, including the payment of the Consideration payable to the Shareholders under the Plan of Arrangement. The Parent hereby agrees that the Company shall not have to proceed first against the Purchaser for such performance before exercising its rights under this guarantee against the Parent and the Parent agrees to be jointly and severally liable with the Purchaser for all such guaranteed obligations as if it were the principal obligor of such obligations.

Section 4.17 Post-Closing Employment Matters.

(1)

Employees as of immediately prior to the Effective Time who continue their employment with Purchaser, the Company or any of their respective Subsidiaries immediately following the Effective Time are referred to herein as the “Continuing Employees.” For a period of at least twelve (12) months following the Effective Time, or (if earlier) the termination of the Continuing Employee’s employment with such entities, the Purchaser will or will cause the Company to provide each Continuing Employee with (i) base salary or hourly wages, (ii) target annual cash incentive compensation opportunities (including commissions and target annual bonuses, and excluding any equity incentives or long-term cash incentives), and (iii) employee benefits (excluding retiree health and welfare benefits or defined benefit pension plans or any post-termination or post-employment health benefits) that are substantially comparable, considered in the aggregate, to those that such Continuing Employee was entitled to receive immediately prior to the Effective Time.

(2)

From and after the Effective Time, the Purchaser shall honor and perform, or cause the Company to honor and perform, all of the obligations of the Company and any of its subsidiaries under employment and other agreements with current or former Employees and Employee Plans to the extent such agreements and Employee Plans are specifically identified on Schedule 3.1(34) in accordance with their terms as in effect on the date hereof (with such modifications as may be made before the Effective Time as permitted by the terms hereof).

(3)

Without limiting the generality of Section 4.17(2), no later than thirty (30) days following the Effective Time, the Purchaser will make grants of restricted stock unit awards to employees of the Company or a Subsidiary of the Company set forth on Section 4.17(3) of the Company Disclosure Letter who remain employed by Purchaser, the Company or their respective Subsidiaries through the grant date of such awards (the “Purchaser Equity Awards”). The number of shares subject to each Purchaser Equity Award shall be determined by dividing the dollar value set forth opposite the applicable employee’s name on Section 4.17(3) of the Company Disclosure Letter by the closing price (in regular trading) of Parent’s common stock on the grant date. Each such award shall vest in up to four annual installments following the grant date, subject to the grantee’s continuing to be Actively Employed through the applicable vesting date, and shall be granted pursuant to Parent’s equity incentive plan and standard form of employee restricted stock unit agreement.

(4)

The Purchaser hereby acknowledges and agrees that the persons listed on Section 4.17(4) of the Company Disclosure Letter (the “Covered Persons”) shall be entitled to receive the bonus amount for their fiscal 2022 bonus set out opposite their name on Section 4.17(4) of the Company Disclosure Letter (which amount the Company hereby confirms is not greater than 150% of the applicable Covered Employee’s target bonus for fiscal 2022) (the “Covered Bonus”), provided that (subject to the final sentence of this Section 4.17(4)), a Covered Person’s right to payment of his or her Covered Bonus shall be contingent on the Covered Person’s remaining Actively Employed with the Parent, the Purchaser, Company or their respective Subsidiaries through the date such Covered Bonus is paid. The payment date of each Covered Bonus shall be determined by the Purchaser (or the Company if prior to the Closing) but in no event will be later than March 15, 2023. Notwithstanding the foregoing, the Purchaser covenants and agrees that if a Covered Person’s employment with Parent, the Purchaser, the Company or their Subsidiaries is terminated by the Purchaser or any of its Affiliates after the Closing without cause or by the Covered Person for Good Reason, then the Purchaser shall pay the Covered Bonus (to the extent not previously paid) to such Covered Person on or before the next payroll date following such Covered Person’s last day of employment with Parent, Purchaser, the Company or their Subsidiaries, subject to the Covered Person’s providing a release of claims to Purchaser on Purchaser’s standard form of release. “Good Reason” shall mean “good reason” or any similar concept that exists in an employment or other individual agreement between a Covered Person and the Company or any of its Subsidiaries, if any, and shall not apply with respect to any Covered Person who is not subject to such agreement or whose agreement does not contain a definition of “good reason” or any similar concept.

(5)

The Purchaser further agrees that, from and after the Effective Time, the Purchaser will, or will cause the Company to, use commercially reasonable efforts to grant all Continuing Employees credit for any service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) earned prior to the Effective Time for purposes of the Continuing Employee’s eligibility, vesting and entitlement to benefits (excluding benefit accrual) under any benefit plan that may be established or maintained by the Purchaser, the Company or any of their Affiliates on or after the Effective Time (the “New Plans”) (including, without limitation, the determination of the level or amount of vacation, paid time off, personal and sick days, and severance pay), except that such service will not be credited to the extent such service credit would result in the duplication of benefits. The Purchaser will, or will cause the Company to, honor all accrued but unused vacation, paid time off, personal and sick days of Continuing Employees as of the Effective Time. In addition, the Purchaser will or will cause the Company to use commercially reasonable efforts to (a) waive all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans that provide health benefits to the extent waived or satisfied by an employee under a comparable Employee Plan as of the Effective Time, and (b) take into account any covered expenses incurred on or before the Effective Time by any Employee (or covered dependent thereof) during the plan year in which the Effective Time occurs for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time under any applicable New Plan.

(6)

Notwithstanding anything in this Agreement to the contrary, the Company or its Subsidiaries shall be permitted prior to the Closing to take the actions set forth on Section 4.17(6) of the Company Disclosure Letter.

(7)

Nothing in this Agreement shall require Parent, Purchaser, the Company or any of their respective Subsidiaries to continue to employ any particular Employee of the Company or its Subsidiaries following the Closing, create any third party beneficiary rights in any Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Employee, or be construed to prohibit Parent, Purchaser, the Company or any of their respective Subsidiaries from amending or terminating any Employee Plan.

ARTICLE 5

ADDITIONAL COVENANTS REGARDING NON-SOLICITATION

Section 5.1 Non-Solicitation.

(1)

From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article 7 and the Effective Time, except as expressly provided in this Article 5, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly, through any of its Representatives or affiliates or otherwise, and shall not permit any such Person to:

(a)

solicit, assist, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of the Company or any Subsidiary or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer (whether public or otherwise) that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(b)

enter into, engage in, continue or otherwise participate in any discussions or negotiations with any Person (other than the Purchaser and its affiliates) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(c)	make a Change in Recommendation;

(d)

accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to a publicly announced, or otherwise publicly disclosed, Acquisition Proposal for a period of no more than five (5) Business Days following the public announcement or public disclosure of such Acquisition Proposal, or, in the event the Meeting is scheduled to occur within such five (5) Business Day period, prior to the third (3rd) Business Day prior to the date of the Meeting (or, if the public announcement were made less than three (3) Business Days prior to the Meeting, prior to the second Business Day before the Meeting) will not be considered to be in violation of this Section 5.1(1)(d)), provided that the Board has rejected such Acquisition Proposal and affirmed the Board Recommendation by press release before the end of such period); or

(e)

accept, approve, endorse, recommend, execute or enter into, or publicly propose to accept, approve, endorse, recommend, execute or enter into, any letter of intent, memorandum of understanding, acquisition agreement, agreement in principle or similar agreement with any Person in respect of an Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted by and in accordance with Section 5.3).

(2)

The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiations or other activities commenced prior to the date of this Agreement with any Person (other than the Purchaser and its affiliates) with respect to any inquiry, proposal or offer that (x) if made after the date of this Agreement would have constituted an Acquisition Proposal; or (y) may reasonably be expected to constitute or lead to, an Acquisition Proposal, and, in connection with such termination shall:

(a)

immediately discontinue access to, and disclosure of, all information regarding the Company and its Subsidiaries to any such Person, including any data room (whether physical or virtual) and any confidential information, properties, facilities and books and records of the Company or any of its Subsidiaries; and

(b)

request from any such Person, and exercise all rights it has to require (i) the return or destruction of all copies of any confidential information regarding the Company or any of its Subsidiaries provided to any such Person other than the Purchaser, its affiliates and their respective Representatives since April 1, 2022 in respect of any inquiry, proposal or offer that, if made after the date of this Agreement, would have constituted or would have been reasonably expected to constitute or lead to, an Acquisition Proposal, and (ii) the destruction of all material to the extent including or incorporating such confidential information regarding the Company or any of its Subsidiaries, in each case, to the extent that such information has not previously been returned or destroyed (subject to the terms of the applicable confidentiality or similar agreement, including the rights of retention that such Persons may have thereunder).

Section 5.2 Notification of Acquisition Proposals.

(1)

If the Company or any of its Subsidiaries or any of their respective Representatives, receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal, or any request for copies of, access to, or disclosure of, confidential information relating to the Company or any of its Subsidiaries in connection with any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal, including information, access or disclosure relating to the properties, facilities, books and records of the Company or any of its Subsidiaries, the Company shall:

(a)

promptly notify the Purchaser, and in any event within 24 hours in writing, of such Acquisition Proposal, inquiry, proposal, offer or request, including (i) a description of its material terms and conditions, or if such Acquisition Proposal, inquiry, proposal, offer or request is in writing, a copy thereof, and (ii) the identity of all Persons making the Acquisition Proposal, inquiry, proposal, offer or request; and

(b)

keep the Purchaser reasonably informed, on a prompt basis, of the status and terms of any such offers or proposals (including any amendments thereto) and the status of any such discussions or negotiations.

Section 5.3 Responding to an Acquisition Proposal.

(1)

Notwithstanding Section 5.1, or any other agreement between the Parties or between the Company and any other Person, including without limitation the Non-Disclosure Agreement, if at any time prior to obtaining the Required Shareholder Approval, the Company receives a bona fide unsolicited written Acquisition Proposal, the Company may (a) contact the Person making such Acquisition Proposal and its Representatives for the purpose of clarifying the terms and conditions of such Acquisition Proposal, and (b) engage in or participate in discussions or negotiations with such Person regarding such Acquisition Proposal, and may provide copies of, access to or disclosure of confidential information, properties, facilities, or books and records of the Company or any of its Subsidiaries, if and only if, in the case of clause (b):

(a)

the Board first determines (based upon, amongst other things, the recommendation of the Special Committee) in good faith, after consultation with its financial advisers and its outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal;

(b)

such Person making the Acquisition Proposal was not restricted from making such Acquisition Proposal pursuant to an existing confidentiality or similar agreement, restriction or covenant with the Company or any of its Subsidiaries;

(c)	the Company has been, and continues to be, in compliance with its obligations under Article 5 in all material respects;

(d)

the Company enters into an Acceptable Confidentiality Agreement, and any such copies, access or disclosure provided to such Person shall have already been (or promptly be) provided to the Purchaser (by posting such information to the Data Room or otherwise); and

(e)

prior to engaging in or participating in discussions or negotiations with such Person regarding such Acquisition Proposal (excluding, for certainty, negotiations regarding an Acceptable Confidentiality Agreement that do not relate to the terms and conditions of the Acquisition Proposal) or providing any such copies, access or disclosure, the Company promptly provides the Purchaser with a true, complete and final executed copy of the Acceptable Confidentiality Agreement referred to in Section 5.3(1)(d).

Section 5.4 Right to Match.

(1)

If the Company receives an Acquisition Proposal that constitutes a Superior Proposal prior to obtaining the Required Shareholder Approval, the Board may (based upon, amongst other things, the recommendation of the Special Committee), subject to compliance with Article 7 and Section 8.2, enter into a definitive agreement with respect to such Superior Proposal or make a Change in Recommendation in respect of such Superior Proposal, if and only if:

(a)	the Company has been, and continues to be, in compliance with its obligations under Article 5 in all material respects;

(b)

the Company has delivered to the Purchaser a written notice of the determination of the Board that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the Board to enter into a definitive agreement and make a Change in Recommendation with respect to such Superior Proposal (the “Superior Proposal Notice”);

(c)	the Company has provided the Purchaser a copy of the definitive agreement for the Superior Proposal and all other material agreements to be entered into in connection therewith;

(d)

at least four (4) full Business Days (the “Matching Period”) have elapsed from the date that is the later of the date on which the Purchaser received the Superior Proposal Notice and the date on which the Purchaser received all of the materials referred to in Section 5.4(1)(c);

(e)

during any Matching Period, the Purchaser has had the opportunity (but not the obligation), in accordance with Section 5.4(2), to offer to amend this Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal;

(f)

after the Matching Period, the Board has determined in good faith, after consultation with the Company’s outside legal counsel and financial advisers, (i) that such Acquisition Proposal continues to constitute a Superior Proposal (if applicable, compared to the terms of the Arrangement as proposed to be amended by the Purchaser under Section 5.4(2)) and (ii) that the failure by the Board to cause the Company to enter into a definitive agreement and make a Change in Recommendation with respect to such Superior Proposal would be inconsistent with its fiduciary duties; and

(g)

prior to or concurrently with entering into such definitive agreement, the Company terminates this Agreement pursuant to Section 7.2(1)(c)(ii) [Superior Proposal] and pays the Termination Fee pursuant to Section 8.2.

(2)

During the Matching Period, or such longer period as the Company may approve in its sole discretion in writing for such purpose: (a) the Purchaser shall have the opportunity (but not the obligation) to offer to amend the Arrangement and this Agreement in order for such Acquisition Proposal to cease to be a Superior Proposal and the Board (and Special Committee) shall, in consultation with the Company’s outside legal counsel and financial advisers, review any offer made by the Purchaser under Section 5.4(1)(e) to amend the terms of this Agreement and the Arrangement in good faith in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal, and (b) if the Acquisition Proposal would no longer constitute a Superior Proposal, the Company shall, and shall cause its Representatives to, negotiate in good faith with the Purchaser to make such amendments to the terms of this Agreement and the Plan of Arrangement as would enable the Purchaser to proceed with the transactions contemplated by this Agreement on such amended terms. If the Board determines (based upon, inter alia, the recommendation of the Special Committee) that such Acquisition Proposal would cease to be a Superior Proposal, the Company shall promptly so advise the Purchaser and the Company and the Purchaser shall amend this Agreement to reflect such offer made by the Purchaser, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(3)

Each successive amendment or modification to any Acquisition Proposal that results in an increase in, or modification of, the consideration to be received by the Shareholders or other material terms or conditions thereof shall constitute a new Acquisition Proposal for the purposes of this Section 5.4, and the Purchaser shall be afforded a new full three (3) Business Day Matching Period from the later of the date on which the Purchaser received the Superior Proposal Notice and the date on which the Purchaser received all of the materials referred to in Section 5.4(1)(c) with respect to each new Superior Proposal from the Company.

(4)

The Board shall promptly reaffirm (subject to Section 5.1(1)(d)) the Board Recommendation by press release after any Acquisition Proposal which is determined not to be a Superior Proposal is publicly announced or publicly disclosed or the Board determines that a proposed amendment to the terms of this Agreement or the Plan of Arrangement as contemplated under Section 5.4(2) would result in an Acquisition Proposal no longer being a Superior Proposal. The Company shall provide the Purchaser and its outside legal counsel with a reasonable opportunity to review the form and content of any such press release and shall give reasonable consideration to any comments provided by the Purchaser and its outside legal counsel.

(5)

If the Company provides a Superior Proposal Notice to the Purchaser after a date that is less than ten (10) Business Days before the Meeting, the Company shall be entitled to and shall upon request from the Purchaser postpone the Meeting to a date that is not more than fifteen (15) Business Days after the scheduled date of the Meeting, but in any event to a date that is not less than five (5) Business Days prior to the Outside Date.

(6)	Nothing contained in this Article 5 shall prohibit the Board (or the Special Committee) from:

(a)

responding through a directors’ circular or otherwise as required by Law to an Acquisition Proposal, provided that the Company shall provide the Purchaser and its outside legal counsel with a reasonable opportunity to review the form and content of such circular or other disclosure and shall give reasonable consideration to any comments provided by the Purchaser and its outside legal counsel; or

(b)

calling or holding a meeting of Shareholders requisitioned by Shareholders in accordance with the CBCA or taking any other action with respect to an Acquisition Proposal to the extent ordered or otherwise mandated by a court of competent jurisdiction in accordance with Law;

provided, however, in each case that, notwithstanding that the Board shall be permitted to take the actions contemplated in Subparagraphs (a) and (b) above the Board shall not be permitted to make a Change in Recommendation except as pursuant to the terms of this Article 5.

(7)

From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article 7 and the Effective Time, the Company will not be required to enforce, and will be permitted to waive, any provision of any standstill or confidentiality agreement to the extent necessary to permit a confidential proposal being made to the Board (or any committee thereof); provided, that, the Board has determined in good faith (after consultation with outside legal counsel) that failure to take such action would be inconsistent with its fiduciary duties.

(8)

The Parties hereby acknowledge and agree that the Exclusivity Agreement, dated as of July 11, 2022, by and between the Parent and the Company, shall terminate and be of no further force or effect as of the date of this Agreement.

Section 5.5 Breach by Subsidiaries and Representatives.

Without limiting the generality of the foregoing, the Company shall advise its Subsidiaries and its and their Representatives of the prohibitions set out in this Article 5, and any violation of the restrictions set forth in this Article 5 by the Company, its Subsidiaries or its or their Representatives will be deemed to be a breach of this Article 5 by the Company. Furthermore, the Company shall be responsible for any breach of this Article 5 by its Subsidiaries and its and its Subsidiaries’ Representatives.

ARTICLE 6

CONDITIONS

Section 6.1 Mutual Conditions Precedent.

The Parties are not required to complete the Arrangement unless each of the following conditions is satisfied on or prior to the Effective Time, which conditions may only be waived, in whole or in part, by the mutual consent of each of the Parties:

(1)	Required Shareholder Approval. The Required Shareholder Approval has been obtained at the Meeting in accordance with the Interim Order.

(2)

Interim and Final Orders. The Interim Order and the Final Order have each been obtained on terms consistent with this Agreement, and have not been set aside or modified in a manner unacceptable to either the Company or the Purchaser, each acting reasonably, on appeal or otherwise.

(3)	Key Regulatory Approvals. Each of the Key Regulatory Approvals has been made, given or obtained and is in force and has not been rescinded or modified.

(4)	Illegality. No Law is in effect that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins the Company or the Purchaser from consummating the Arrangement.

Section 6.2 Additional Conditions Precedent to the Obligations of the Purchaser.

The Purchaser is not required to complete the Arrangement unless each of the following conditions is satisfied on or before the Effective Time, which conditions are for the exclusive benefit of the Purchaser and may only be waived, in whole or in part, by the Purchaser in its sole discretion:

(1)

Representations and Warranties of the Company. (a) (i) The representations and warranties of the Company set forth in Paragraphs (1) [Organization and Qualification], (2) [Company Authorization], (3) [Execution and Binding Obligation], (5)(a) [No Conflict], (6) [Capitalization], (8) [Subsidiaries] and (21)) [Brokers] of Schedule C shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and true and correct in all respects (except for de minimis inaccuracies, including as a result of transactions, changes, conditions, events or circumstances specifically permitted hereunder) as of the Effective Time as if made at and as of such time (except for representations and warranties made as of a specified date, such accuracy of which shall be determined as of that specified date); and (ii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (disregarding for purposes of this Section 6.2(1)(ii) any materiality, “material” or “Material Adverse Effect” qualification contained in any such representation or warranty) as of the date of this Agreement and as of the Effective Time as if made at and as of such time (except for representations and warranties made as of a specified date, such accuracy of which shall be determined as of such specified date), except in the case of this clause (ii) where the failure to be so true and correct in all respects, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, and (b) the Company has delivered a certificate confirming same to the Purchaser and the Parent, executed by two (2) senior officers of the Company (in each case, without personal liability) addressed to the Purchaser and the Parent and dated the Effective Date.

(2)

Performance of Covenants by the Company. The Company has fulfilled or complied in all material respects with each of the covenants of the Company contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time, and the Company has delivered a certificate confirming same to the Purchaser, executed by two (2) senior officers of the Company (in each case, without personal liability) addressed to the Purchaser and the Parent and dated the Effective Date.

(3)

No Legal Action. No Proceeding shall be pending or threatened in writing by any Specified Governmental Entity of any jurisdiction in which any of Parent, any Subsidiary of Parent, the Company or any Subsidiary of the Company has any material operations or assets that is reasonably likely to prevent or materially impede the consummation of the Arrangement, or if the Arrangement is consummated, have a Material Adverse Effect (provided, however, that for the purposes of this Section 6.2(3), in no event shall any action that would not result in a Burdensome Effect be deemed or considered a Material Adverse Effect). “Specified Governmental Entity” means any Governmental Entity exercising governmental or regulatory authority with respect to anti-trust, competition, foreign investment, or merger control activities.

(4)

Material Adverse Effect. Since the date of this Agreement. there has not occurred a Material Adverse Effect that remains continuing and the Company has delivered a certificate confirming same to the Purchaser and the Parent, executed by two (2) senior officers of the Company (in each case, without personal liability) addressed to the Purchaser and the Parent and dated the Effective Date.

Section 6.3 Additional Conditions Precedent to the Obligations of the Company.

The Company is not required to complete the Arrangement unless each of the following conditions is satisfied on or before the Effective Time, which conditions are for the exclusive benefit of the Company and may only be waived, in whole or in part, by the Company in its sole discretion:

(1)

Representations and Warranties of the Purchaser and the Parent. (a) (i) The representations and warranties of the Purchaser and the Parent set forth in Paragraphs (1) [Organization and Qualification], (2) [Corporate Authorization] and (3) [Execution and Binding Obligation] of Schedule D shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and true and correct in all respects (except for de minimis inaccuracies, including as a result of transactions, changes, conditions, events or circumstances specifically permitted hereunder) as of the Effective Time as if made at and as of such time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date); and (ii) all other representations and warranties of the Purchaser and the Parent set forth in this Agreement shall be true and correct in all respects (disregarding for purposes of this Section 6.3(1)(a)(ii) any materiality or “material” qualification contained in any such representation or warranty) as of the date of this Agreement and as of the Effective Time as if made at and as of such time (except for representations and warranties made as of a specified date, such accuracy of which shall be determined as of such specified date), except in the case of this clause (ii) where the failure to be so true and correct in all respects has not and would not reasonably be expected to, individually or in the aggregate, materially impede or prevent the completion of the Arrangement, and (b) each of the Purchaser and the Parent has delivered a certificate confirming same to the Company, executed by two (2) senior officers of the Purchaser or the Parent, as applicable, (in each case, without personal liability), addressed to the Company and dated the Effective Date.

(2)

Performance of Covenants by the Purchaser. The Purchaser has fulfilled or complied in all material respects with each of the covenants of the Purchaser contained in this Agreement to be fulfilled or complied with by it on or prior to the Effective Time, and has delivered a certificate confirming same to the Company, executed by two (2) senior officers of the Purchaser (in each case, without personal liability) addressed to the Company and dated the Effective Date.

(3)

Deposit of Consideration. Subject to obtaining the Final Order and the satisfaction or waiver of the other conditions precedent contained herein in its favour (other than conditions which, by their nature, are only capable of being satisfied as of the Effective Time), the Purchaser shall have complied with its obligations under Section 2.9.

Section 6.4 Satisfaction of Conditions.

The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 will be conclusively deemed to have been satisfied, waived or released when the Certificate of Arrangement is issued by the Director. For greater certainty, and notwithstanding the terms of any escrow arrangement entered into between the Purchaser and the Depositary, all funds held in escrow by the Depositary pursuant to Section 2.9 hereof shall be deemed to be released from escrow, without any further act or formality required on the part of any Person, when the Certificate of Arrangement is issued.

ARTICLE 7

TERM AND TERMINATION

Section 7.1 Term.

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

Section 7.2 Termination.

(1)	This Agreement may be terminated and the Arrangement abandoned at any time prior to the Effective Time by:

(a)	the mutual written agreement of the Parties;

(b)	either the Company or the Purchaser if:

(i)

No Required Approval by Shareholders. The Required Shareholder Approval is not obtained at the Meeting in accordance with the Interim Order, provided that a Party may not terminate this Agreement pursuant to this Section 7.2(1)(b)(i) [No Required Approval by Shareholders] if the failure to obtain the approval of the Shareholders has been primarily caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement;

(ii)

Illegality. Any Law (including with respect to the Key Regulatory Approvals) is enacted, made, enforced or amended, as applicable, that makes the consummation of the Arrangement illegal or otherwise permanently prohibits or enjoins the Company or the Purchaser from consummating the Arrangement, and such Law has, if applicable, become final and non-appealable, provided that a Party may not terminate this Agreement pursuant to this Section 7.2(1)(b)(ii) [Illegality] if the enactment, making, enforcement or amendment of such Law has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement; or

(iii)

Occurrence of Outside Date. The Effective Time does not occur on or prior to the Outside Date, provided that a Party may not terminate this Agreement pursuant to this Section 7.2(1)(b)(iii) [Occurrence of Outside Date] if the failure of the Effective Time to so occur has been primarily caused by a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement.

(c)	the Company if:

(i)

Breach of Representation or Warranty or Failure to Perform Covenant by the Purchaser. A breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchaser of the Parent under this Agreement occurs that would cause any condition in Section 6.3(1) [Representations and Warranties of the Purchaser and the Parent] or Section 6.3(2) [Performance of Covenants by the Purchaser] not to be satisfied, and such breach or failure is incapable of being cured or is not cured in accordance with the terms of Section 4.12(3); provided that the Company is not then in breach of this Agreement so as to cause any condition in Section 6.2(1) [Representations and Warranties of the Company] or Section 6.2(2) [Performance of Covenants by the Company] not to be satisfied; or

(ii)

Superior Proposal. Prior to obtaining the Required Shareholder Approval, the Board authorizes the Company, in accordance with and subject to the terms and conditions of this Agreement, to enter into a written agreement (other than an Acceptable Confidentiality Agreement) with respect to a Superior Proposal, provided that the Company is not in breach of Article 5 and that prior to or concurrent with such termination the Company pays the Termination Fee in accordance with Section 8.2;

(d)	the Purchaser if:

(i)

Breach of Representation or Warranty or Failure to Perform Covenant by the Company. A breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company under this Agreement occurs that would cause any condition in Section 6.2(1) [Representations and Warranties of the Company] or Section 6.2(2) [Performance of Covenants by the Company] not to be satisfied, and such breach or failure is incapable of being cured or is not cured in accordance with the terms of Section 4.12(3); provided that each of the Purchaser and the Parent is not then in breach of this Agreement so as to cause any condition in Section 6.3(1) [Representations and Warranties of the Purchaser and the Parent] or Section 6.3(2) [Performance of Covenants by the Purchaser] not to be satisfied; or

(ii)

Change in Recommendation. Prior to the obtaining of the Required Shareholder Approval, if (A) the Board or any committee of the Board fails to recommend or withdraws, amends, modifies or qualifies or publicly proposes or states an intention to withdraw, amend, modify or qualify, the Board Recommendation, (B) the Board or any committee of the Board accepts, approves, endorses or recommends, or publicly proposes to accept, approve, endorse or recommend an Acquisition Proposal or takes no position or remains neutral with respect to a publicly announced, or otherwise publicly disclosed, Acquisition Proposal for more than five (5) Business Days (or beyond the third (3rd) Business Day prior to the date of the Meeting, if sooner), (C) the Board or any committee of the Board fails to publicly recommend or reaffirm by press release the Board Recommendation within five (5) Business Days after having been requested in writing by the Purchaser to do so (or in the event that the Meeting is scheduled to occur within such five (5) Business Day period, prior to the third (3rd) Business Day prior to the date of the Meeting

(or, if the public announcement were made less than three (3) Business Days prior to the Meeting, prior to the second Business Day before the Meeting)), (D) the Board or any committee of the Board accepts, approves, endorses, recommends or authorizes the Company to enter into a written agreement (other than an Acceptable Confidentiality Agreement) concerning an Acquisition Proposal (in each of the cases set forth in Clause (A), (B), (C), or (D), a “Change in Recommendation”) or (E) the Company breaches Article 5 in any material respect.

(2)

The Party desiring to terminate this Agreement pursuant to this Section 7.2 (other than pursuant to Section 7.2(1)(a)) shall give notice of such termination to the other Parties, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

Section 7.3 Effect of Termination/Survival.

(1)

If this Agreement is terminated pursuant to Section 7.1 or Section 7.2, this Agreement shall become void and of no further force or effect without liability of any Party (or any shareholder, Representative or consultant of such Party) to any other Party to this Agreement, except that: (a) if the Arrangement is completed, (A) Section 2.10 shall survive and (B) Section 4.13 shall survive for a period of six (6) years following such termination, and (b) in the event of any termination under Section 7.2, this Section 7.3, Section 2.10, Section 4.5(3), Section 4.6(4), Section 4.9(3) and Section 8.2 through to and including Section 8.16 shall survive, and provided that no Party shall be relieved of any liability for any Willful Breach by it of this Agreement.

ARTICLE 8

GENERAL PROVISIONS

Section 8.1 Amendments.

(1)

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, without further notice to or authorization on the part of the Shareholders, and any such amendment may, subject to the Interim Order and the Final Order, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracy or modify any representation or warranty contained in this Agreement or in any document delivered pursuant to this Agreement;

(c)	waive compliance with or modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of the Parties; and

(d)	waive compliance with or modify any mutual conditions contained in this Agreement.

(2)

Notwithstanding the foregoing, Section 8.14 and Section 8.19 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Section 8.19) may not be modified, waived or terminated in a manner that is adverse to any Financing Source without the prior written consent of such Financing Source.

Section 8.2 Termination Fee.

(1)

Despite any other provision in this Agreement relating to the payment of fees and expenses, including the payment of brokerage fees, if a Termination Fee Event occurs, the Company shall pay the Parent the Termination Fee in accordance with Section 8.2(3).

(2)	For the purposes of this Agreement, “Termination Fee” means $45,000,000 and “Termination Fee Event” means the termination of this Agreement:

(a)	by the Company, pursuant to Section 7.2(1)(c)(ii) [Superior Proposal];

(b)	by the Purchaser, pursuant to Section 7.2(1)(d)(ii) [Change in Recommendation];

(c)

any Party pursuant to Section 7.2(1)(b)(i) [No Required Approval by Shareholders] if at such time the Purchaser is entitled to terminate this Agreement pursuant to Section 7.2(1)(d)(ii) [Change in Recommendation]; or

(d)

(A) by the Company or the Purchaser pursuant to Section 7.2(1)(b)(i) [No Required Approval by Shareholders] or Section 7.2(1)(b)(iii) [Occurrence of Outside Date], or (B) by the Purchaser pursuant to Section 7.2(1)(d)(i) [Breach of Representations or Warranties or Failure to Perform Covenants by the Company] (due to a Willful Breach or fraud) if, in either of the cases set forth in clause (A) or (B) of this paragraph:

(i)

prior to such termination, a bona fide Acquisition Proposal is publicly announced or otherwise publicly disclosed by any Person (other than the Purchaser, the Parent or any of their respective affiliates); and

(ii)

within twelve (12) months following the date of such termination, (A) an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above) is consummated or effected, or (B) the Company and/or any of its Subsidiaries, directly or indirectly, in one or more transactions, enters into a written agreement (other than an Acceptable Confidentiality Agreement), in respect of, or the Board approves or recommends, an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i) above) and such Acquisition Proposal is later consummated (whether or not within twelve (12) months after such termination).

For purposes of this Section 8.2(2)(d), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.1, except that references to “20% or more” shall be deemed to be references to “50% or more”.

(3)	The Termination Fee shall be paid by the Company to the Parent as follows, by wire transfer of immediately available funds to an account designated by the Parent, if a Termination Fee Event occurs:

(a)

due to a termination of this Agreement by the Company pursuant to Section 7.2(1)(c)(ii) [Superior Proposal], the Termination Fee shall be paid prior to or simultaneously with the occurrence of such Termination Fee Event;

(b)

due to a termination of this Agreement by the Purchaser pursuant to Section 7.2(1)(d)(ii) [Change in Recommendation], or in the circumstances set out in Section 8.2(2)(c), the Termination Fee shall be paid within five (5) Business Days following such Termination Fee Event; or

(c)

in the circumstances set out in Section 8.2(2)(d) [Acquisition Proposal Tail], the Termination Fee shall be paid prior to or simultaneously with the consummation of the Acquisition Proposal referred to therein.

Section 8.3 Acknowledgement

(1)

Each Party acknowledges that the agreements contained in Section 8.2 are an integral part of the transactions contemplated by this Agreement, that without these agreements the Parties would not enter into this Agreement, and that the amounts set out in Section 8.2 represent liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, reputational damages and out-of-pocket expenditures, which the Parent and the Purchaser, collectively, will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and is not a penalty. The Company irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. In addition, if the Company fails to pay in a timely manner the Termination Fee in accordance with the express terms of this Agreement, then (i) the Company shall reimburse Parent for all reasonable, documented out-of-pocket costs and expenses (including disbursements and fees of outside legal counsel) incurred in the collection of the Termination Fee, including in connection with any related claims, actions or proceedings commenced and (ii) the Company shall pay to Parent interest on the Termination Fee from and including the date payment of the Termination Fee was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date the Termination Fee was required to be made.

(2)

Subject to the Parent and the Purchaser’s right to injunctive and other equitable relief or other form of specific performance in accordance with Section 8.8, in the event the Termination Fee is paid to the Parent to the extent such fee is payable, such payment of the Termination Fee shall be the sole and exclusive remedy of the Parent and the Purchaser against the Company and any of its affiliates and any of their respective former, current or future directors, officers, employees, affiliates, partners, general or limited partners, shareholders, stockholders, equity holders, controlling persons, managers, members or agents (collectively, the “Company Related Parties”) for any loss suffered as a result of the failure of the Arrangement or the transactions contemplated hereby to be consummated or for a breach or failure to perform any obligations (including in the case of Willful Breach or fraud) required to be performed under this Agreement or otherwise relating to or arising out of this Agreement or the Arrangement, and upon payment of such amount none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Arrangement, and the Parent and the Purchaser shall not seek to obtain any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against any Company Related Parties in connection with this Agreement or the transactions contemplated by this Agreement.

Section 8.4 Expenses.

Except as otherwise specifically provided for in this Agreement, all out-of-pocket third party expenses incurred in connection with the Arrangement, this Agreement or the transactions contemplated hereby, including all costs, expenses and fees of the Company incurred prior to or after the Effective Time in connection with, or incidental to, the Plan of Arrangement, shall be paid by the Party incurring such expenses, whether or not the Arrangement is consummated.

Section 8.5 Notices.

Any notice, or other communication given regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier or email sent to and addressed:

(a)	to the Purchaser or the Parent at:

Semtech Corporation
200 Flynn Road
Camarillo, California 93012
United States

	Attention:	Charles B. Ammann, Executive Vice President, Chief Legal Officer and Chief Environmental, Social and Governance (ESG) Officer
	Email:	[***]

with a copy to (which shall not constitute notice):

Stikeman Elliott LLP
1155 René-Lévesque Blvd. West
41st floor
Montreal, Québec H3B 3V2
Canada

	Attention:	John W. Leopold and David Massé
	Email:	[***]

with a copy to (which shall not constitute notice):

O’Melveny & Myers LLP
1999 Avenue of the Stars
8th floor
Los Angeles, CA 90067
United States

	Attention:	Eric Zabinski and Andor Terner
	Email:	[***]

(b)	to the Company at:

Sierra Wireless, Inc.
13811 Wireless Way
Richmond, British Columbia V6V 3A4
Canada

	Attention:	Philip Brace, President and Chief Executive Officer
	Email:	[***]

with a copy to (which shall not constitute notice):

Blake, Cassels & Graydon LLP
595 Burrard Street
Suite 2600
Three Bentall Centre
Vancouver, British Columbia V7X 1L3

Attention:	Trisha Robertson and Troy Lehman
Email:	[***]

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001-8602
United States

Attention:	June S. Dipchand and Richard Grossman
Email:	[***]

Any notice or other communication is deemed to be given and received (a) if sent by personal delivery or same day courier, on the date of delivery if it is a Business Day and the delivery was made prior to 5:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, (b) if sent by overnight courier, on the next Business Day, or (c) if sent by email, on the date such email was sent if it is a Business Day and such email was sent prior to 5:00 p.m. (local time in the place of receipt) and otherwise on the next Business Day (provided in the case of email that no “bounceback” or notice of non-delivery is received by the sender within thirty (30) minutes of the time of sending). A Party may change its address for service from time to time by providing a notice in accordance with the foregoing. Any subsequent notice or other communication must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a notice will be assumed not to be changed. Sending a copy of a notice or other communication to a Party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the notice or other communication to that Party. The failure to send a copy of a notice or other communication to legal counsel does not invalidate delivery of that notice or other communication to a Party.

Section 8.6 Time of the Essence.

Time is of the essence in this Agreement.

Section 8.7 Further Assurances.

Subject to the provisions of this Agreement, the Parties will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other Party may, either before or after the Effective Time, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement and, in the event the Arrangement becomes effective, to document or evidence any of the transactions or events set out in the Plan of Arrangement.

Section 8.8 Specific Performance.

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunctive relief, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement, and to enforce compliance with the terms of this Agreement without any requirement for proof of damages or for the securing or posting of any bond in connection with the obtaining of any such relief. The rights set forth in this Section 8.8, including rights of specific performance and enforcement, subject to Section 8.3(2), are in addition to any other remedy to which the Parties may be entitled at Law or in equity. None of the Parties shall object to the granting of injunctive relief, specific performance or other equitable relief on the basis that there exists an adequate remedy at law.

Section 8.9 Third Party Beneficiaries.

(1)

Except as provided in Section 4.6(4), Section 4.9(3), Section 4.13, Section 4.17(3) and Section 8.3(2) and which, without limiting their terms, are intended as stipulations for the benefit of the third Persons mentioned in such provisions (such third Persons referred to in this Section 8.9 as the “Third Party Beneficiaries”), the Parties intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties and that no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any Proceeding.

(2)

Despite the foregoing, the Parties acknowledge to each of the Third Party Beneficiaries their direct rights against the applicable Party under Section 4.6(4), Section 4.9(3), Section 4.13 Section 4.17(3)and Section 8.3(2) of this Agreement, which are intended for the benefit of, and shall be enforceable by, each Third Party Beneficiary, his, her or their heirs and legal representatives, and, in respect of the Third Party Beneficiaries identified as being entitled to indemnification under Section 4.6(4), Section 4.9(3), and Section 4.13, the Company confirms that it is acting as trustee on their behalf, and agrees to enforce such provisions on their behalf.

Section 8.10 Waiver.

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 8.11 Entire Agreement.

This Agreement, together with the Non-Disclosure Agreement and the Company Disclosure Letter, constitutes the entire agreement among the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, among the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

Section 8.12 Successors and Assigns.

(1)

This Agreement becomes effective only when executed by the Company, the Purchaser and the Parent. After that time, it will be binding upon and enure to the benefit of the Company, the Purchaser, the Parent and their respective successors and permitted assigns.

(2)

Neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by any Party without the prior written consent of the other Party, except that the Purchaser or the Parent may collaterally assign all or any portion of its rights hereunder to its financing sources and may assign all or any portion of its rights and obligations under this

Agreement to any of its controlled affiliates, including to permit such controlled affiliate to acquire, instead of the Purchaser, all or part of the Shares to be acquired pursuant to the terms of this Agreement, the whole as provided for under the Plan of Arrangement, provided, however, that no such assignments shall relieve the Purchaser or the Parent, as applicable, of its obligations hereunder.

Section 8.13 Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 8.14 Governing Law.

(1)

Except as set forth in Section 8.19, this Agreement will be governed by and interpreted and enforced in accordance with the Laws of the Province of British Columbia and the federal Laws of Canada applicable therein.

(2)

Except as set forth in Section 8.19, each Party irrevocably attorns and submits to the exclusive jurisdiction of the British Columbia courts situated in the City of Vancouver and waives objection to the venue of any Proceeding in such court or that such court provides an inconvenient forum.

Section 8.15 Rules of Construction.

The Parties to this Agreement waive the application of any Law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

Section 8.16 No Liability.

No director or officer of the Purchaser or the Parent or any of its affiliates shall have any personal liability whatsoever to the Company or its Securityholders under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Purchaser or the Parent. No director or officer of the Company or any of its Subsidiaries shall have any personal liability whatsoever to the Purchaser or the Parent under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of the Company or any of its Subsidiaries.

Section 8.17 Privacy Covenant.

(1)

Each Disclosing Party acknowledges and confirms that the disclosure of Transferred Information is necessary for the purposes of determining if the Parties will proceed with the transactions contemplated herein, and that the disclosure of Transferred Information relates solely to the carrying on of the business of the Company and the completion of the transactions contemplated herein.

(2)

Each Disclosing Party covenants and agrees to, upon request, use reasonable efforts to advise the Recipient of all documented purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates and all additional documented purposes where the Disclosing Party has notified the individual of such additional purpose, and where required by Law, obtained the consent of such individual to such use or disclosure.

(3)	In addition to its other obligations hereunder, the Recipient covenants and agrees to:

(a)

prior to the completion of the transactions contemplated herein, collect, use and disclose the Transferred Information solely for the purpose of reviewing and completing the transactions contemplated herein, including for the purpose of determining to complete such transactions;

(b)	prior to the completion of the transactions contemplated herein, protect the Transferred Information by security safeguards appropriate to the sensitivity of the information;

(c)	if the Arrangement does not proceed, return the Transferred Information to the Disclosing Party or destroy it, within a reasonable time;

(d)

after the completion of the transactions contemplated herein, collect, use and disclose the Transferred Information only for those purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates or for the completion of the transactions contemplated herein, unless (i) the Disclosing Party or Recipient have first notified such individual of such additional purpose, and where required by Law, obtained the consent of such individual to such additional purpose, or (ii) such use or disclosure is permitted or authorized by Law, without notice to, or consent from, such individual;

(e)	after the completion of the transactions contemplated herein, protect the Transferred Information by security safeguards appropriate to the sensitivity of the information;

(f)	after the completion of the transactions contemplated herein, give effect to any withdrawal of consent to the collection, use, and disclosure of such Transferred Information; and

(g)

where required by Law, promptly notify the individuals to whom the Transferred Information relates that the transactions contemplated herein have taken place and that the Transferred Information has been disclosed to Recipient.

Section 8.18 Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts by email) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed PDF or similar executed electronic copy of this Agreement, and such PDF or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

Section 8.19 Financing Provisions.

Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself and its Subsidiaries (collectively, the “Company Covered Parties”): (a) agrees that any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving any of the Financing Sources of the Purchaser, arising out of or relating to, this Agreement, any Covered Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with any Covered Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court; (b) agrees that any such proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Debt Commitment Letter; (c) agrees not to bring or support, or permit any Company Covered Party to bring or support, any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way arising out of or relating to, this Agreement, any Covered Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York; (d) agrees that service of process upon any Company Covered Party in any such proceeding shall be effective if notice is given in accordance with Section 8.5; (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in any such court; (f) waives to the fullest extent permitted by applicable law trial by jury in any proceeding brought against any Financing Source in any way arising out of or relating to, this Agreement, any Covered Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (g) agrees that none of the Financing Sources will have any liability to the Company or any other Company Covered Party relating to or arising out of this Agreement, any Covered Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (provided that, for the avoidance of doubt, upon and after the Closing to the extent any Company Covered Party becomes party to any definitive document with respect to any Covered Financing, this clause (g) shall not impair the Company’s or such other Company Covered Party’s rights under any such definitive agreement with respect to any Covered Financing) and (h) agrees that the Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions of Section 8.14 and this Section 8.19.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF the Parties have executed this Arrangement Agreement.

SIERRA WIRELESS, INC.

By:	/s/ Philip Brace
Name: Philip Brace
Title: President and Chief Executive Officer

By:	/s/ Samuel Cochrane
Name: Samuel Cochrane
Title: Chief Financial Officer

13548597 CANADA INC.

By:	/s/ Emeka Chukwu
Name: Emeka Chukwu
Title: President

SEMTECH CORPORATION

By:	/s/ Emeka Chukwu
Name: Emeka Chukwu
Title: Executive Vice President and Chief Financial Officer

Signature Page to Arrangement Agreement

SCHEDULE A

PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER SECTION 192

OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1

INTERPRETATION

Section 1.1 Definitions

Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings specified in the Arrangement Agreement and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

“Arrangement” means the arrangement under Section 192 of the CBCA in accordance with the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with its terms, the terms of the Arrangement Agreement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“Arrangement Agreement” means the arrangement agreement dated as of August 2, 2022 among the Parent, the Purchaser and the Company (including the schedules thereto).

“Arrangement Resolution” means the special resolution approving this Plan of Arrangement to be considered at the Meeting, substantially in the form of Schedule B to the Arrangement Agreement.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement required by the CBCA to be sent to the Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in a form and content satisfactory to the Company and the Purchaser, each acting reasonably.

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Vancouver, British Columbia, New York, New York, or Los Angeles, California.

“CBCA” means the Canada Business Corporations Act.

“Certificate of Arrangement” means the certificate giving effect to the Arrangement to be issued by the Director pursuant to Subsection 192(7) of the CBCA in respect of the Articles of Arrangement.

“Circular” means the notice of the Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto, to be sent to each Shareholder and other Persons as required by the Interim Order and Law in connection with the Meeting, as amended, modified or supplemented from time to time in accordance with the terms of the Arrangement Agreement.

“Company” means Sierra Wireless, Inc., a corporation existing under the laws of Canada.

“Company Option Plan” means the Company’s amended and restated 1997 stock option plan, effective as of April 28, 2021.

“Company RSU Plans” means (i) the Company’s 2011 treasury based restricted share unit plan, effective as of May 17, 2011 (ii) the Company’s amended and restated restricted share unit plan, effective as of May 9, 2007, as amended, and (iii) the PRSU Arrangement.

“Consideration” means US$31.00 in cash per Share, without interest.

“Court” means the Supreme Court of British Columbia.

“Depositary” means such Person as the Company may appoint to act as depositary for the Arrangement, with the approval of the Purchaser, acting reasonably.

“Director” means the Director appointed pursuant to Section 260 of the CBCA.

“Dissent Rights” has the meaning specified in Section 3.1.

“Dissenting Holder” means a registered Shareholder as of the record date of the Meeting who has validly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights.

“DRS Advice” has the meaning specified in Section 4.1(2).

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date, or such other time as specified in writing by the Purchaser to the Company.

“Exchanges” means the Toronto Stock Exchange and the Nasdaq Global Market.

“Exercise Price” means, in respect of an Option (i) that has an exercise price denominated in US$, such US$ denominated exercise price; or (ii) that has an exercise price denominated in Canadian dollars, the U.S. Equivalent of such Canadian dollar denominated exercise price.

“Final Order” means the final order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement under Section 192 of the CBCA, as such order may be amended by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably).

“Governmental Entity” means (a) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, cabinet, board, bureau, minister, ministry, agency or instrumentality, domestic or foreign, (b) any subdivision, agent or authority of any of the foregoing, (c) any quasi-governmental or private body including any tribunal, commission, regulatory agency or self-regulatory organization exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, (d) any Securities Authority or stock exchange, including the Exchanges.

“Incentive Plans” means, collectively, (a) the Company Option Plan, and (b) the Company RSU Plans.

“Incentive Securities” means, collectively, (a) the Options, (b) the RSUs, (c) the PSUs.

“Interim Order” means the interim order of the Court pursuant to section 192 of the CBCA, in a form acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Meeting, as such order may be amended, modified, supplemented or varied by the Court (provided that any such amendment, modification supplement or variation is acceptable to both the Company and the Purchaser, each acting reasonably).

“Law” means, with respect to any Person, any and all applicable national, federal, provincial, state, municipal or local law (statutory, common, civil or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order, injunction, judgment, award, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law or are binding on the Person to which they purport to apply, published policies, guidelines, bulletins and enforcement advisories, standards, notices and protocols of any Governmental Entity, as amended.

“Letter of Transmittal” means the letter of transmittal sent to the Shareholders for use in connection with the Arrangement.

“Lien” means any mortgage, charge, pledge, hypothec, security interest, international interest, prior claim, encroachments, option, right of first refusal or first offer, occupancy right, covenant, assignment, lien (statutory or otherwise), defect of title, or restriction or adverse right or claim, or other third-party interest or encumbrance of any kind, in each case, whether contingent or absolute.

“Meeting” means the special meeting of the Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution and for any other purpose as may be set out in the Circular and agreed to in writing by the Purchaser.

“Non Specified PSUs” means the performance share units of the Company issued under the Company RSU Plans that are not Specified PSUs.

“Options” means all outstanding options to purchase Shares issued pursuant to the Company Option Plan.

“Parties” means the Company, the Parent and the Purchaser and “Party” means any one of them.

“Person” includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means this plan of arrangement proposed under Section 192 of the CBCA, and any amendments or variations to this plan of arrangement made in accordance with its terms, the terms of the Arrangement Agreement or made at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably.

“PRSU Arrangement” means, in aggregate, the grant letters for PRSUs.

“PRSUs” means the phantom restricted share units granted to eligible employees pursuant to the Company’s PRSU Arrangements.

“PSUs” means, collectively, the Non-Specified PSUs and the Specified PSUs.

“Purchaser” means 13548597 Canada Inc., a corporation existing under the laws of Canada and, in accordance with Section 8.12 of the Arrangement Agreement, any of its successors or permitted assigns.

“RSUs” means, collectively, (a) the restricted share units of the Company issued under the Company RSU Plans, and (b) the PRSUs.

“Securities Authorities” means the applicable securities commissions or securities regulatory authorities of the provinces of Canada and of the states of the United States as well as the SEC and the Exchanges.

“Settled Share Units” has the meaning ascribed thereto in Section 2.3(5).

“Share Purchase Trust” means the trust established pursuant to the trust agreement dated April 1, 2008 between the Company and Canadian Western Trust Company for purposes of acquiring and holding Shares in furtherance of settlement of RSUs and PSUs under the Company’s amended and restated restricted share unit plan, effective May 9, 2007, as amended.

“Shareholders” means the registered or beneficial holders of the Shares, as the context requires.

“Shares” means the common shares in the share capital of the Company.

“Specified PSUs” means the performance share units of the Company issued under the Company RSU Plans (based for greater certainty on the number of units initially granted, prior to the application of the performance payout factor, as indicated in column “Outstanding” of the table set forth under the heading “PSUs under Company’s 2011 treasury based restricted share unit plan, effective as of May 17, 2011” in Section 3.1(6) of the Company Disclosure Letter (such table, the “Specified Table”)) (a) described as “TSR” Performance Type with a Payout of 200% in the Specified Table; (b) described as “EBIT” Performance Type with a Payout of 200% in the Specified Table; or (c) designated as such by both the Company and the Purchaser.

“Trust Shares” has the meaning ascribed thereto in Section 2.3(5).

“US Equivalent” means, in respect of Options which have an exercise price denominated in Canadian dollars, the amount of such exercise price expressed in U.S. dollars calculated on the basis of the daily exchange rate posted by the Bank of Canada for conversions of Canadian dollars to U.S. dollars on the date that is five (5) Business Day immediately preceding the Effective Date.

“Tax Act” means the Income Tax Act (Canada).

Section 1.2 Certain Rules of Interpretation

In this Plan of Arrangement, unless otherwise specified:

(1)

Headings, etc. The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect the construction or interpretation of this Plan of Arrangement.

(2)

Currency. All references to dollars, $ or to US$ are references to U.S. dollars. All references to Canadian dollars or to CAD are references to Canadian dollars. For greater certainty, the Consideration is expressed in U.S. dollars and is not subject to any currency conversion pursuant to the foregoing.

(3)	Gender and Number. Any reference to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(4)

Certain Phrases and References, etc. The words (i) “including”, “includes” and “include” mean “including (or includes or include) without limitation,” (ii) ”the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of,” and (iii) unless stated otherwise, “Article” and “Section”, followed by a number or letter mean and refer to the specified Article or Section of this Plan of Arrangement. The terms “Plan of Arrangement”, “hereof”, “herein” and similar expressions refer to this Plan of Arrangement (as it may be amended, modified or supplemented from time to time) and not to any particular article, section or other portion hereof and include any instrument supplementary or ancillary hereto.

(5)

Statutory and Agreement References. Except as otherwise provided in this Agreement, (a) any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it as they may have been or may from time to time be amended, re-enacted or replaced; and (b) any reference in this Agreement to an agreement or a contract shall mean such agreement or contract, as the same may be amended, renewed, supplemented, extended and/or restated from time to time.

(6)

Computation of Time. A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day.

(7)

Date for Any Action. If any action may be taken within, or any right or obligation is to expire at the end of, a period of days under this Plan of Arrangement, then the first day of the period is not counted, but the day of its expiry is counted. Whenever payments are to be made or an action is to be taken on a day which is not a Business Day, such payment will be made or such action will be taken on or not later than the next succeeding Business Day.

(8)	Time References. References to time are to local time, Vancouver, British Columbia.

ARTICLE 2

THE ARRANGEMENT

Section 2.1 Arrangement Agreement

This Plan of Arrangement constitutes an arrangement under Section 192 of the CBCA and is made pursuant to, and is subject to the provisions of, the Arrangement Agreement.

Section 2.2 Binding Effect

This Plan of Arrangement and the Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, will become effective, and be binding on the Parent, the Purchaser, the Company, all Shareholders (including Dissenting Holders), all holders of Incentive Securities, the trustee under the Share Purchase Trust and the Share Purchase Trust, the registrar and transfer agent of the Company, the Depositary and all other Persons at and after the Effective Time, without any further act or formality required on the part of any Person, except as expressly provided in this Plan of Arrangement.

Section 2.3 Arrangement

Pursuant to the Arrangement, each of the following events shall occur and shall be deemed to occur sequentially as set out below without any further authorization, act or formality, in each case, unless stated otherwise starting at the Effective Time:

(1)

each Option outstanding immediately prior to the Effective Time (whether vested or unvested) shall, notwithstanding the terms of the Company Option Plan or any award or similar agreement pursuant to which any Options were granted or awarded, as applicable, be deemed to have vested and, without any further action by or on behalf of the holder thereof, shall be deemed to be assigned and surrendered by such holder to the Company in exchange for, in respect of each Option for which the Consideration exceeds the Exercise Price, an amount in cash from the Company equal to the Consideration less the applicable Exercise Price in respect of such Option, less any applicable withholdings pursuant to Section 4.3, and such Option shall immediately be cancelled. For greater certainty, where the Exercise Price of any Option is greater than or equal to the Consideration, neither the Company nor the Purchaser shall be obligated to pay the holder of such Option the Consideration or any other amount in respect of such Option, and the Option shall be immediately cancelled;

(2)

each RSU outstanding immediately prior to the Effective Time (whether vested or unvested) shall, notwithstanding the terms of the Company RSU Plans or any award or similar agreement pursuant to which any RSUs were granted or awarded, as applicable, be deemed to have vested;

(3)

each Non-Specified PSU outstanding immediately prior to the Effective Time (whether vested or unvested) shall, notwithstanding the terms of the terms of the Company RSU Plans or any award or similar agreement pursuant to which any Non-Specified PSUs were granted or awarded, as applicable, be deemed to vest into a number of vested Non-Specified PSUs calculated by multiplying each such Non-Specified PSU by one (1);

(4)

each Specified PSU outstanding immediately prior to the Effective Time (whether vested or unvested) shall, notwithstanding the terms of the terms of the Company RSU Plans or any award or similar agreement pursuant to which any Specified PSUs were granted or awarded, as applicable, be deemed to vest into a number of vested Specified PSUs calculated by multiplying each such Specified PSU by two (2);

(5)

an aggregate number of RSUs and PSUs equal to the number of Shares held in the Share Purchase Trust (the “Settled Share Units”), if any, shall be settled in exchange for one Share (all such Shares delivered in settlement, the “Trust Shares”) for each such Settled Share Unit and, without any further action by or on behalf of the holders of each such Settled Share Unit, the Company, the trustee under the Share Purchase Trust or the Share Purchase Trust, each such Trust Share shall thereupon be held by the Share Purchase Trust for and on behalf of the holders of each such Settled Share Unit (subject to any withholding in accordance with Section 4.3) and each such Settled Share Unit shall be immediately cancelled; provided that the aggregate number of RSUs and PSUs to be so settled shall be allocated in descending order among the holders of RSUs and PSUs, beginning with the holder having the most RSUs and PSUs in the aggregate as of the Effective Time; provided further that no allocation of Shares shall be made pursuant to this Section 2.3(5) with respect to a fractional RSU or PSU that a holder may hold;

(6)

each Trust Share shall be transferred without any further action by or on behalf of the trustee under the Share Purchase Trust, the Share Purchase Trust or any holder of Settled Share Units, to the Purchaser in exchange for the Consideration, and in connection therewith: (i) a portion of the amount held by the Depositary as agent for and on behalf of the Purchaser, equal to the aggregate Consideration payable in respect of Trust Shares, shall thereupon be held by the Depositary as agent for and on behalf of holders of Settled Share Units (which amount, following the completion of the Plan of Arrangement, shall be transferred to the Company to be held on behalf of the applicable holders and paid to such holders in accordance with Section 4.1(3) (subject to any withholding in accordance with Section 4.3)), (ii) the holder of each such Trust Share shall cease to be the holder thereof and to have any rights as a Shareholder other than the right to be paid the amount determined in accordance with this Section 2.3(6), and (iii) the Purchaser shall be recorded in the register of holders of Shares maintained by or on behalf of the Company as the holder of the Trust Shares so transferred and shall be deemed to be the legal and beneficial owner thereof;

(7)

each whole RSU and PSU that remains outstanding (for greater certainty, not including the Settled Share Units settled in accordance with Section 2.3(5)) shall, without any further action by or on behalf of the holder thereof, be deemed to be transferred by such holder to the Company in exchange for an amount in cash from the Company equal to the Consideration, in each case, with such amounts to be paid to the applicable holders in accordance with Section 4.1(3) less any applicable withholdings pursuant to Section 4.3, and each such RSU and PSU shall immediately be cancelled;

(8)

each fractional RSU and PSU that remains outstanding (if any) shall, without any further action by or on behalf of the holder thereof, be deemed to be transferred by such holder to the Company in exchange for an amount in cash from the Company equal to the Consideration multiplied by the applicable fraction of a PSU or DSU held by the applicable holder, in each case, with such amounts to be paid to the applicable holders in accordance with Section 4.1(3) less any applicable withholdings pursuant to Section 4.3, and each such fractional RSU and PSU shall immediately be cancelled;

(9)

(i) each former holder of Incentive Securities shall cease to be a holder of such Incentive Securities, (ii) such holder’s name shall be removed from each applicable register, (iii) the Incentive Plans and any and all option, award or similar agreements relating to the Incentive Securities shall be terminated and shall be of no further force and effect, and (iv) each such holder shall cease to have any rights as a holder in respect of such Incentive Securities or under the Incentive Plans and have only the right to receive the consideration, if any, to which it is entitled pursuant to this Section 2.3, at the time and in the manner specified in this Plan;

(10)

each outstanding Share held by a Dissenting Holder in respect of which Dissent Rights have been validly exercised shall be deemed to have been transferred without any further action by or on behalf of the holder thereof to the Purchaser, and:

(a)

such Dissenting Holder shall cease to be the holder of such Share and to have any rights as a Shareholder, other than the right to be paid the fair value of its Shares by the Purchaser in accordance with Section 3.1;

(b)	such Dissenting Holder’s name shall be removed from the register of holders of Shares maintained by or on behalf of the Company; and

(c)

the Purchaser shall be recorded in the register of holders of Shares maintained by or on behalf of the Company as the holder of the Shares so transferred, and shall be deemed to be the legal and beneficial owner thereof;

(11)

concurrently with step in Section 2.3(10) above, each outstanding Share (for greater certainty, other than the Trust Shares or Shares held by Dissenting Holders who have validly exercised their respective Dissent Rights) shall be transferred without any further action by or on behalf of the holder thereof, to the Purchaser in exchange for the Consideration, less any applicable withholdings pursuant to Section 4.3, and:

(a)

the holder of each such Share shall cease to be the holder thereof and to have any rights as a Shareholder other than the right to be paid the Consideration in accordance with this Plan of Arrangement;

(b)	such holder’s name shall be removed from the register of holders of Shares maintained by or on behalf of the Company; and

(c)

the Purchaser shall be recorded in the register of holders of Shares maintained by or on behalf of the Company as the holder of the Shares so transferred, and shall be deemed to be the legal and beneficial owner thereof.

ARTICLE 3

DISSENT RIGHTS

Section 3.1 Dissent Rights

(1)

Registered holders of Shares as of the record date of the Meeting may exercise dissent rights with respect to all of their Shares (“Dissent Rights”) in connection with the Arrangement pursuant to and in the manner set forth in Section 190 of the CBCA, as modified by the Interim Order, any other order of the Court and this Section 3.1, provided that, notwithstanding Subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in Subsection 190(5) of the CBCA must be received by the Company no later than 5:00 p.m. (Vancouver Time) two (2) Business Days immediately preceding the date of the Meeting (as it may be adjourned or postponed from time to time).

(2)

Each Dissenting Holder who duly exercises Dissent Rights shall be deemed to have transferred the Shares held by such holder to the Purchaser free and clear of all Liens, as provided in Section 2.3(10), and if such holder is ultimately:

(a)

entitled to be paid fair value for such Shares, (i) shall be deemed not to have participated in the transactions in Article 2 (other than Section 2.3(10)), (ii) shall be entitled to be paid the fair value of such Shares by the Purchaser, less any applicable withholdings, which fair value, notwithstanding anything to the contrary in the CBCA, shall be determined as of the close of business on the day before the Arrangement Resolution was adopted, and (iii) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Shares; or

(b)

not entitled, for any reason, to be paid the fair value for such Shares, shall be deemed to have participated in the Arrangement on the same basis as Shareholders who have not exercised Dissent Rights in respect of such Shares and shall be entitled to receive the Consideration to which Shareholders who have not exercised Dissent Rights are entitled under Section 2.3(11) hereof, less any applicable withholdings.

Section 3.2 Recognition of Dissenting Holders

(1)

In no case shall the Company, the Purchaser or any other Person be required to recognize a Person exercising Dissent Rights unless such Person (a) is the registered holder of those Shares in respect of which such rights are sought to be exercised as of the record date of the Meeting and as of the deadline for exercising Dissent Rights and (b) has strictly complied with the procedures for exercising Dissent Rights and has not withdrawn such dissent prior to the Effective Time.

(2)

In no case shall the Company, the Purchaser or any other Person be required to recognize any holder of Shares who exercises Dissent Rights as a holder of such Shares after the completion of the transfer under Section 2.3(10) and the names of such Dissenting Holders shall be removed from the registers of holders of Shares at the same time as the event described in Section 2.3(10) occurs

(3)

Shareholders who withdraw, or are deemed to withdraw, their right to exercise Dissent Rights shall be deemed to have participated in the Arrangement, as of the Effective Time, and shall be entitled to receive the Consideration to which Shareholders who have not exercised Dissent Rights are entitled under Section 2.3(11) hereof, less any applicable withholdings.

(4)

In addition to any other restrictions under Section 190 of the CBCA, none of the following shall be entitled to exercise Dissent Rights: (a) holders of Incentive Securities (in their capacity as holders of Incentive Securities), and (b) Shareholders who vote or have instructed a proxyholder to vote Shares in favour of the Arrangement Resolution.

ARTICLE 4

CERTIFICATES AND PAYMENTS

Section 4.1 Payment of Consideration

(1)

The Purchaser shall on or immediately prior to the Closing provide, or cause to be provided to, the Depositary sufficient funds to satisfy the aggregate Consideration payable to the Shareholders pursuant to this Plan of Arrangement, with the amount per Share in respect of which Dissent Rights have been exercised being deemed to be the Consideration for this purpose, net of any applicable withholdings for the benefit of the Shareholders, which funds shall be held by the Depositary in escrow as agent and nominee for such Shareholders.

(2)

Upon surrender to the Depositary of a direct registration statement (DRS) advice (a “DRS Advice”) or a certificate which immediately prior to the Effective Time represented outstanding Shares that were transferred pursuant to Section 2.3(11), together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the registered Shareholders represented by such surrendered DRS Advice or certificate shall, upon the effectiveness of Section 2.3(11), be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, the cash payment which such holder has the right to receive under this Plan of Arrangement for such Shares, without interest, less any amounts withheld pursuant to Section 4.3, and any DRS Advice or certificate so surrendered shall forthwith be cancelled.

(3)

As soon as practicable after the Effective Time, the Purchaser shall cause the Company, or the relevant Subsidiary of the Company, to deliver to each former holder of Options, Trust Shares, RSUs and PSUs, the cash payment, if any, net of applicable withholdings pursuant to Section 4.3, that such holder is entitled to receive under this Plan of Arrangement, either (i) pursuant to the normal payroll practices and procedures of the Company, or the relevant Subsidiary of the Company, or (ii) in the event that payment pursuant to the normal payroll practices and procedures of the Company, or the relevant Subsidiary of the Company, is not practicable for any such holder, by cheque (delivered to the address of such holder of Options, Trust Shares, RSUs or PSUs, as reflected on the register maintained by or on behalf of the Company in respect of the Options, RSUs and PSUs) or such other means as the Company may elect. Notwithstanding that amounts under this Plan of Arrangement may be calculated in U.S. dollars or Canadian dollars, the Company is entitled to make the payments contemplated in this Section 4.1(3) in the applicable currency in respect of which the Company customarily makes payment to such holder by using the applicable Bank of Canada daily exchange rate in effect on the date that is five (5) Business Day immediately preceding the Effective Date.

(4)

Until surrendered as contemplated by this Section 4.1, each DRS Advice or certificate that immediately prior to the Effective Time represented Shares shall be deemed after the Effective Time to represent only the right to receive upon such surrender the cash payment which the holder is entitled to receive in lieu of such DRS Advice or certificate as contemplated in this Section 4.1, less any amounts withheld pursuant to Section 4.3. Any such DRS Advice or certificate formerly representing Shares not duly surrendered on or before the sixth (6th) anniversary of the Effective Date shall cease to represent a claim by or interest of any former holder of Shares of any kind or nature against or in the Company or the Purchaser. On such date, all cash payments to which such former holder was entitled shall be deemed to have been surrendered to the Purchaser, and shall be paid over by the Depositary to the Purchaser or as directed by the Purchaser.

(5)

Any payment made by the Depositary (or the Company or any of its Subsidiaries, as applicable) in accordance with this Plan of Arrangement that has not been deposited or has been returned to the Depositary (or the Company) or that otherwise remains unclaimed, in each case, on or before the sixth (6th) anniversary of the Effective Time, and any right or claim to payment hereunder that remains outstanding on the sixth (6th) anniversary of the Effective Time shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable consideration for the Shares and the Incentive Securities in accordance with this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to the Purchaser or the Company, as applicable, for no consideration.

(6)

No holder of Shares (including Trust Shares) or Incentive Securities shall be entitled (following the completion of the Plan of Arrangement) to receive any consideration with respect to such Shares (including Trust Shares) or Incentive Securities other than the cash payment, if any, which such holder is entitled to receive in accordance with Section 2.3 and this Section 4.1 and, for greater certainty, no such holder shall be entitled to receive any interest, dividends, premium or other payment in connection therewith, other than, in respect of Shares, any declared but unpaid dividends with a record date prior to the Effective Date. No dividend or other distribution declared or made after the Effective Time with respect to any securities of the Company with a record date on or after the Effective Date shall be delivered to the holder of any unsurrendered certificate which, immediately prior to the Effective Date, represented outstanding Shares that were transferred pursuant to Section 2.3.

Section 4.2 Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Shares that were transferred pursuant to Section 2.3 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and who was listed immediately prior to the Effective Time as the registered holder thereof on the register of holders of Shares maintained by or on behalf of the Company, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, the cash payment which such holder is entitled to receive for such Shares under this Plan of Arrangement in accordance with such holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such payment is to be delivered shall, as a condition precedent to the delivery of such payment, give a bond satisfactory to the Purchaser and the Depositary (each acting reasonably) in such amount as the Purchaser may direct, or otherwise indemnify the Company, the Depositary and the Purchaser in a manner satisfactory to the Company, the Depositary and the Purchaser (each acting reasonably), against any claim that may be made against the Company, the Depositary or the Purchaser with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 4.3 Withholding Rights

Each of the Purchaser, the Company or any of its Subsidiaries, the trustee under the Share Purchase Trust, the Share Purchase Trust and the Depositary shall be entitled to deduct and withhold from any amount payable or property deliverable to any Person under this Plan of Arrangement, such amounts as the Purchaser, the Company or any of its Subsidiaries, the trustee under the Share Purchase Trust, the Share Purchase Trust or the Depositary determines, acting reasonably, are required or permitted to be deducted and withheld with respect to such payment under the Tax Act, the Code or any provision of any other Law and shall remit such deduction and withholding to the appropriate Governmental Entity. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such withholding was made, provided that such amounts are actually remitted to the appropriate Governmental Entity.

Section 4.4 Calculations

All aggregate amounts of cash consideration to be received under this Plan of Arrangement will be calculated to the nearest cent (US$0.01). All calculations and determinations made in good faith by the Purchaser, the Company, or the Depositary, as applicable, for the purposes of this Plan of Arrangement shall be conclusive, final and binding.

Section 4.5 Interest

Under no circumstances shall interest accrue or be paid by the Purchaser, the Company or any of its Subsidiaries, the Depositary or any other Person to Shareholders, holders of Incentive Securities or other Persons depositing DRS Advices or certificates pursuant to this Plan of Arrangement in respect of Shares (including Trust Shares), or holders of Incentive Securities, regardless of any delay in making any payment contemplated hereunder.

Section 4.6    No Liens

Any exchange or transfer of securities, deemed or otherwise, in accordance with this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.

Section 4.7    Paramountcy

From and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all Shares (including Trust Shares) and Incentive Securities issued or outstanding prior to the Effective Time, (b) the rights and obligations of the holders of Shares (including Trust Shares) and Incentive Securities, the Company, the Purchaser, the trustee under the Share Purchase Trust, the Share Purchase Trust, the Depositary, and any registrar or transfer agent or other depositary therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Shares (including Trust Shares) or Incentive Securities shall be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

ARTICLE 5

AMENDMENTS

Section 5.1    Amendments

(1)

The Company and the Purchaser may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must (a) be set out in writing, (b) be approved by the Company and the Purchaser, each acting reasonably, and (c) be filed with the Court and, if made following the Meeting, approved by the Court.

(2)

Any amendment, modification and/or supplement to this Plan of Arrangement may be proposed by the Company or the Purchaser at any time prior to or at the Meeting (provided that the Company or the Purchaser, as applicable, shall have consented thereto in writing) with or without any other prior notice or communication to the Shareholders, and if so proposed and accepted by the Persons voting at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(3)

The Company and the Purchaser may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time after the Meeting and prior to the Effective Time with the approval of the Court, and, if and as required by the Court, after communication to the Shareholders.

(4)

Notwithstanding anything to the contrary contained herein, the Company and the Purchaser may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time without the approval of the Court or the Shareholders, provided that each such amendment, modification and/or supplement (a) must concern a matter which, in the reasonable opinion of each of the Company and the Purchaser, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement, and (b) is not adverse to the economic interests of any Shareholders.

Section 5.2    Termination

This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

ARTICLE 6

FURTHER ASSURANCES

Section 6.1    Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by either of them in order to further document or evidence any of the transactions or events set out in this Plan of Arrangement.

SCHEDULE B

ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

(1)

The arrangement (as may be amended, supplemented or varied, the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the ”CBCA”) of Sierra Wireless, Inc. (the ”Company”), pursuant to the arrangement agreement (as it may from time to time be amended, modified or supplemented, the ”Arrangement Agreement”) among the Company, Semtech Corporation and 13548597 Canada Inc. dated August 2, 2022, all as more particularly described and set forth in the management information circular of the Company dated ●, 2022 (the ”Circular”) accompanying this notice of meeting and as it may from time to time be amended, modified or supplemented in accordance with the Arrangement Agreement, and all transactions contemplated thereby, are hereby authorized, approved and adopted.

(2)

The plan of arrangement (as it has been or may be amended, modified or supplemented in accordance with the Arrangement Agreement and its terms, the “Plan of Arrangement”), the full text of which is set out as Appendix ● to the Circular, is hereby authorized, approved and adopted.

(3)

The (i) Arrangement Agreement and all transactions contemplated therein, (ii) actions of the directors of the Company in approving the Arrangement and the Arrangement Agreement, and (iii) actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement, and any amendments, modifications or supplements thereto, are hereby ratified and approved.

(4)

Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of the Company or that the Arrangement has been approved by the Supreme Court of British Columbia (the “Court”), the directors of the Company are hereby authorized and empowered, at their discretion but subject to the terms of this Agreement, without notice to or approval of the shareholders of the Company, (i) to amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted thereby, and (ii) not to proceed with the Arrangement and any related transactions.

(5)

Any director or officer of the Company is hereby authorized and directed for and on behalf of the Company to make or cause to be made an application to the Court for an order approving the Arrangement and to execute and deliver, or cause to be executed and delivered, for filing with the Director under the CBCA, the articles of arrangement and all such other documents and instruments as are necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement or any such other document or instrument.

(6)

Any director or officer of the Company is hereby authorized and directed for and on behalf of the Company to execute and deliver or cause to be executed and delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such other document or instrument or the doing of any other such act or thing.

B-1

SCHEDULE C

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

(1)	Organization and Qualification.

The Company and each of its Subsidiaries is a corporation or other entity duly incorporated or organized, as applicable, validly existing, and in good standing under the laws of the jurisdiction of its governing jurisdiction. The Company, and each of its Subsidiaries, has all requisite power and authority, and is duly qualified, licensed or registered and holds all Authorizations required to carry on its business as now conducted and to own, lease and operate its assets and business except as to the extent that any failure of the Company or any of its Subsidiaries to be so qualified, licensed or registered or to hold such Material Authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(2)	Corporate Authorization.

The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance by the Company of its obligations under this Agreement and the consummation of the Arrangement and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, the consummation of the Arrangement and the other transactions contemplated hereby, other than the Required Shareholder Approval, the Interim Order and the Final Order.

(3)	Execution and Binding Obligation.

This Agreement has been duly executed and delivered by the Company, and constitutes a legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms subject only to (a) any limitation on enforcement under Laws relating to bankruptcy, winding-up, insolvency, reorganization, arrangement or other Law affecting the enforcement of creditors’ rights generally, and (b) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(4)	Governmental Authorization.

The execution and delivery of this Agreement by the Company, and the performance of its and its Subsidiaries obligations hereunder and the consummation by the Company and its Subsidiaries of the Arrangement and the other transactions contemplated hereby, do not require any Authorization or other action by or in respect of, or filing with or notification to, any Governmental Entity by the Company or any of its Subsidiaries other than (a) the Regulatory Approvals, (b) the Interim Order and the Final Order, (c) filings with the Director under the CBCA, (d) the filing of the Articles of Arrangement, and (e) filings with the Securities Authorities and the Exchanges.

(5)	No Conflict/ Non-Contravention.

The execution and delivery of this Agreement by the Company, and performance of its and its Subsidiaries’ obligations hereunder and the consummation by the Company and its Subsidiaries of the Arrangement and the other transactions contemplated hereby do not and will not (or would not, with the giving of notice, the lapse of time or the happening of any other event or condition (or combination thereof)):

(a)	contravene, conflict with, or result in any violation or breach of the Constating Documents of the Company or any of its Subsidiaries;

(b)	assuming compliance with the matters referred to in Paragraph (4) above, conflict with or result in a violation or breach of Law applicable to the Company or its Subsidiaries;

(c)

except as set out in Section 3.1(5)(c) of the Company Disclosure Letter, allow any Person to exercise any rights, require any consent or notice to or other action by any Person, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled (including by triggering any rights of first refusal or first offer, change in control provision or other restriction or limitation) under any Material Contract, Material Company Lease or any Material Authorization of the Company or any of its Subsidiaries; or

(d)	result in the creation or imposition of any Lien (other than Permitted Liens or as contemplated by this Agreement in connection with a Covered Financing) upon any of the Company Assets;

except, in the case of each of clauses (b), (c) and (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(6)	Capitalization.

(a)

The authorized capital of the Company consists of (i) an unlimited number of Shares, of which 38,955,895 Shares were issued and outstanding as of the date of this Agreement and (ii) an unlimited number of preferred shares, issuable in series, of which none were issued and outstanding as of the date of this Agreement.

(b)

As of the date hereof, there are 275,452 Options, 1,322,671 RSUs, 955,053 PSUs and 83,006 PRSUs issued and outstanding. Section 3.1(6)(b) of the Company Disclosure Letter contains a complete and accurate list of all Incentive Securities issued and outstanding as of the date hereof, including, with respect to each such Incentive Security, a unique identifier for the holder, the date of grant, the Incentive Plan pursuant to which such award was granted, the number of Shares covered by such Incentive Securities and, in the case of Options, the per-share exercise price of the Option. There are no accrued or unpaid dividends or dividend equivalent rights with respect to any Incentive Securities that are not reflected in Section 3.1(6)(b) of the Company Disclosure Letter.

(c)

As of the date hereof, there are 1,026 Shares held in trust in the Share Purchase Trust for purposes of settlement of RSUs and PSUs under the Company’s amended and restated restricted share unit plan, effective May 9, 2007, as amended.

(d)

All of the issued and outstanding Shares have been validly issued as fully paid and non-assessable, and all Shares issuable upon the exercise of Options or the settlement of RSUs and PSUs have been duly authorized and, upon issuance, shall be validly issued as fully paid and non-assessable.

(e)

All outstanding Shares and Incentive Securities have been duly authorized by the Board (or a duly authorized committee thereof) and have been issued or granted in compliance with all applicable Laws (including Securities Laws).

(f)

Except as disclosed in Section 3.1(6)(b) or Section 3.1(6)(f) of the Company Disclosure Letter, and except for the Incentive Securities, there are no options, convertible securities or other rights, Contracts, plans (including any shareholder rights plan or poison pill), arrangements or commitments of any character whatsoever (pre-emptive, contingent or otherwise) requiring, or which may require, whether or not subject to conditions, the issuance or sale by the Company or any of its Subsidiaries of any securities of the Company or any of its Subsidiaries, including Shares or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries.

(g)

There are no outstanding contractual or other obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company’s or any Subsidiary’s securities, or register or qualify securities for public distribution or listing in Canada, the United States or elsewhere. Other than the Shares, there are no securities or other instruments or obligations of the Company or of any of its Subsidiaries that carry (or which is convertible into, or exchangeable for, securities having) the right to vote generally with the Shareholders on any matter.

(h)

Since January 1, 2020, there has been no dividend or distribution of any kind declared, paid or made by the Company on the Shares, and, the Company has not, directly or indirectly, redeemed, purchased or otherwise acquired Shares.

(7)	Shareholders’ and Similar Agreements.

Except as disclosed in Section 3.1(7) of the Company Disclosure Letter or contemplated by this Agreement, none of the Company or any of its Subsidiaries is a party or subject to, or affected by, any shareholders agreement, shareholder agreement, pooling, voting, or other similar arrangement or understanding relating to the ownership or voting of any securities of the Company or any of its Subsidiaries. To the knowledge of the Company, as of the date hereof, other than the D&O Support and Voting Agreements, there are no irrevocable proxies or voting Contracts with respect to any securities issued by the Company or any of its Subsidiaries.

(8)	Subsidiaries.

(a)

A true and complete list of all Subsidiaries as of the date hereof of the Company is set out in Section 3.1(8)(a) of the Company Disclosure Letter, including: (i) its name, (ii) the percentage owned directly or indirectly by the Company, (iii) to the knowledge of the Company, the name and percentage owned by any registered holders of shares or other equity interests other than the Company or its Subsidiaries, and (iv) its governing jurisdiction.

(b)

Other than the Subsidiaries set out in Section 3.1(8)(b) of the Company Disclosure Letter, the Company has no direct or indirect Subsidiaries nor does it own any direct or indirect equity interest of any kind in any Person.

(c)

The Company directly or indirectly owns all of the issued and outstanding shares and other interests (including partnership interests, however divided) of each of its Subsidiaries, free and clear of any Liens (other than Permitted Liens), and all of the issued and outstanding shares or interests directly or indirectly owned by the Company have been duly authorized and validly issued and are fully paid and non-assessable shares or interests, and no such shares or interests have been issued in violation of any pre-emptive or similar rights.

(d)

There are no Contracts that require the issuance, transfer, sale or delivery of any shares or other interests of any Subsidiary of the Company or any securities convertible into or exchangeable for, any shares or other interests of any Subsidiary of the Company.

(9)	Securities Law Matters.

(a)

The Company is a “reporting issuer” (or the equivalent) under Securities Laws in each of the provinces of Canada. The Shares are registered under Section 12 of the Exchange Act. The Shares are listed and posted for trading on the Exchanges. The Company does not have any securities listed or posted for trading on any securities exchange other than the Exchanges. The Company is not in default of any material requirements of any Securities Laws. The Company is not subject to any continuous or periodic or other disclosure requirements under the securities laws of any jurisdiction other than the provinces of Canada and the United States.

(b)

The Company has not taken any action to cease to be a “reporting issuer” (or the equivalent) in any province of Canada nor has the Company received notification from any Securities Authority seeking to revoke the reporting issuer status of the Company. No Proceeding or Order for the delisting, suspension of trading or cease trade or other Order or restriction with respect to any securities of the Company is in effect or has been threatened or, to the knowledge of the Company, is pending or is expected to be implemented or undertaken (other than as contemplated by Section 4.14).

(c)

The Company has timely filed or furnished with the Securities Authorities and the Exchanges all material forms, reports, schedules, statements and other documents required to be filed or furnished by the Company with the Securities Authorities and the Exchanges since January 1, 2020. The documents comprising the Company Filings, as of their respective dates (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), complied as filed in all material respects with applicable Law and did not contain any Misrepresentation. The Company has not filed any confidential material change report or other confidential filing with any Securities Authority which at the date of this Agreement remains confidential. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters from any Securities Authority with respect to any of the Company Filings, and, to the knowledge of the Company, none of the Company Filings are subject to ongoing SEC review or investigation. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is subject to any ongoing Proceeding by any Securities Authority or the Exchanges and, to the knowledge of the Company, no such Proceeding is threatened. As of the date of this Agreement, no amendments or modifications to the Company Filings are required to be filed with, or furnished to, the SEC. No Subsidiary of the Company is required to file or furnish any form, report or other document with the SEC.

(d)	The Company is not and has not, and is not required to be and has not been required to be, registered as an “investment company” pursuant to the United States Investment Company Act of 1940.

(e)

The Company is in compliance in all material respects with all applicable effective provisions of the United States Sarbanes-Oxley Act and the rules and regulations promulgated in connection therewith and the applicable listing and governance rules and regulations of the Nasdaq Global Market.

(f)

The Company is a “foreign private issuer” (as such term is defined in Rule 3b-4(c) under the Exchange Act) and is exempt from Sections 14(a), 14(b), 14(c) and 14(f) under the Exchange Act pursuant to Rule 3a12-3(b) of the Exchange Act. The Company has no reason to believe it will not qualify as a “foreign private issuer” at any time prior to the Effective Date.

(10)	Financial Statements.

(a)

The audited consolidated financial statements and the unaudited consolidated interim financial statements of the Company (including, in each case, the notes or schedules to and the auditor’s report on such financial statements) included in the Company Filings (i) were prepared in accordance with U.S. GAAP, consistently applied throughout the periods referred to therein (except as expressly set forth in the notes thereto) and Law, (ii) complied or shall comply, as applicable, as to form in all material respects with applicable accounting requirements in Canada, and (iii) fairly present in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position, results of operations or financial performance and cash flows of the Company and its Subsidiaries as of their respective dates and for the periods covered by such financial statements (except as may be expressly indicated in the notes to such financial statements) and there have been no changes in accounting methods, policies, or practices of the Company or any of its Subsidiaries since January 1, 2020, except as disclosed in the Company Filings.

(b)

The Company does not intend to correct or restate, nor, to the knowledge of the Company, is there any basis for any correction or restatement of, any aspect of any of the financial statements referred to in Paragraph (10)(a). Except as disclosed in the Company Filings, neither the Company nor any Subsidiary is a party to or bound by, or has any commitment to become party to, any joint-venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or any Subsidiary, on the one hand, and any unconsolidated affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the United States Securities Act of 1933), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Subsidiary in the Company Filings (including any audited financial statements and unaudited consolidated interim financial statements of the Company included therein).

(c)	The financial books and records of the Company have been maintained, in all material respects, in accordance with U.S. GAAP.

(11)	Disclosure Controls and Internal Control over Financial Reporting.

(a)

The Company has established and maintains disclosure controls and procedures (as such term is defined in NI 52-109) which are designed to provide reasonable assurance that information required to be disclosed by the Company in its annual filings, interim filings or other reports required to be filed or submitted by it under Securities Laws is recorded, processed, summarized and reported within the time periods required by applicable Securities Laws. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by the Company in its annual filings, interim filings or other reports required to be filed or submitted under applicable Securities Laws is accumulated and communicated to the Company’s management, including its chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure. The Company, to the extent required by Law, has presented in the applicable Company Filings its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation.

(b)

The Company has established and maintains a system of internal control over financial reporting (as such term is defined in NI 52-109) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP.

(c)

To the knowledge of the Company, there is no “material weakness” (as such term is defined in NI 52-109) relating to the design, implementation or maintenance of the Company’s internal control over financial reporting or fraud, whether or not material, that involves management or other Employees who have a significant role in the internal control over financial reporting of the Company. To the knowledge of the Company, neither of the Company, any of its Subsidiaries, nor any of its or their respective directors or officers has received or otherwise obtained knowledge of any Proceeding regarding accounting, internal accounting controls or auditing matters, including any Proceeding alleging that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, or any expression of concern from its Employees, auditors or accountants regarding questionable accounting or auditing matters.

(12)	Minute Books.

The corporate minute books of the Company and its Subsidiaries are maintained in accordance with applicable Laws, and are complete and accurate, in all material respects. True and correct copies of the minutes of meetings of the Board and its standing committees (and written resolutions in lieu thereof) for meetings held between January 1, 2021 and August 1, 2022 have been made available in the Data Room, other than minutes of meetings relating to the evaluation of the transactions contemplated by this Agreement and the negotiation of this Agreement.

(13)	Auditors.

Ernst & Young LLP is and was, during the periods covered by its reports included in the Company Filings, independent with respect to the Company within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and the United States and in accordance with applicable Securities Laws; there has not been any reportable event (within the meaning of NI 51-102) with such auditors with respect to audits of the Company and its Subsidiaries.

(14)	No Undisclosed Liabilities.

There are no material liabilities, commitments, Indebtedness or other obligations of any nature, whether accrued, contingent, absolute, determined, determinable, or otherwise, whether matured or unmatured, of the Company or of any of its Subsidiaries of a type required to be reflected or reserved for on a consolidated balance sheet of the Company prepared in accordance with U.S. GAAP, other than liabilities or obligations: (a) reflected or reserved for on the consolidated balance sheet of the Company as at March 31, 2022, (b) incurred in the Ordinary Course since March 31, 2022 (none of which results from, arises out of, or was caused by any breach of Contract, or violation of Law, in each case, by the Company or any of its Subsidiaries), or (c) reasonably incurred after March 31, 2022 in connection with this Agreement or the transactions contemplated hereby.

(15)	Transactions with Directors, Officers, Employees, etc.

Neither the Company nor any of its Subsidiaries is indebted to any of its directors, officers or Employees or any of their respective associates or affiliates (except for amounts due in the Ordinary Course as salaries, bonuses and director’s fees or the reimbursement of Ordinary Course expenses). Other than in the Ordinary Course, there are no Contracts with, or advances, loans, guarantees, liabilities or other obligations to, on behalf or for the benefit of, any shareholder, director, officer or Employee of the Company or any of its Subsidiaries, or any of their respective affiliates or associates.

(16)	No “Collateral Benefit”.

To the knowledge of the Company, no related party of the Company (within the meaning of Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions) together with its associated entities, beneficially owns or exercises control or direction over 1% or more of the outstanding Shares, except for related parties who will not receive a “collateral benefit” (within the meaning of such instrument) as a consequence of the transactions contemplated by this Agreement.

(17)	Absence of Certain Changes or Events.

Since January 1, 2022, except as disclosed in the Company Filings filed prior to the date hereof or set forth in Section 3.1(17) of the Company Disclosure Letter and other than the transactions contemplated in this Agreement, the business of the Company and its Subsidiaries has been conducted in the Ordinary Course and there has not occurred any event that would reasonably be expected to have a Material Adverse Effect.

(18)	Compliance with Laws.

Except as set forth in Section 3.1(18) of the Company Disclosure Letter or as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries are, and at all times since January 1, 2020 have been, in compliance with applicable Laws. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2020, neither the Company nor any of its Subsidiaries or any of their respective directors or officers is under any investigation with respect to, has been convicted, charged or threatened to be charged with, or has received notice of, any violation or potential violation of any Law.

(19)	Authorizations and Licenses.

Except as set forth in Section 3.1(19) of the Company Disclosure Letter, the Company and each of its Subsidiaries, as applicable, lawfully own, possess and have obtained, and, to the extent applicable, have timely filed applications to renew in the Ordinary Course, and have complied in all material respects with, all Material Authorizations that are required by Law in connection with (i) the operation of their businesses as currently conducted or (ii) the ownership, operation or use of their properties and assets. Each such Material Authorization is valid and in full force and effect in accordance with its terms. To the knowledge of the Company, no event has occurred which, with the giving of notice, lapse of time or both, would reasonably be expected to constitute a default under, or in respect of, any such Material Authorization. No Proceeding is pending, or to the knowledge of the Company, threatened, in respect of or regarding any such Material Authorization, and none of the Company or any of its Subsidiaries or any of their respective directors and officers has received notice, whether written or oral, of revocation, suspension, non-renewal or material amendments of any such Material Authorization, or of the intention of any Person to revoke, suspend, refuse to renew or materially amend any such Material Authorization, or of any violation or potential violation of any such Material Authorization.

(20)	Opinions of Financial Adviser.

The Board has received the Fairness Opinions. A true and complete copy of the engagement letter between the Company and each of Qatalyst Partners LP and BMO Capital Markets has been provided to counsel to the Purchaser and the Company has made true and complete disclosure to the Purchaser of all fees, commissions or other payments that may be incurred pursuant to such engagement or that may otherwise be payable to Qatalyst Partners LP and BMO Capital Markets.

(21)	Brokers.

Except for the engagement letters between the Company and each of Qatalyst Partners LP and BMO Capital Markets and the fees payable under or in connection with such engagements, no investment banker, broker, finder, financial adviser or other intermediary has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries, is entitled to any fee, commission or other payment from the Company or any of its Subsidiaries in connection with this Agreement or any other transaction contemplated by this Agreement. The aggregate fees payable by the Company to Qatalyst Partners LP and BMO Capital Markets in relation to the transactions contemplated by this Agreement have been disclosed in Section 3.1(21) of the Company Disclosure Letter.

(22)	Board and Special Committee Approval.

(a)

The Special Committee, after consultation with and receiving advice from its financial adviser and outside legal counsel, has unanimously recommended that the Board approve the Arrangement and that the Shareholders vote in favour of the Arrangement Resolution.

(b)

The Board, acting on the unanimous recommendation in favour of the Arrangement by the Special Committee, after receiving advice from its financial adviser and outside legal counsel in evaluating the Arrangement, has unanimously: (i) determined that the Consideration to be received by the Shareholders pursuant to the Arrangement and this Agreement is fair to Shareholders and that the Arrangement is in the best interests of the Company, (ii) resolved to recommend that the Shareholders vote in favour of the Arrangement Resolution, and (iii) authorized the entering into of this Agreement and the performance by the Company of its obligations under this Agreement, and no action has been taken to amend or supersede such determinations, resolutions, or authorizations.

(23)	Material Contracts.

(a)

Section 3.1(23)(a) of the Company Disclosure Letter sets out a complete and accurate list of all Material Contracts as of the date hereof and true, correct and complete copies thereof, including all material amendments, assignments and supplements thereto, have been provided in the Data Room;

(b)

Each Material Contract is legal, valid, binding and in full force and effect and is enforceable by the Company or one or more of its Subsidiaries, as applicable, and to the knowledge of the Company, each other party thereto, in accordance with its terms, subject to any limitation on enforcement under Law relating to (i) bankruptcy, winding-up, insolvency, arrangement, reorganization or other Law of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(c)

Since June 1, 2020, none of the Company nor any of its Subsidiaries is in material breach or default under any Material Contract, nor does the Company have knowledge of any condition that with the passage of time or the giving of notice or both would result in such material breach or default, nor has the Company or any of its Subsidiaries received any written notice alleging that it is in material breach or default of any Material Contract.

(d)

Since June 1, 2020, none of the Company or any of its Subsidiaries has given any notice of any material breach or default by any counterparty under any Material Contract. To the knowledge of the Company, no counterparty is in material breach or default of any Material Contract, and there does not exist any condition which with the passage of time or the giving of notice or both would result in such a material breach or default.

(e)

Since June 1, 2020, none of the Company or any of its Subsidiaries has received any written notice that any party to a Material Contract intends to cancel, terminate or otherwise modify or not renew its relationship with the Company or any of its Subsidiaries, and, to the knowledge of the Company, no such action is pending or has been threatened in writing, except as would not, individually or in the aggregate, be expected to be material to the Company and its Subsidiaries, taken as a whole. As of the date hereof, neither the Company nor any of its Subsidiaries has given or intends to give any such notice.

(24)	Restrictions on Conduct of Business.

None of the Company or any of its Subsidiaries is a party to, or bound by, any non-competition agreement or any other Contract or any Order or Authorization of any Governmental Entity that purports to: (a) limit the manner or location in which the Company or any of its Subsidiaries may conduct any line of business, (b) limit any business practice of the Company or any of its Subsidiaries, or (c) restrict any acquisition or disposition of assets or property by the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, be reasonably expected to be material to the Company and its Subsidiaries, taken as a whole.

(25)	Real Property.

(a)

Section 3.1(25)(a) of the Company Disclosure Letter sets out a complete and accurate list of all material real property owned in fee simple by the Company and/or its Subsidiaries (each such property disclosed, or required to be disclosed, in Section 3.1(25)(a) of the Company Disclosure Letter, a “Company Owned Property”), in each case by reference to their municipal addresses.

(b)

Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or one of its Subsidiaries has valid fee title to the Company Owned Properties free and clear of all Liens except for Permitted Liens. There are no options, rights of first offer, or rights of first refusal to purchase or lease the Company Owned Properties, or any portion thereof or interest therein. Neither the Company nor any of its Subsidiaries is the owner of, or is bound by or subject to any agreement or option to own, any real property other than the Company Owned Properties. Neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy a material portion the Company Owned Properties. Neither the Company nor any of its Subsidiaries has received written notice of any condemnation, expropriation or other proceeding in eminent domain affecting any material portion of the Company Owned Properties.

(c)

Section 3.1(25)(c) of the Company Disclosure Letter sets forth a complete and accurate list of all material Company Leased Properties, in each case by reference to their municipal addresses. Except that would not, reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one or more of its Subsidiaries has a valid leasehold title to the Company Leased Properties free and clear of all Liens except for Permitted Liens and Liens created by the fee owner or ground lesser of the underlying real property.

(d)

The Data Room contains complete and accurate copies of all material Company Leases, including all material amendments, modifications, supplements, guarantees, registrations and non-disturbance agreements in connection therewith.

(e)

Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, each Company Lease in respect thereof is in full force and effect, and neither the Company nor any of its Subsidiaries has received or delivered any written notice of any breach of, or default under, any such Company Lease.

(f)

The Company Owned Properties and the Company Leased Properties constitute all of the material real property necessary to operate the business of the Company and its Subsidiaries in the Ordinary Course.

(26)	Personal Property.

(a)

Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, the Company or one or more of its Subsidiaries has valid title to, or a valid and leasehold interest in or other right to use, all the material personal property and assets (other than Intellectual Property) used in the operation of their respective businesses, in each case free and clear of all Liens (other than Permitted Liens).

(27)	Intellectual Property.

(a)

Section 3.1(27)(a) of the Company Disclosure Letter contains, as of the date hereof, a complete and accurate, in all material respects, list of: (i) all patents, trademarks, copyrights and industrial designs that are Owned Registered Intellectual Property (including, as applicable, the name of the registered owner, the jurisdiction of filing, the filing date, date of issuance, application number, and registration number) and (ii) all Contracts to which the Company or any of its Subsidiaries is a party pursuant to which the Company or any of its Subsidiaries is granted or obtains a right to use material Licensed Intellectual Property (collectively “IP Licenses”), excluding (1) any Contract providing for a non-exclusive license of “off-the-shelf” Software, or Software licensed pursuant to a “click-through” or a standard form agreement or that is pre installed as a standard part of hardware, in each case that is generally commercially available for free or a license fee not to exceed $750,000 per annum, (2) non-exclusive licenses or rights to use Intellectual Property or Company Data of customers (including end users of Company Platforms) granted by customers to the Company or one of its Subsidiaries in order to receive Company Products or services, and (3) non-exclusive licenses or rights to use Intellectual Property with no ongoing royalty or other payment obligations entered into to settle or otherwise resolve claims made by third parties. Except as set out in Section 3.1(27)(a) of the Company Disclosure Letter, the Company or one of its Subsidiaries is the sole owner and possesses all right, title and interest in and to the material Owned Intellectual Property free and clear of all Liens (other than Permitted Liens). Except as set forth in Section 3.1(27)(a) of the Company Disclosure Letter, the Company and Subsidiaries have a right to use the material Licensed Intellectual Property as used in the conduct of its business as currently conducted. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the transaction contemplated by this Agreement will not violate or breach the terms of any IP License or entitle any other party to any such IP License to terminate or materially modify it, or otherwise materially adversely affect the Company’s and/or Subsidiaries’ rights under it, and (ii) immediately following Closing, the Company and Subsidiaries will be entitled to continue to use, practice and exercise rights in all of the Company Intellectual Property to substantially the same extent and in substantially the same manner as used, practiced and exercised by the Company and Subsidiaries in the conduct of its business immediately prior to Closing without any financial obligation to any Person resulting directly from the consummation of the transactions contemplated by this Agreement, except for the financial obligations included in any Contract for Licensed Intellectual Property. Except as set forth in

Section 3.1(27)(a) of the Company Disclosure Letter or as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company Intellectual Property constitutes all material Intellectual Property used in and necessary for the operation of the business of the Company and its Subsidiaries as currently conducted. Complete and accurate copies of all the IP Licences have been made available to the Purchaser.

(b)

Except as set out in Section 3.1(27)(a) of the Company Disclosure Letter, each item of material Owned Registered Intellectual Property disclosed in Section 3.1(27)(a) of the Company Disclosure Letter (i) is registered and/or recorded in the name of the Company or a Subsidiary of the Company, (ii) is subsisting, in full force and effect, and, to the Company’s knowledge, is validly existing and (excluding applications) enforceable, and is not subject to cancellation for failure to use or unauthorized use by third parties, (iii) was diligently prosecuted and validly registered or issued or, in the case of an application, was applied for, in compliance with applicable Law, and (iv) is not as of the date hereof involved in any opposition, cancellation, interference, inter partes review, reissue, re-examination or other similar Proceeding (other than in the ordinary course of prosecution thereof). Nothing has been done or omitted to have been done by the Company or its Subsidiaries as a result of which any Owned Intellectual Property has ceased or will cease to be valid, subsisting, in full force and effect, or (excluding applications) enforceable in the Ordinary Course.

(c)

There are no written claims (other than in the ordinary course of prosecution thereof) against Company or its Subsidiaries of, and to the Company’s knowledge, there is no valid basis for any claims of, adverse ownership, invalidity, unenforceability, or absence of a right to register or apply for or other opposition to or conflict with any of the material Owned Intellectual Property.

(d)

To the knowledge of the Company, no third party (i) is infringing any Owned Intellectual Property, or (ii) is committing any misappropriation, passing off or actionable illegal acts in connection with the Owned Intellectual Property, in each case, except as set out in Section 3.1(27)(d) of the Company Disclosure Letter or as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(e)

Except as set out in Section 3.1(27)(e) of the Company Disclosure Letter, the operation of the business of the Company and Subsidiaries, including the manufacture, offering and provision of Company Products and services (including Company Software), and including the using, exploiting and practicing of the Company Intellectual Property in the conduct of the business of the Company and its Subsidiaries, is not infringing, misappropriating or otherwise violating any third-party Intellectual Property and has not, since January 1, 2020, infringed, misappropriated or otherwise violated any third-party Intellectual Property, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as set out in Section 3.1(27)(e) of the Company Disclosure Letter, since January 1, 2020, the Company and its Subsidiaries have not received any formal charge, complaint, claim, demand or notice (other than those that have been resolved) (i) alleging that the Company or any of its Subsidiaries is obligated or has a duty to defend, indemnify, or hold harmless any other Person with respect to, or has assumed any liabilities or is otherwise responsible for, any infringement, misappropriation, or violation of any third-party Intellectual Property claimed in any pending Proceeding, or (ii) alleging any infringement, misappropriation or violation of third-party Intellectual Property with respect to the operation of the business of the Company and Subsidiaries, Company Products, services and/or Company Intellectual Property (including any claim that the Company or a Subsidiary must license, pay any royalty or fee or refrain from using any Intellectual Property of a third party), except as disclosed in Section 3.1(27)(e) of the Company Disclosure Letter or as would not reasonably be expected to be material to the

Company and its Subsidiaries, taken as a whole. There are no, and since January 1, 2020 there have been no material Proceedings against the Company or any of its Subsidiaries (other than those that have bee resoled) alleging any such infringement, misappropriation, or violation, by the Company or any of its Subsidiaries, except as disclosed in Section 3.1(27)(e) of the Company Disclosure Letter.

(f)

Except pursuant to any Contracts set forth or as other indicated in Section 3.1(27)(f) of the Company Disclosure Letter and pursuant to the Material Contracts set forth in Section 3.1(23)(a) of the Company Disclosure Letter, as of the date hereof, (i) no other Person has been granted by the Company or any of its Subsidiaries the right to use (or has received from the Company or any of its Subsidiaries any covenant not to be sued with respect to the use of) any material Owned Intellectual Property, except pursuant to non-exclusive license agreements granted in the Ordinary Course, (ii) neither the Company nor any of its Subsidiaries has granted any license or rights to any other Person with respect to the Company Intellectual Property licensed to the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole, other than non-exclusive licences granted in the Ordinary Course, and (iii) neither the Company nor any of its Subsidiaries is a party to or bound by any Contract or other obligation that limits or impairs, in any material respect, its ability to use, sell, transfer, assign or convey any of the Owned Intellectual Property. Copies of all material agreements (in paper or electronic form) to which Company or any of its Subsidiaries is a party and pursuant to which any rights in any Company Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, have been granted, licensed or sublicensed by the Company or any of its Subsidiaries to any third party (excluding non-exclusive license agreements granted in the Ordinary Course) have been provided to the Purchaser.

(g)

Each of the Company and its Subsidiaries diligently protects (including measures to protect secrecy and confidentiality, where applicable and appropriate) the Owned Intellectual Property material to the business of the Company and its Subsidiaries, taken as a whole, and its rights, titles, interests and benefits therein. Except as set out in Section 3.1(27)(g) of the Company Disclosure Letter, all Employees and Representatives of the Company or its Subsidiaries that have had access to confidential or proprietary information relating to the business of the Company and its Subsidiaries, including confidential aspects of the Owned Intellectual Property, have entered into written confidentiality and non-disclosure agreements that include legal obligations of confidentiality to the Company or its Subsidiaries with respect to such information (or are otherwise similarly obligated under applicable Law or ethical obligations). Since January 1, 2020, there has been no unauthorized disclosure of or unauthorized access, use or modification of any Owned Intellectual Property made in a manner that would prevent the Company or its Subsidiaries or a successor in interest from obtaining a right in respect of any such Intellectual Property that it would otherwise be entitled to obtain, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(h)

Each current and former Employee and independent contractor of the Company and its Subsidiaries who has participated in creating, authoring, developing, inventing, adapting, modifying and/or improving any material Owned Intellectual Property has irrevocably and validly assigned in writing (or by operation of Law or otherwise) to the Company or its Subsidiaries all rights, title and interest in and to the applicable Intellectual Property, except as set out in Section 3.1(27)(g) of the Company Disclosure Letter. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no current or former officer, Employee or independent contractor of the Company or any of its Subsidiaries owns (or, to Company’s knowledge, claims an ownership interest in) any of the Owned Intellectual Property of the Company any of its Subsidiaries, nor has any right to a royalty or other consideration as a result of its marketing, licensing or assignment in the conduct of the business of the Company and its Subsidiaries as currently conducted.

(i)

No Governmental Entity has funded or contributed to the development of material Owned Intellectual Property so as to grant such Governmental Entity a licence to or a right of ownership or a property interest in such Owned Intellectual Property or a right to control, limit, restrict or require any payment in connection with the exercise and full enjoyment of such Owned Intellectual Property by the Company or any of its Subsidiaries in the conduct of its business as currently conducted or that restricts, limits or imposes conditions upon the assignment of such Owned Intellectual Property. Neither the Company nor any of its Subsidiaries is, or has never been, a member or promoter of, or a contributor to, any industry standards body or similar organization that has the right to compel the Company or any of its Subsidiaries to grant or offer to any third Person any license or right to any Owned Intellectual Property, and no patents or patent applications in the Owned Intellectual Property have been identified as essential to any standard or made subject to any standard-related licensing requirement, except for the industry standards bodies identified and corresponding patents disclosed in the Data Room.

(j)

Neither this Agreement nor the transactions contemplated hereby will result in, or give any other Person the right or option to cause, pursuant to any contract or agreement to which the Company or any of its Subsidiaries is a party: (i) any Person being granted rights or access to, or the placement in or release from escrow, of any source code for any Material Company Software, or (ii) the Company or any its Subsidiaries, or, to the knowledge of the Company, the Purchaser, Parent or any of its Affiliates granting or assigning to any Person any right in or license to any material Intellectual Property owned by such Person.

(k)

Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no material Owned Intellectual Property are subject to any order, decree, or judgment of a Governmental Entity restricting the use, transfer, or licensing thereof by the Company or any of its Subsidiaries in any material respect.

(28)	Business Systems.

(a)

Except as set forth in Section 3.1(28)(a), the Business Systems, whether owned, leased or otherwise used or held for use by the Company or its Subsidiaries that are material to the performance of or provision of any material services to the customers of the Company and its Subsidiaries (end users of Company Platforms) (a) are sufficient to conduct the business of the Company and its Subsidiaries in the Ordinary Course, (b) operate and perform in all material respects as required by the Company and its Subsidiaries to conduct their business in the Ordinary Course, and (c) since January 1, 2020, have not (i) malfunctioned or failed in any material respect or (ii) suffered any material malware, ransomware or other cyber attack, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as set forth in Section 3.1(28)(a), the Business Systems, to the knowledge of the Company, since January 1, 2020, no Person has gained unauthorized access to any material Business Systems owned or controlled by the Company. The Company and its Subsidiaries have not made any ransomware payments to any third party except in compliance with applicable Law, including the rules of the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC). The Company and its Subsidiaries have implemented and maintain reasonable backup and disaster recovery technology.

(29)	Company Software.

(a)

Except as set forth in Section 3.1(29)(a) of the Company Disclosure Letter, the Company Software that is owned by the Company and/or any of its Subsidiaries (the “Company Owned Software”) and is distributed or hosted for third-party use by the Company or any of its Subsidiaries does not contain, link to, integrate with, or include any Open Source Software in a manner that has Open Source Consequences (as defined below). Each of the Company and its Subsidiaries is in compliance with all terms and conditions stipulated by the licenses governing the Open Source Software contained in, linked to, or integrated with, the Company Owned Software, except for such non-compliances as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries use or have used, or have modified or distributed, any Open Source Software in a manner that (A) would require any Company Owned Software or other Owned Intellectual Property: (i) be made available or distributed in source code form, (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that authorize Company Owned Software or any other Owned Intellectual Property to be reverse engineered, reverse assembled or disassembled (other than by operation of a requirement under Law) or (iv) be redistributable at no charge; or (B) that requires that the Company and/or any Subsidiary of the Company grant any license, covenant not to sue, authorization, immunity or other right with respect to patents or patent applications included in the Owned Intellectual Property, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole (“Open Source Consequences”). Except as set forth in Section 3.1(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has distributed any Material Company Software as Open Source Software.

(b)

Except as specified in Section 3.1(29)(b) of the Company Disclosure Letter, all copies of the source code and related documentation for all material Company Owned Software owned by the Company or one of its Subsidiaries (the “Material Company Software”), are securely located at the Company’s premises (or securely stored using cloud storage services). Other than as set forth in Section 3.1(29)(b) of the Company Disclosure Letter, no source code for Material Company Software is (i) subject to an escrow agreement providing for release thereof to a third party under certain conditions, or (ii) has been disclosed to any third party (other than service providers for the purpose of enabling such third parties to provide services to the Company or any of its Subsidiaries). Other than as set forth in Section 3.1(29)(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is bound by any contract or agreement pursuant to which the Company or any of its Subsidiaries is obligated to provide or license to any third party any source code for Material Company Software or to deposit with any escrow agent or other third party any such source code.

(c)

There are no material problems or defects in the Material Company Software or the operation thereof by the Company or its Subsidiaries, including bugs, logic errors or failures of the Material Company Software to operate as described in the related documentation, other than those for which bug fixes, patches or other corrective measures are, or would be reasonably expected to become, available in the Ordinary Course.

(d)

The Company and each of its Subsidiaries have taken reasonable measures designed to prevent the introduction into any Material Company Software owned by the Company or one of its Subsidiaries or any material Business System owned or controlled by the Company or one of its Subsidiaries of any “back door”, “drop dead device”, “time bomb”, “Trojan horse”, “virus”, “worm”, “spyware” “malware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: (i) disrupting, disabling, harming, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file of a user without such user’s consent.

(30)	Litigation.

(a)

There is no Proceeding in effect or ongoing or, to the knowledge of the Company, pending or threatened in writing against or relating to the Company or any of its Subsidiaries, the business of the Company or any of its Subsidiaries or affecting any of their respective current or former properties or assets that, if determined adverse to the interests of the Company or its Subsidiaries, would be, or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole; nor to the knowledge of the Company are there any events or circumstances which could reasonably be expected to give rise to any such Proceeding.

(b)

There is no bankruptcy, liquidation, dissolution, winding-up or other similar Proceeding pending or in progress, or, to the knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries before any Governmental Entity.

(c)

Neither the Company nor any of its Subsidiaries is subject to any outstanding Order which has had or is reasonably likely to have, a Material Adverse Effect or which would prevent or delay the consummation of the Arrangement or any other transaction contemplated by this Agreement.

(d)	As of the date of this Agreement, there are no material Proceedings currently pending by the Company or any of its Subsidiaries or that any of them intends to initiate.

(31)	Environmental Matters.

(a)	The Company and each of its Subsidiaries have complied in all material respects with all Environmental Laws since January 1, 2020.

(b)

None of the Company or any of its Subsidiaries (A) is subject to any material Proceeding or Order under any Environmental Laws, (B) has received any written notice of any alleged material non-compliance in respect of, or any potential material liability under, any Environmental Laws that remains outstanding, or (C) excluding matters which have been fully resolved, has been required by any Governmental Entity to conduct a cessation of activities at, a change of use, a closure, a material environmental rehabilitation or remediation of, any real property.

(c)

To the knowledge of the Company, there are no contaminants present on, at, under or from any of the properties owned or occupied by the Company or any of its Subsidiaries, or any other location, which would reasonably be expected to result in material liability to the Company or any of its Subsidiaries.

(d)

Except pursuant to any customary indemnities in any Lease or Contract, none of the Company or any of its Subsidiaries has agreed by Contract or otherwise (including any order or consent agreement) to (i) indemnify or hold harmless any Person for any material environmental liability or (ii) assume any material environmental liability of any Person.

(32)	Employees.

(a)

Section 3.1(32)(a) of the Company Disclosure Letter contains an anonymized correct and complete list of all Employees as of the date hereof. True and complete copies of all Contracts in relation to the members of Senior Management have been disclosed in the Data Room. To the knowledge of the Company, no member of Senior Management has notified the Company or its Subsidiaries that he or she intends to resign, retire or terminate his or her employment with the Company or any of its Subsidiaries following the Arrangement or as a result of the transactions contemplated by this Agreement or otherwise.

(b)

All amounts due or accrued for all salary, wages, bonuses, incentive compensation, deferred compensation, commissions, vacation with pay, sick days, overtime pay, termination and severance pay, and benefits under Employee Plans and other similar accruals have either been paid or are accrued and accurately reflected in the books and records of the Company and its Subsidiaries with respect to all Employees, as well as all former employees of the Company and its Subsidiaries. All liabilities of the Company or any of its Subsidiaries due or accruing due to Employees of the Company and its Subsidiaries have or shall have been paid or accrued and accurately reflected in the books and records of the Company to the Effective Time, including premium contributions, remittances and assessments for employment/unemployment insurance, Employer Health Tax, Canada Pension Plan, Québec Pension Plan, income Tax and any other employment-related legislation. All amounts due or accrued for all consulting fees, any other forms of compensation or benefits and all liabilities of the Company or any of its Subsidiaries due or accruing due to all current and former independent contractors of the Company or any of its Subsidiaries have either been paid or are accrued and accurately reflected in the books and records of the Company and its Subsidiaries.

(c)

Section (32)(c) of the Company Disclosure Letter contains a list of all members of Senior Management of the Company and its Subsidiaries who have a Contract with the Company or one of its Subsidiaries providing for a contractual length of notice or termination or severance payment required to terminate his or her employment. Except as disclosed in Section (32)(c) of the Company Disclosure Letter, there are no change of control payments, retention payments or severance payments or Contracts with any Employees or former employee or Employee Plans providing for cash or other compensation or benefits (including any increase in amount of compensation or benefit or the acceleration of time of payment or vesting of any compensation or benefit) upon the consummation of, or relating to, the Arrangement or any other transaction contemplated by this Agreement, including a change of control of the Company or of any of its Subsidiaries.

(d)

Since January 1, 2020: (i) the Company and its Subsidiaries have taken reasonable action with respect to each known and credible psychological or sexual workplace harassment or workplace violence allegation and the Company and its Subsidiaries do not reasonably expect any material liability with respect to any such allegations; and (ii) no member of Senior Management, to the knowledge of the Company, has been the subject of, or made any allegation of, any psychological or sexual workplace harassment, workplace violence.

(e)

The Company and its Subsidiaries are in compliance in all material respects with all applicable terms and conditions of employment and with all applicable Laws respecting labour and employment, including pay equity, employment equity, work classification, independent contractor classification, work permits/authorizations, wages, hours of work, employment/unemployment insurance, discrimination, harassment, retaliation, leave of absence, equal opportunity, overtime, meal periods, rest breaks, employment and labour standards, labour relations, privacy, workers compensation, human rights, French language use and occupational health and safety. No material Proceedings with respect to any such Law relating to the Company or any of its Subsidiaries has been initiated since January 1, 2020 or is in progress or pending or, to the knowledge of the Company, threatened.

(f)

There are no material outstanding assessments, penalties, fines, Liens, charges, surcharges, or other amounts due or owing pursuant to any workers’ compensation Laws owing by the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has been assessed or reassessed in any material respect under such legislation since January 1, 2020. No material Proceeding involving the Company or any of its Subsidiaries is currently in progress or pending or, to the knowledge of the Company, threatened, pursuant to any applicable workers’ compensation Laws. There are no accidents or incidents which could materially adversely affect the accident cost experience in respect of the Company or any of its Subsidiaries or workers compensation premiums or other amounts which may be owed under such Laws by the Company or any of its Subsidiaries.

(g)

There are no material charges pending, or since January 1, 2020 pursued, under occupational health and safety Laws (“OHSA”) in respect of the Company or any of its Subsidiaries, and there are no appeals of any Orders under OHSA applicable to the Company or any of its Subsidiaries currently outstanding. The Company and each of its Subsidiaries have complied in all material respects with all Orders issued under OHSA for the past two (2) years and, if required by applicable Laws, have developed and implemented policies and training for Employees, including with respect to harassment, OHSA and accessibility for people with disabilities requirements.

(h)

To the knowledge of the Company, since January 1, 2020, all Employees, former employees, consultants, agents and independent contractors of the Company and its Subsidiaries have been properly classified by the Company and its Subsidiaries as an employee or non-employee for all purposes, including wages, employment standards, payroll Taxes, and participation and benefit accrual under each Employee Plan. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any notice from any Person disputing the Person’s classification as a, consultant, agent or independent contractor.

(33)	Collective Agreements.

(a)

There are no Collective Agreements in force or currently being negotiated with respect to any Employee, and no Employees are represented by any labour union, labour organization or similar organization, whether pursuant to certification, interim certification, voluntary recognition, successor rights or otherwise. Except as disclosed in Section 3.1(33)(a) of the Company Disclosure Letter, within the past three (3) years: (i) no labour union, labour organization or similar organization has applied to be certified as the bargaining agent of any Employees, (ii) no Person has brought an application to have the Company or any of its Subsidiaries declared a common or related employer under applicable Laws, and (iii) there has been no material arbitration Proceeding or material grievance or complaint arising out of, or pursuant to, any Collective Agreement or Laws governing collective bargaining, nor is such a material arbitration Proceeding or material grievance or complaint in progress, pending or, to the knowledge of the Company, threatened.

(b)

There is no labour strike, dispute, lock-out, concerted refusal to work overtime, work slowdown, stoppage, grievance, or similar labour activity or organizing campaign in progress or pending or, to the knowledge of the Company, threatened, involving the Company or any of its Subsidiaries, and no such event has occurred in the past three (3) years. None of the Company or any of its Subsidiaries has, to the knowledge of the Company, engaged in, or received notice of any pending or threatened, complaint pertaining to, any unfair labour practice.

(34)	Employee Plans.

(a)

Section 3.1(34)(a) of the Company Disclosure Letter lists completely and accurately describes all material Employee Plans and sets forth the jurisdiction in which each Employee Plan is maintained (or, in the case of offer letters and equity-based award agreements, the form of offer letter for each jurisdiction and the form of award agreement for each type of award and any individual offer letter or award agreement that materially deviates from the form).

(b)

The Data Room contains complete and accurate copies of all documents embodying each material written Employee Plan (and a written description of each material unwritten Employee Plan) in each case, including (without limitation) all amendments thereto and all related trust documents, as listed in Section 3.1(34)(a) of the Company Disclosure Letter (or, in the case of offer letters and equity-based award agreements, the form of offer letter for each jurisdiction and the form of award agreement for each type of award and any individual offer letter or award agreement that materially deviates from the form), together will all current and historical related documentation, including (i) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (ii) each trust agreement, funding Contract, insurance policy or other group Contract, outsourced “chief investment officer” Contract, investment management Contract, subscription Contract (together with the most recent “know your client” materials, W-8BEN-E, application and addenda), group annuity Contract, letter of credit or other Contract or service provider agreements, (iii) the most recent member booklets, brochures or employee presentation materials (in English and French, where prepared in both languages); (iv) the most recent financial statements (audited, where required by applicable Laws), actuarial valuation reports, cost certificates, and asset statements, (v) all material correspondence to or from any Governmental Entity in the last six (6) years (vi) all material written agreements and contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts, and with respect to Employee Plans maintained in the U.S. (“US Employee Plans”), (vii) all Internal Revenue Service (“IRS”) or Department of Labor (“DOL”) determination, opinion, notification and advisory letters, (viii) the two most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, and (ix) all discrimination tests for the most recent plan year. No changes have occurred or are expected to occur which would affect the information contained in the financial statements, actuarial valuation reports, cost certificates or asset statements required to be provided to Purchaser pursuant to this Section (34)(b).

(c)

Neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will except as expressly provided herein, (i) accelerate vesting, distribution or payment, entitle to payment, increase the amount payable under, result in forgiveness of indebtedness, result in a default under, or result in any other obligation pursuant to, any Employee Plan or any Contract with any Employee, director, officer, consultant, agent, service provider or independent contractor of the Company or any of its Subsidiaries, (ii) accelerate or increase the rights or benefits of any Person under any Employee Plan, (iii) trigger any obligation to fund any Employee Plan. There is no contract, plan or arrangement covering any current or former employee, director or consultant of the Company or any of its Subsidiaries that, individually or collectively, could result in the payment of any amount or provision of any benefit in connection with the transactions contemplated by this Agreement that would not be deductible by the Company or any of its Subsidiaries by reason of Section 280G of the Code.

(d)

Each Employee Plan has been established, registered, and in all material respects, (i) invested, (ii) communicated, (iii) maintained and (iv) administered in accordance with applicable Laws and in accordance with its terms. To the knowledge of the Company, no fact or circumstance exists that could adversely affect the registered status of any Employee Plan.

(e)

All obligations regarding the Employee Plans have been satisfied; there are no outstanding breaches, defaults or violations by any party to any Employee Plan; and no event has occurred and no condition or circumstance exists that has resulted in, or could reasonably be expected to result in, any Employee Plan being ordered, or required to be, terminated or wound up in whole or in part, having its registration under applicable Laws refused or revoked, being placed under the administration of any trustee, receiver or Governmental Entity, or the Company or any of its Subsidiaries being required to pay any Taxes, penalties, payments or levies under applicable Laws that are material in the aggregate.

(f)

All contributions, reserves or premiums required to be collected and remitted, made or paid by the Company or any of its Subsidiaries under the terms of each Employee Plan or by applicable Laws have, in all material respects, been duly made in accordance the terms of such Employee Plan and such applicable Laws.

(g)

Other than as disclosed in Section 3.1(34)(g) of the Company Disclosure Letter or except (i) to the minimum extent required by applicable Canadian employment standards legislation, or (ii) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, none of the Employee Plans provide for post-termination benefits to any individual under any circumstances, and neither the Company nor any of its Subsidiaries has any liability or obligation to provide post-termination or retiree welfare or life benefits to any current or former Employee, director, officer, consultant, agent, service provider or independent contractor of the Company or any of its Subsidiaries, or any spouse or dependent thereof, or has ever represented, promised or contracted in favour of any individual that such individual would be provided with post-termination or retiree health or welfare benefits.

(h)

Other than as disclosed in Section 3.1(34)(h) of the Company Disclosure Letter, there is no Proceeding (excluding claims for benefits incurred in the Ordinary Course) in progress or pending or, to the knowledge of the Company, threatened, relating to any Employee Plan or any fiduciary thereof in that Person’s capacity as a fiduciary of such Employee Plan by any Governmental Entity or other Person, nor has any such Proceeding been initiated within the past six (6) years. There are no audits, inquiries or proceedings pending or, to the Company’s knowledge, threatened by the IRS, DOL or other Governmental Entity with respect to any U.S. Employee Plan.

(i)

Except as disclosed in Section 3.1(34)(i) of the Company Disclosure Letter, no Employee Plan is, is intended to be, or has ever been (i) a “retirement compensation arrangement” or a “registered pension plan”, in each case, within the meaning of subsection 248(1) of the Tax Act; (ii) a pension plan required to be registered under the Pension Benefits Standards Act, 1985 (Canada) or any pension standards legislation of a province of Canada; (iii) an “employee life and health trust” within the meaning of subsection 248(1) of the Tax Act; or (iv) a “health and welfare trust” within the meaning of Canada Revenue Agency Income Tax Folio S2-F1-C1. No Employee Plan is intended to be or has ever been found or alleged by a Governmental Entity to be a “salary deferral arrangement” within the meaning of subsection 248(1) of the Tax Act. Except as disclosed in Section 3.1(34)(i), neither the Company nor any of its Subsidiaries sponsors, maintains or contributes to, or is obligated to contribute to, or has, within the preceding six (6) years, sponsored, maintained or contributed to, an Employee Plan of the kind described in the preceding sentence.

(j)

No Employee Plan maintained, sponsored, contributed to or required to be contributed to by the Company, any of its Subsidiaries, or any of their respective current or former ERISA Affiliates is or in the past six (6) years was (1) a “multiemployer plan” as defined in Section 3(37) of ERISA, (2) a plan described in Section 413 of the Code, (3) a plan subject to Title IV of ERISA, (4) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (5) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. The term “ERISA Affiliate” means any Person that, together with the Company or any of its Subsidiaries, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(k)

With respect to each Employee Plan, as applicable: (i) the Company may take contribution holidays under or withdraw surplus from the Employee Plan, including pursuant to any current and historical trust Contracts binding with respect to such Employee Plan, (ii) the Employee Plan has not received a transfer of assets from or been merged with another trusteed plan or fund, and no such transaction respecting same is pending or contemplated, (iii) the Employee Plan has not been subject to a partial wind-up in respect of which surplus assets relating to the partial wind-up group were not dealt with at the time of partial wind-up, (iv) no surplus assets have been withdrawn, other than proper payments of benefits to eligible beneficiaries, refunds of over-contributions and permitted payments of reasonable expenses incurred by or in respect of the Employee Plan, and (v) no conditions have been imposed by any Person and no undertakings or commitments have been given to any Employee, union or any other Person concerning the use of assets relating to the Employee Plan or any related funding medium.

(l)

All outstanding Incentive Securities have been granted or issued in compliance with the terms of the applicable Incentive Plan and applicable Law, and have been recorded in the Company’s financial statements in accordance with U.S. GAAP.

(m)

Each US Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code either (1) has obtained a currently effective favorable determination notification, advisory and/or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the IRS covering the amendments to the Code effected by the Tax Reform Act of 1986 and all subsequent legislation for which the IRS will currently issue such a letter, and no amendment to such US Employee Plan has been adopted since the date of such letter covering such US Employee Plan that would adversely affect such favorable determination; or (2) still has a remaining period of time in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination.

(n)

Neither the Company nor any of its Subsidiaries is subject to any material liability or penalty under Sections 4971 through 4980H of the Code or Title I of ERISA. Except as would not be material, no “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any U.S. Employee Plan.

(o)

The Company and its Subsidiaries have complied in all material respects with all applicable health care continuation requirements in Section 4980B of the Code and ERISA, and the provisions of the Patient Protection and Affordable Care Act.

(p)

No US Employee Plan has failed, in any material respect, to comply with Section 409A of the Code in a manner that would result in any tax, interest or penalty thereunder. Neither the Company nor any of its Subsidiaries has any liability or obligation to pay or reimburse any taxes, or related penalties or interest, that may be incurred pursuant to Code Section 4999 or Code Section 409A.

(35)	Insurance.

(a)

Each of the Company and its Subsidiaries is insured by reputable third party insurers with reasonable and prudent policies appropriate for the size and nature of the business of the Company and its Subsidiaries and their respective assets, taken as a whole, consistent with industry practice and as required under any Material Contract.

(b)

Each material insurance policy held by the Company or any of its Subsidiaries is in full force and effect in accordance with its terms, and neither the Company nor any of its Subsidiaries is in default in any material respect under the terms of any such policy. There have not been any proposed or threatened termination of, or material premium increase with respect to, any such policies. Neither the Company nor any of its Subsidiaries have received written notice that any material claim pending under any insurance policy of the Company or its Subsidiaries has been denied, rejected or disputed by the applicable insurer, or as to which any insurer has made any reservation of rights or refused to cover all or any material portion of such claims. All material Proceedings covered by any insurance policy of the Company or any of its Subsidiaries have been properly reported to and accepted by the applicable insurer.

(36)	Customers and Suppliers.

(a)

Section 3.1(36)(a) of the Company Disclosure Letter identifies each of the ten largest customers of the Company and its Subsidiaries in the financial year ended December 31, 2021 and, separately, the financial year ended December 31, 2020, and, separately, the six months ended June 30, 2022, in each case based on amounts paid or payable (each, a “Significant Customer”) together with such amounts paid or payable. The relationships of the Company and its Subsidiaries with such Significant Customers are good commercial working relationships and, to the knowledge of the Company, none of the Company or any of its Subsidiaries has any outstanding material dispute with any Significant Customer. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has received written notice from any Significant Customer that such customer shall not continue as a customer of the Company or any of its Subsidiaries, as applicable, or that such customer intends to terminate or modify in any material respect any Contracts with the Company or any of its Subsidiaries in a manner that is materially adverse to the Company or the applicable Subsidiary.

(b)

Section 3.1(36)(b) of the Company Disclosure Letter identifies each of the ten largest suppliers of the Company and its Subsidiaries in the financial year ended December 31, 2021 and, separately, the financial year ended December 31, 2020, and, separately, the six months ended June 30, 2022, in each case based on amounts paid or payable (each, a “Significant Supplier”) together with such amounts paid or payable. The relationships of the Company and its Subsidiaries with such Significant Suppliers are good commercial working relationships and, to the knowledge of the Company, none of the Company or any of its Subsidiaries has any outstanding material dispute with any Significant Supplier. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice from any Significant Supplier that such supplier shall not continue as a supplier of the Company or any of its Subsidiaries, as applicable, or that such supplier intends to terminate or modify in any material respect any Material Contracts with the Company or any of its Subsidiaries in a manner that is materially adverse to the Company or the applicable Subsidiary.

(37)	Products.

(a)

All Company Products have been manufactured in accordance in all material respects with applicable Law and meet all material specifications in all Contracts with customers of the Company and its Subsidiaries relating to the sale of such Company Products.

(b)

For each jurisdiction in which it manufactures, imports, distributes, leases, offers for sale or sells any radio apparatus, interference-causing equipment or radio-sensitive equipment, the Company holds all necessary material Authorizations, and complies with all standards, that are required by applicable Law.

(c)

None of the Company, any of its Subsidiaries, or any of their respective customers have, since January 1, 2020, instituted a product recall of any Company product or service or received a written notice from any Governmental Entity that a product recall related to any Company product or service is necessary (whether for any safety issue, quality issue or otherwise). To the knowledge of the Company, no circumstance or condition exists (that with or without notice or lapse of time, or both) that will, or would reasonably be expected to, require or result in a product recall of any Company product.

(38)	Inventories.

(a)

The inventories of the Company and its Subsidiaries, whether or not reflected in the consolidated balance sheet of the Company, are of such quality and quantity as to be, in all material respects, usable and saleable by the Company and its Subsidiaries in the Ordinary Course and fit for the purpose for which they were manufactured or procured.

(39)	Tax Matters.

(a)

The Company and each of its Subsidiaries has duly and timely filed with the appropriate Governmental Entity all income and other material Tax Returns required by Law to be filed by it prior to the date hereof and all such Tax Returns are complete and correct in all material respects.

(b)

The Company and each of its Subsidiaries has paid as required by Law on a timely basis all material Taxes due and payable by it, including instalments on account of Taxes for the current year, whether or not shown as being due on any Tax Returns or assessed by the appropriate Governmental Entity, other than those which are being contested in good faith by appropriate Proceedings and in respect of which adequate reserves have been provided in the most recently published consolidated financial statements of the Company. The Company and its Subsidiaries have provided adequate accruals in accordance with their books and records and in the most recently published consolidated financial statements of the Company for any Taxes of the Company and each of its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns. Since such publication date, no liability in respect of material Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the Ordinary Course. The Company and each of its Subsidiaries has not received a refund of Taxes to which it was not entitled.

(c)

No claims, suits, audits, assessments, reassessments, deficiencies, litigation, proposed adjustments or matters in controversy exist or have been asserted or threatened with respect to material Taxes of the Company or any of its Subsidiaries and none of the Company or any of its Subsidiaries is a party to any Proceeding for assessment or collection of material Taxes and no such event has been asserted or threatened against the Company or any of its Subsidiaries or any of their respective assets.

(d)

Except as set forth in Section 3.1(39)(d) of the Company Disclosure Letter, the Company and each of its Subsidiaries has never been subject to income taxation in a jurisdiction outside of its country of organization, on the basis of residency, carrying on business, having a permanent establishment or otherwise. No claim has been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax by that jurisdiction.

(e)	There are no Liens (other than Permitted Liens) with respect to Taxes upon any of the assets of the Company or any of its Subsidiaries.

(f)

The Company and each of its Subsidiaries has withheld or collected all amounts required by Law to be withheld or collected by it on account of Taxes (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the benefit of any Person and all amounts on account of any sales, use or transfer Taxes, including goods and services, harmonized sales, provincial and territorial Taxes and state and local Taxes, required by Law to be collected by them) and has remitted all such amounts to the appropriate Governmental Entity when required by Law to do so.

(g)

None of the Company or any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person, within the past two (2) years in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h)

None of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any: (i) change in or improper use of method of accounting made prior to the Effective Date; (ii) closing agreement as described in Section 7121 (or any corresponding or similar provision of state, local or non-U.S. Law) executed prior to the Effective Date, (iii) installment sale or open transaction disposition made on or prior to the Effective Date, or (iv) prepaid amount received on or prior to the Effective Date.

(i)

None of the Company or any of its Subsidiaries is bound by, is party to, or has any obligation under any Tax sharing, allocation, indemnification or similar agreement with respect to Taxes that could give rise to a payment or indemnification obligation (other than agreements entered into in the ordinary course of business, the primary purpose of which does not relate to taxes, and other than agreements among the Company and its Subsidiaries) nor does the Company or any of its Subsidiaries owe any amount under any such agreement.

(j)

None of the Company or any of its Subsidiaries: (i) has any liability for the Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law) as a transferee or successor, by operation of Law or otherwise, (ii) has incurred a dual consolidated loss within the meaning of Section 1503 of the Code, or (iii) has been a party to any joint venture, partnership or other arrangement that is reasonably likely to be treated as a partnership for Tax purposes. None of the Company or any of its Subsidiaries has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Law) filing a consolidated or combined Tax Return (other than a group of which the Company or one of its Subsidiaries is or was the common parent).

(k)

None of the Company or any of its Subsidiaries has participated or is currently participating in, a “Listed Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding provision of state, local, or non-U.S. Law.

(l)

The Company and its Subsidiaries are in compliance with all applicable transfer pricing Laws, including the timely execution and maintenance of contemporaneous documentation substantiating the transfer pricing practice and methodology. The prices for any property or services (or for the use of any property) provided by or to the Company and its Subsidiaries are arm’s-length prices for purposes of the relevant transfer pricing Laws.

(m)

There are no circumstances existing which could result in the application of Section 78 or Sections 80 to 80.04 of the Tax Act, or any equivalent provision under provincial Law, to the Company or any of its Subsidiaries.

(n)

There are no outstanding agreements, arrangements, waivers or objections extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of Taxes of or the payment or remittance of material Taxes by, the Company or any of its Subsidiaries.

(o)	The Shares are not “taxable Canadian property” within the meaning of the Tax Act.

(p)

The Company and its Subsidiaries have (i) duly and timely completed and filed all COVID-19 Subsidies Returns required under applicable Law to be filed by them, or that they elected to file, and all such returns are complete, correct and accurate in all material respects, (ii) not claimed COVID-19 Subsidies to which they were not entitled, and (iii) not deferred any payroll Tax obligations as permitted under applicable COVID-19 related measures enacted, promulgated or offered as an administrative relief by any Governmental Entity.

(40)	Non-Arm’s Length Transactions.

Except as set forth in Section 3.1(40) of the Company Disclosure Letter and except for Contracts made solely among the Company and its Subsidiaries in the Ordinary Course, there are no Material Contracts between the Company or its Subsidiary and any Person with whom the Company or its Subsidiary is not dealing, as of the date of this Agreement, at Arm’s Length, other than Contracts entered into in the Ordinary Course on terms not materially less favourable to the Company or its Subsidiary than are available from an Arm’s Length party.

(41)	Anti-Bribery Laws.

(a)

In the past five (5) years, each of the Company, its Subsidiaries, and their respective directors and officers, and, to the knowledge of the Company, the Employees and Representatives of the Company and its Subsidiaries, to the extent acting on behalf of the Company or any of its Subsidiaries, are, and at all times have been, in compliance with all applicable Laws related to anti-bribery and anti-corruption of each jurisdiction in which the Company and its Subsidiaries operates or have operated, including but not limited to, the Corruption of Foreign Public Officials Act (Canada), the Criminal

Code (Canada) if applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended, (collectively, “Anti-Bribery Laws”). In the past five (5) years, none of the Company nor any of its Subsidiaries, nor any of their respective directors and officers, nor, to the knowledge of the Company, any of their respective Employees or Representatives, to the extent acting on behalf of the Company or any of its Subsidiaries, have directly or indirectly, (i) offered, promised, made or authorized, or agreed to offer, promise, make or authorize, any contribution, expense, payment or gift of funds, property or anything else of value to or for the use or benefit of any Government Official for the purpose of securing action or inaction or a decision of a Governmental Entity or a Government Official, influence over such action, inaction or decision, or obtaining any improper advantage, or (ii) taken any action which is or would be otherwise inconsistent with or prohibited by the Anti-Bribery Laws. Each of the Company and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with Anti-Bribery Laws. In the past six (6) years, there has been no suit, action, allegation, voluntary disclosure, investigation (including any internal investigation), inquiry, litigation or Proceeding by or before any Governmental Entity or any arbitrator involving Company or any of its Subsidiaries with respect to the Anti-Bribery Laws and, to the knowledge of the Company, there are no circumstances likely to lead or give rise to any such suit, action, voluntary disclosure, investigation, inquiry, litigation or Proceeding.

(b)

In the past five (5) years, the Company and its Subsidiaries (i) have maintained their books and records in a manner that, in reasonable detail, accurately and fairly reflects the transactions and disposition of their assets, and (ii) have maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (A) transactions are executed and access to assets is given only in accordance with management’s authorization, (B) transactions are recorded as necessary to permit preparation of periodic financial statements and to maintain accountability of corporate assets, and (C) recorded assets are compared with existing assets at reasonable intervals and appropriate action is taken with respect to any discrepancies between recorded and actual assets.

(42)	FCC.

(a)

Section 3.1(42)(a) of the Company Disclosure Schedule contains a true and complete list of all FCC Licenses, including but not limited to any operating licenses related to any FCC regulated services provided by the Company and each of its Subsidiaries.

(b)

Except as set forth in Section 3.1(42)(b) of the Company Disclosure Letter, the Company and its Subsidiaries have operated in compliance with the Communications Act and the FCC Licenses and FCC Equipment Authorization in all material respects, and the Company and its Subsidiaries have timely filed all registrations and reports required to have been filed with the FCC and have paid all applicable FCC regulatory fees due in respect to each FCC License, FCC Equipment Authorization, and service it provides except in each case where such noncompliance, failure to file, or nonpayment of fees would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company, nor any of its Subsidiaries, has entered into a tolling agreement or otherwise waived any statute of limitations during which the FCC may assess any fine or forfeiture or take any other action or agreed to any extension of time with respect to any FCC investigation or proceeding.

(43)	Radio and Telecommunications Apparatus and Equipment.

(a)

With respect to any telecommunications apparatus, radio apparatus, interference-causing equipment or radio-sensitive equipment manufactured, imported, distributed, leased, offered for sale or sold by the Company, the Company and its Subsidiaries have operated in compliance with the Telecommunications Act, the Radiocommunication Act and all related regulations, standards, specifications and procedures since January 1, 2020, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have filed all registrations and reports required to have been filed with ISED and have paid all applicable ISED fees due in respect of each such apparatus or piece of equipment.

(b)	Neither the Company nor any of its Subsidiaries has received any material interference-related complaints respecting any of the apparatus or equipment described in Section 3.1(43)(a).

(44)	Telecommunications Act Compliance.

(a)

Section 3.1(44)(a) of the Company Disclosure Letter contains a true and complete list of all CRTC licenses and registrations held by the Company and each of its Subsidiaries, including but not limited to any operating licenses or registrations related to the provision of telecommunications services in Canada. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the listed CRTC licenses and registrations comprise all CRTC licenses and registrations that the Company and each of its Subsidiaries is required to hold pursuant to the Telecommunications Act and applicable CRTC decisions.

(b)

Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have operated in compliance with the Telecommunications Act, the CRTC licenses and registrations, and any applicable CRTC decisions in all material respects. Since January 1, 2020, the Company and its Subsidiaries have filed all registrations and reports required to have been filed with the CRTC and have paid all applicable CRTC regulatory fees due in respect to each CRTC license and registration, and with respect to each telecommunications service it provides.

(45)	Trade Controls Compliance.

Each of the Company and its Subsidiaries, and their respective directors and officers, and to the knowledge of the Company, the Employees and Representatives of the Company and its Subsidiaries acting on behalf of the Company and its Subsidiaries, are, and for the past five (5) years have been, in material compliance with, to the extent applicable: (a) the Export and Import Permits Act (Canada), the Defence Production Act (Canada), U.S. Export Administration Regulations (15 C.F.R. § 730 et seq.), and the U.S. International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.); (b) the Customs Act (Canada) and Laws administered by U.S. Customs and Border Protection; (c) the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Justice for Victims of Corrupt Foreign Officials Act, the Freezing Assets of Corrupt Foreign Officials Act, the Foreign Extraterritorial Measures Act (Canada), and sanctions Laws administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) codified at 31 C.F.R. Part 500 et. seq., and the U.S. Department of State; and (d) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), U.S. Executive Order No. 13224 on Terrorist Financing (collectively, “Trade Control Laws”). The Company, its Subsidiaries, and their respective directors and officers, and, to the knowledge of the Company, the Employees and Representatives of the Company and its Subsidiaries, to the extent acting on behalf of the Company or any of its Subsidiaries, are not controlled by or acting on behalf of any Person that is the target of any trade or economic sanctions administered or enforced by the United States, Canada (including Global Affairs Canada and the Royal Canadian Mounted Police or other relevant Canadian sanctions authority), the European Union, Her Majesty’s Treasury, or the United Nations Security Council (collectively, “Sanctions”), nor is the Company or any of its Subsidiaries located, organized or resident in a jurisdiction that is the target of comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine (“Embargoed Jurisdictions”)). Each of the Company and its Subsidiaries have instituted and maintain policies and procedures designed to promote compliance with Trade Control Laws. In the past five (5) years, there has been no suit, action, voluntary disclosure, investigation, inquiry, allegation, notice, litigation or Proceeding by or before any Governmental Entity involving each of the Company or any of its Subsidiaries with respect to Trade Control Laws.

(46)	Money Laundering.

The operations of the Company and each of its Subsidiaries are and have been conducted at all times in compliance in all material respects, to the extent applicable, with financial recordkeeping and reporting requirements under anti-money laundering or similar Laws (“Money Laundering Laws”). Since January 1, 2020, neither the Company nor any of its Subsidiaries has received any notice alleging that the Company, any of its Subsidiaries or any of their respective Representatives has violated any Money Laundering Laws, and, to the knowledge of the Company, no condition or circumstances exist (including any ongoing Proceedings) that would form the basis of any such allegations.

(47)	Data Protection Laws.

(a)

Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries is in compliance (and, since January 1, 2020, has complied) with the requirements of all applicable Data Security and Privacy Requirements.

(b)	Except would not reasonably be expected to have a Material Adverse Effect:

(i)

there are no current or unresolved requests for access to Personal Information by an individual that are outstanding for more than thirty (30) calendar days, unless otherwise exempted or a longer time is permitted under any Data Security and Privacy Requirements, nor, to the knowledge of the Company, is the Company or any of its Subsidiaries the subject of a complaint, audit, review, investigation or inquiry or similar Proceeding by a Governmental Entity, or a complaint or inquiry by an individual, made under any Data Security and Privacy Requirement; and

(ii)

neither the Company nor any of its Subsidiaries has, since January 1 2020, been charged with or convicted of an offence or claim for non-compliance with or breach of any Data Security and Privacy Requirements nor has the Company or any of its Subsidiaries been fined or otherwise sentenced for non-compliance with or breach of any Data Security and Privacy Requirements nor has the Company or any of its Subsidiaries settled any prosecution short of conviction for non-compliance with or breach of any Data Security and Privacy Requirements.

(c)

The Company and each of its Subsidiaries (i) have the Privacy Policies required by applicable Data Security and Privacy Requirements and are in compliance with such Privacy Policies in all material respects and (ii) have posted the Privacy Policies as required by applicable Data Security and Privacy Requirements in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)

The Company and its Subsidiaries have established and implemented a reasonable information security program, including policies, programs, procedures and training that are in compliance with applicable Data Security and Privacy Requirements (except for non-compliance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), including reasonable administrative, technical and physical safeguards, designed to protect the confidentiality, integrity and security of Personal Information in their possession, custody or control against Data Breaches, unauthorized access, use, modification, disclosure or other misuse.

(e)

The Company and its Subsidiaries conduct adequate due diligence and require all third parties that Process Personal Information on behalf of Company and its Subsidiaries (“Processors”) to (a) only Process the Personal Information for purposes of providing services to Company; (b) establish and implement policies, programs and procedures to protect the confidentiality, integrity and security of Personal Information in their possession, custody or control against Data Breaches, unauthorized access, use, modification, disclosure or other misuse; and (c) to comply in all material respects with applicable Data Security and Privacy Requirements, in each case, as required to comply with applicable Data Security and Privacy Requirements, except for non-compliance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)

Neither the Company nor its Subsidiaries have collected or received any Personal Information online from children under the age of sixteen (16) without verifiable consent of a parent or legal guardian, or directed any of their websites or applications to children under the age of sixteen (16) through which such Personal Information could be obtained, in each case, in a manner that fails to comply with the applicable Data Security and Privacy Requirements, except for non-compliance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g)

Neither the Company nor any of its Subsidiaries sells, rents or otherwise makes available any Personal Information to any Person in a manner that fails to comply with the applicable Data Security and Privacy Requirements, except for non-compliance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have obtained all written agreements required by applicable Data Security and Privacy Requirements from all third parties to whom it has provided, transferred, disclosed or made available any Personal Information, except for non-compliance with such Data Security and Privacy Requirements which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(h)

Except as disclosed in Section 3.1(47)(h) of the Company Disclosure Letter, since January 1, 2021, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any Processor of the Company or its Subsidiaries (in respect of Company Data), has experienced any material Data Breach or any material loss, or unauthorized access, disclosure, use or breach of security safeguards of any Personal Information in the Company’s or any such Subsidiary’s or such Processor’s possession, custody or control. With respect to any Data Breach disclosed in Section 3.1(45)(i), the Company and its Subsidiaries have remediated said Data Breach in all material respects and provided all notifications to individuals and Governmental Entities required by Data Security and Privacy Requirements.

(i)

In addition to the foregoing, in relation to the collection, accepting, processing, storage or transmission of any credit cards, passwords, CVV data, or other related data by the Company or any of its Subsidiaries, the Company or the applicable Subsidiary have implemented data protection procedures, processes and systems that together meet or exceed all applicable Data Security and Privacy Requirements, including binding and applicable standards and guidelines established by the Payment Card Industry Standards Council (including the Payment Card Industry Data Security Standard), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(48)	Anti-Spam.

Except as disclosed in Section 3.1(48) of the Company Disclosure Letter, or as otherwise not reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries: (i) is in compliance with applicable Anti-Spam Laws, (ii) has a valid express consent, that complies, in all material respects, with the consent requirements under applicable Anti-Spam Laws, to install or cause to be installed any computer program on another person’s computer system (including cookies, pixels, and similar tools), and (iii) has an express or implied consent that complies with the consent requirements under applicable Anti-Spam Laws, or is otherwise permitted under applicable Anti-Spam Laws, to send Commercial Electronic Messages to each Electronic Address in its marketing and advertising database, including to customers, prior customers, prospective customers, end users of Company Platforms and other third party contactors, in the manner it does in the conduct of its business as currently conducted.

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SCHEDULE D

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE PARENT

(1)	Organization and Qualification.

Each of the Purchaser and the Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(2)	Corporate Authorization.

Each of the Purchaser and the Parent has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance by each of the Purchaser and the Parent of its obligations under this Agreement and the consummation of the Arrangement and other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of the Purchaser and the Parent and no other corporate proceedings on the part of the Purchaser or the Parent are necessary to authorize this Agreement or the consummation of the Arrangement and other transactions contemplated hereby.

(3)	Execution and Binding Obligation.

This Agreement has been duly executed and delivered by each of the Purchaser and the Parent, and constitutes a legal, valid and binding agreement of each of the Purchaser and the Parent enforceable against each of the Purchaser and the Parent in accordance with its terms subject only to (a) any limitation on enforcement under Laws relating to bankruptcy, winding-up, insolvency, reorganization, arrangement or other Law affecting the enforcement of creditors’ rights generally, and (b) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(4)	Governmental Authorization.

The execution, delivery and performance by each of the Purchaser and the Parent of this Agreement and the consummation by each of the Purchaser and the Parent of the Arrangement and the transactions contemplated hereby do not require any Authorization or other action by or in respect of, or filing with or notification to, any Governmental Entity by the Purchaser or the Parent other than (a) the Regulatory Approvals, (b) the Interim Order and the Final Order, (c) filings with the Director under the CBCA, (d) the filing of the Articles of Arrangement, (e) customary filings with the Securities Authorities and the Exchange and (f) any Authorizations which, if not obtained, or any other actions by or in respect of, or filings with, or notifications to, any Governmental Entity which, if not taken or made, would not be reasonably expected to, individually or in the aggregate, materially delay, impede or prevent the ability of the Purchaser or the Parent to consummate the Arrangement and the transactions contemplated hereby.

(5)	No Conflict/ Non-Contravention.

The execution and delivery of this Agreement by each of the Purchaser and the Parent, and performance of its obligations hereunder and the consummation by each of the Purchaser and the Parent of the Arrangement and the other transactions contemplated hereby do not and will not:

(a)	contravene, conflict with, or result in any violation or breach of the Constating Documents of the Purchaser or the Parent; or

(b)

assuming satisfaction of, or compliance with, the matters referred to in Paragraph (4) above, contravene, conflict with or result in a violation or breach of Law; except as would not, individually or in the aggregate, materially delay, impede or prevent the ability of the Purchaser or the Parent to consummate the Arrangement and the transactions contemplated hereby.

(6)	Litigation.

There are no material Proceedings in progress or pending or, to the knowledge of the Purchaser or the Parent, threatened, against the Purchaser or the Parent, nor is the Purchaser or the Parent subject to any outstanding Order in any case that is reasonably likely to prevent or materially delay consummation of the Arrangement or the other transactions contemplated by this Agreement.

(7)	Financing.

(a)

The Parent has delivered to the Company a true, complete and fully executed copy of a commitment letter, dated as of the date hereof (including all related exhibits, schedules, annexes, supplements and term sheets thereto, and including the related fee letters (other than a fee letter that (i) relates solely to a “best efforts” financing and not to the facilities committed pursuant to such commitment letter and (ii) does not impact the conditionality or availability of the Committed Debt Financing in any respect) which may be subject to Permitted Redactions, as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time after the date hereof in compliance with the express terms of Section 4.9, the “Debt Commitment Letter”), from JPMorgan Chase Bank, N.A. pursuant to which it has committed to provide the Parent or its affiliates with debt financing (including pursuant to any amendment, restatement, amendment and restatement, supplement or other modification of the Debt Commitment Letter in compliance with Section 4.9, the “Committed Debt Financing”), the availability of which is subject only to the conditions expressly set forth therein, in connection with the transactions contemplated by this Agreement in an aggregate principal amount no less than the Required Amount.

(b)

As of the date of this Agreement, (i) the Debt Commitment Letter has not been amended or modified, (ii) no such amendment or modification is contemplated other than to appoint additional arrangers pursuant to the express terms of the Debt Commitment Letter as in effect on the date hereof, and (iii) the respective commitments contained in the Debt Commitment Letter have not been withdrawn, terminated, reduced or rescinded in any respect. Except for any fee letter referred to above (a true, complete and accurate executed copy of which has been provided to the Company, with only Permitted Redactions), customary engagement letters and fee credit letters with respect to the Committed Debt Financing, fee letters that relate solely to any “best efforts” take-out financing (and not to the financing committed pursuant to the Debt Commitment Letter) and do not impact the conditionality or availability of the Committed Debt Financing in any respect and customary non-disclosure agreements (none of which (and none of the redacted terms in respect of which) (i) reduces the amount of Committed Debt Financing below the amount required to satisfy the Required Amount, (ii) imposes any new condition or otherwise adversely amends, modifies or expands any conditions precedent to the Committed Debt Financing or (iii) materially affects, delays or impedes the availability or enforceability of the Committed Debt Financing), there are no side letters or other contracts or arrangements to which the Parent or any of its affiliates is a party related to the funding of the Financing, other than as expressly contained in the Debt Commitment Letter delivered to the Company on or prior to the date of this Agreement. The Parent has fully paid, or caused to be paid, any and all commitment fees or other fees in connection with the Debt Commitment Letter that are payable on or prior to the date hereof and will pay, or cause to be paid, in full any such amounts due at or prior to the Effective Time as and when payable in accordance with the Debt Commitment Letter.

(c)

As of the date hereof, the Debt Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid, binding and enforceable obligation of Parent, and to the knowledge of the Parent and the Purchaser, the other parties thereto (in each case subject only to any limitation on enforcement under Law relating to (A) bankruptcy, winding-up, insolvency, arrangement, reorganization or other Law of general application affecting the enforcement of creditors’ rights and (B) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction).

(d)

There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full proceeds of the Committed Debt Financing pursuant to any agreement relating to the Committed Debt Financing to which the Purchaser or any of its affiliates is a party, other than as expressly set forth in the Debt Commitment Letter. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default of any term under the Debt Commitment Letter by the Parent or any of its affiliates or, to the knowledge of the Parent, any other party thereto. As of the date hereof, assuming the satisfaction of the conditions in Section 6.1 and Section 6.2 and subject to the Company’s compliance with this Agreement, neither Parent nor the Purchaser has any reason to believe that any of the conditions to the Committed Debt Financing will not be satisfied on a timely basis or that the full amount of the Committed Debt Financing will not be available to or on behalf of the Purchaser at the Effective Time, except where sufficient proceeds of other Covered Financings will be available at the Closing (on conditions that are no less favourable to the Purchaser taken as a whole, and that do not in any event impose any new or additional conditions to funding that are more onerous or extensive in any respect, than those set forth in the Debt Commitment Letter) to fund the Required Amount. Subject to the satisfaction of the conditions in Section 6.1 and Section 6.2 and subject to the Company’s compliance with this Agreement and assuming the Committed Debt Financing is funded in accordance with the Debt Commitment Letter, the net proceeds from the Committed Debt Financing will, in the aggregate, be sufficient to enable the Purchaser to pay, or cause to be paid, the Required Amount.

(e)

Purchaser affirms that it is not a condition to the Closing or any of its other obligations under this Agreement that Purchaser obtain the Committed Debt Financing or any other financing for or related to any of the transactions contemplated hereby.

(8)	Security Ownership.

As of the date hereof, neither the Purchaser nor the Parent beneficially owns, or exercises control or direction over, any securities of the Company.

(9)	Canadian Matters.

The Purchaser represents and warrants that, the Purchaser is a “trade agreement investor” and is not a “state-owned enterprise” within the meaning of the Investment Canada Act.

(10)	Ownership of the Purchaser.

The Parent is, directly or indirectly, the registered and beneficial owner of all of the outstanding securities of the Purchaser.

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SCHEDULE E

KEY REGULATORY APPROVALS

Competition Act Approval

HSR Clearance

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E-1

SCHEDULE F

FORM OF D&O SUPPORT AND VOTING AGREEMENT

See attached.

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F-1